    As filed with the Securities and Exchange Commission on November 2, 1998
                                                      Registration No. 333-63271


================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    SECURITY OF PENNSYLVANIA FINANCIAL CORP.
      (NAME OF SMALL BUSINESS ISSUER IN ITS CERTIFICATE OF INCORPORATION)

                    DELAWARE                                     6036                         BEING APPLIED FOR
(State or Other Jurisdiction of Incorporation or     (Primary Standard Industrial    (IRS Employer Identification No.)
                 Organization)                        Classification Code Number)

                                                                   SECURITY SAVINGS ASSOCIATION OF HAZLETON
                    31 W. BROAD STREET                                        31 W. BROAD STREET
               HAZLETON, PENNSYLVANIA 18201                              HAZLETON, PENNSYLVANIA 18201
                      (717) 454-0824                                            (717) 454-0824
(Address and Telephone Number of Principal Executive Offices) (Address of Principal Place of Business or Intended
                                                                          Principal Place of Business)

                               RICHARD C. LAUBACH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    SECURITY SAVINGS ASSOCIATION OF HAZLETON
                               31 W. BROAD STREET
                          HAZLETON, PENNSYLVANIA 18201
                                 (717) 454-0824
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                          DOUGLAS P. FAUCETTE, ESQUIRE
                           THOMAS J. HAGGERTY, ESQUIRE
                             SCOTT A. BROWN, ESQUIRE
                           MULDOON, MURPHY & FAUCETTE
                           5101 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20016
                                 (202) 362-0840

         APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

                         CALCULATION OF REGISTRATION FEE


=========================================================================================================================
    Title of each Class of            Amount to         Proposed Maximum         Proposed Maximum           Amount of
  Securities to be Registered       be Registered        Offering Price         Aggregate Offering      Registration Fee
                                                            Per Unit                 Price (1)
-------------------------------  ------------------- ----------------------  -------------------------  -----------------
         Common Stock                 1,944,075
        $.01 par Value                Shares(2)              $10.00                 $19,440,750                (3)
=========================================================================================================================


(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Includes shares to be issued to Security Savings Charitable Foundation, a privately-formed charitable foundation.

(3) The Registration fee of $5,736 was previously paid upon the initial filing of the Form SB-2 on September 11, 1998.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

[To be used in connection with the Syndicated Community Offering only]

SYNDICATED PROSPECTUS SUPPLEMENT


                    SECURITY OF PENNSYLVANIA FINANCIAL CORP.
                          (PROPOSED HOLDING COMPANY FOR
                    SECURITY SAVINGS ASSOCIATION OF HAZLETON)

                        __________ SHARES OF COMMON STOCK


        Security of Pennsylvania Financial Corp. (the "Company"), a Delaware corporation, is offering for sale in a syndicated community offering (the "Syndicated Community Offering") __________ shares, at a per share price of $10.00, of its common stock, par value $.01 per share (the "Common Stock"), to be sold upon the conversion (the "Conversion") of Security Savings Association of Hazleton, Hazleton, Pennsylvania (the "Association") from a mutual to a stock association and the issuance of the Association's outstanding capital stock to the Company pursuant to a plan of conversion, as amended (the "Plan of Conversion"). The remaining __________ shares of the Common Stock to be sold in the Conversion have been subscribed for in subscription and community offerings (the "Subscription and Community Offerings") by holders of deposit accounts with the Association with a balance of $50 or more as of March 31, 1997, by the Security Savings Association of Hazleton Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust (the "ESOP"), by holders of deposit accounts with the Association with a balance of $50 or more as of ______________, 1998, by certain other account holders and borrowers of the Association and, then, by certain members of the general public. See "The Conversion - General." Contained herein is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares sold in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings (the "Purchase Price"). The Purchase Price of $10.00 per share is the amount to be paid for each share at the time a purchase order is submitted. See the cover page of the Prospectus and the table below for information as to the method by which the range within which the number of shares offered may vary and the method of subscribing for shares of the Common Stock.

        Funds submitted to the Association with purchase orders will earn interest at the Association's passbook rate of interest from the date of receipt until completion or termination of the Conversion. The Syndicated Community Offering will expire no later than _______________, 199_, unless extended by the Association and the Company with the approval of the Office of Thrift Supervision. Such extensions may not go beyond _______________, 199_. If an extension of time has been granted, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Association of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Association and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which may purchase up to 10% of the total number of shares of Common Stock issued in the Conversion, no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering or Syndicated Community Offering more than the total number of shares offered that could be purchased for $150,000 at the Purchase Price; provided however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of $150,000 of the shares offered. See "The Conversion - Subscription Offering and Subscription Rights," "- Syndicated Community Offering" and "-Limitations on Common Stock Purchases." The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.


        The Company and the Association have engaged Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") as financial advisors to assist them in the sale of the Common Stock in the Syndicated Community Offering. It is anticipated that Sandler O'Neill will use the services of other registered broker-dealers ("Selected Dealers") and that fees to Sandler O'Neill and such Selected Dealers will not exceed 2% of the aggregate Purchase Price of the shares sold in the Syndicated Community Offering. Neither Sandler O'Neill nor any Selected Dealer shall have any obligation to take or purchase any shares of Common Stock in the Syndicated Community Offering.

        The Company has applied to have its Common Stock listed on the American Stock Exchange ("AMEX") under the symbol " ." Prior to this offering, there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS" ON PAGES __ TO __ OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE PENNSYLVANIA DEPARTMENT OF BANKING OR ANY OTHER STATE OR FEDERAL AGENCY, NOR HAS SUCH OFFICE OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE SHARES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY NOR ARE THEY INSURED OR GUARANTEED BY THE ASSOCIATION OR THE COMPANY. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED.

                                                                                   MINIMUM          MAXIMUM
                                                                                   971,550         1,314,450
                                                                 PER SHARE         SHARES            SHARES
                                                               -------------     -----------     --------------
Public offering price....................................         $10.00          $9,715,500      $13,144,500
Estimated underwriting commissions
      and other expenses.................................                            733,500          796,400
Estimated proceeds to Company............................                         $8,982,000      $12,348,100



                        SANDLER O'NEILL & PARTNERS, L.P.

                        ---------------------------------


        The date of this Prospectus Supplement is _______________, 1998.

Prospectus Subject to Completion

                    SECURITY OF PENNSYLVANIA FINANCIAL CORP.
                         (Proposed Holding Company for
                   Security Savings Association of Hazleton)


                     UP TO 1,314,450 SHARES OF COMMON STOCK


         This offering is made as part of the plan of conversion of Security Savings Association of Hazleton, Hazleton, Pennsylvania, from a mutual to a stock association. In this conversion, the Association will become a wholly-owned subsidiary of Security of Pennsylvania Financial Corp., a Delaware corporation. No shares will be sold if the minimum number of shares are not subscribed for or if the necessary approvals from the banking regulatory authorities and the members of the Association are not received.

         There is currently no public market for the common stock. The Company has applied for the common stock to be listed on the American Stock Exchange, under the symbol "_____", upon completion of the conversion.

         Investing in the common stock involves certain risks. See "Risk Factors" beginning on page __.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE PENNSYLVANIA DEPARTMENT OF BANKING OR ANY OTHER FEDERAL AGENCY, NOR HAS SUCH OFFICE OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THE SHARES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY NOR ARE THEY INSURED OR GUARANTEED BY THE ASSOCIATION OR THE COMPANY. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED.


                                                                                           MINIMUM              MAXIMUM
                                                                                           971,550             1,314,450
                                                                       PER SHARE           SHARES               SHARES
                                                                      -----------         ---------           -----------
                 Public offering price . . . . . . . . . . . .              $10.00        $9,715,500          $13,144,500
                 Estimated underwriting commissions
                        and other expenses   . . . . . . . . .                            $  733,500              796,400
                 Estimated proceeds to Company . . . . . . . .                            $8,982,000          $12,348,100



         The maximum number of shares to be sold may be increased up to the adjusted maximum of 1,511,617 shares, a 15% increase above the maximum, if the aggregate estimated pro forma market value of the common stock to be sold is increased.


         The shares are being offered in a Subscription Offering to persons who have specified priorities of subscription rights based on their relationship with the Association. IN ORDER TO PURCHASE SHARES PURSUANT TO A SUBSCRIPTION RIGHT, YOU MUST SUBMIT A PROPERLY COMPLETED SUBSCRIPTION ORDER FORM AND CERTIFICATION, TOGETHER WITH PAYMENT FOR THE SHARES, TO THE ASSOCIATION PRIOR TO THE EXPIRATION DATE, ____________, EASTERN TIME, ON _______________, 1998,
UNLESS EXTENDED.

         To the extent sufficient shares to complete the conversion are not sold in the Subscription Offering, the remaining shares will be offered for sale in a Community Offering and, if necessary, a Syndicated Community Offering or other offering. The Community Offering may be commenced prior to completion of the Subscription Offering.

         Sandler O'Neill & Partners, L.P. has agreed to assist the Company in selling the shares, but does not guarantee that at least the minimum number of shares will be sold.

                     --------------------------------------
                        SANDLER O'NEILL & PARTNERS, L.P.
                     --------------------------------------

              The date of this Prospectus is _____________, 1998.

                              INSERT MAP PAGE HERE

                                    SUMMARY

         This summary highlights selected information from this document and does not contain all the information that you need to know before making an informed investment decision. To understand the stock offering fully, you should read carefully this entire Prospectus, including the financial statements and the notes to the financial statements of Security Savings Association of Hazleton included elsewhere herein. References in this document to the "Association" refer to Security Savings Association of Hazleton. References in this document to the "Company" refer to Security of Pennsylvania Financial Corp.


SECURITY OF PENNSYLVANIA
  FINANCIAL CORP. . . . . . . .       The Company was recently organized to become a savings and loan holding company and own all of the capital stock of the Association to be issued upon its conversion from mutual to stock form.  To date, the Company has not engaged in any business.

                                      The Company's office is located at 31 W. Broad Street, Hazleton, Pennsylvania and its
                                      telephone number is (717) 454-0824.  The Association's executive office has the same address and phone number.

SECURITY SAVINGS ASSOCIATION
  OF HAZLETON . . . . . . . . .       The Association is a Pennsylvania mutual savings and loan association.  At June 30, 1998, the
                                      Association had total assets of $112.0 million, total deposits of $102.6 million and total equity of $9.2 million.

                                      The Association operates four banking offices in Luzerne and Carbon counties in Northeast
                                      Pennsylvania.  The Association historically has operated as a community-oriented banking institution offering primarily one- to four-family residential mortgage loans and consumer loans and a variety of retail deposit products.

THE CONVERSION  . . . . . . . .       The Association has adopted a Plan of Conversion (the "Plan") which is subject to requirements of the Office of Thrift Supervision (the "OTS") and the Pennsylvania Department of Banking
                                      (the "Pennsylvania Department").  The conversion, which hereafter is referred to as the
                                      "Conversion,"  is governed by the Plan and has three major components, as follows:

                                      (i) The conversion of the Association to stock form;

                                      (ii) The acquisition by the Company of all of the outstanding capital stock of the
                                      Association;

                                      (iii) The sale by the Company of its common stock, par value $0.01 per share (the "Common
                                      Stock").

                                      As a result of the Conversion, members of the Bank will no longer have voting rights.  All voting rights of the Bank will be vested in the Company as the sole stockholder of the Bank.
                                      Voting rights of the Company will be vested in the holders of the Common Stock.

SECURITY SAVINGS CHARITABLE
  FOUNDATION. . . . . . . . . .       The Association intends to establish a charitable foundation, Security Savings Charitable
                                      Foundation, or the "Foundation."  The Company intends to contribute to the Foundation common stock equal to 5% of the common stock sold in the conversion.  The authority for the affairs of the Foundation is vested in its Board of Directors, all but one of whom will be existing
                                      Directors or officers of the Company and the Association.  All shares held by the

                                      Foundation will be required to be voted in the same ratio as all other shares of the Common
                                      Stock on all proposals considered by stockholders of the Company.

TERMS OF THE OFFERING . . . . .       The shares of Common Stock are offered at a fixed price of $10.00 per share (the "Purchase
                                      Price") in the Subscription Offering pursuant to subscription rights in the following order of priority to:

                                      (i) Eligible Account Holders in the Association as of March 31, 1997;

                                      (ii) the Security Savings Association of Hazleton Employee Stock Ownership Plan (the "ESOP");

                                      (iii) Supplemental Eligible Account Holders in the Association as of ____ who are not entitled to a first priority subscription right; and

                                      (iv) Other Members in the Association as of ______ who are not entitled to a higher priority subscription right.  See "The Conversion-Subscription Offering and Subscription Rights" for
                                      the complete qualifications of each of the subscription right priorities.

                                      Shares of Common Stock not subscribed for by persons having priority subscription rights will be offered to certain members of the general public with preference given to natural persons residing in all counties in which the Association has its home office or a branch office, all zip codes corresponding to the Association's delineated Community Reinvestment Area service area and each county's metropolitan statistical area, in a Community Offering.

EXPIRATION DATE OF
  SUBSCRIPTION OFFERING . . . .       Subscription rights will expire if not exercised and all orders to purchase Common Stock in the Subscription Offering must be received by __:__ ____, Eastern time, on ________, 1998, unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS, if required, which is the "Expiration Date."

NONTRANSFERABILITY OF
  SUBSCRIPTION RIGHTS . . . . .       The subscription rights are not transferable.

NUMBER OF SHARES OFFERED. . . .       The Company is offering between a minimum of 971,550 shares and a maximum of 1,314,450 shares of Common Stock, or up to an adjusted maximum of 1,511,617 shares if the maximum number of shares is increased.

                                      The number of shares offered is based upon an independent appraisal prepared by Keller &
                                      Company, Inc. ("Keller") dated as of August 14, 1998, and updated on October 23, 1998 which estimates that the aggregate pro forma market value of the Common Stock to be sold ranged from
                                      $9.7 million to $13.1 million.  (This range is referred to as the "Estimated Price Range").
                                      No sale of shares of Common Stock may be consummated unless, prior to such consummation,
                                      Keller confirms to the Association and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause
                                      Keller to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription Offering.  For its services in making such appraisal, Keller will receive a fee of $21,000.  Keller is an independent appraisal firm experienced in appraisals of savings institutions.  Establishing the Foundation in connection with the
                                      Conversion will result in a lower aggregate market valuation than if the Conversion were completed without the Foundation.

                                      The final aggregate estimated pro forma market value of the Common Stock to be sold will be determined at the time of closing of the Subscription Offering, or if all shares are not sold in the Subscription Offering, the closing of the Community Offering or other subsequent offering.  The Subscription Offering, Community Offering and any other subsequent offerings are referred to collectively as the "Offerings."  Such estimated aggregate pro forma market value is subject to change due to changes in market and general financial and economic conditions.


                                      The maximum number of shares to be sold may be increased up to the adjusted maximum, a 15%
                                      increase above the maximum, if the aggregate estimated pro forma market value of the Common
                                      Stock to be sold is increased.

HOW DO I ORDER STOCK? . . . . .       If you are entitled to a subscription right, you may order shares in the Subscription Offering by delivering to the Association a properly executed stock order form and certification
                                      ("order form") together with full payment for the shares ordered on or prior to the Expiration
                                      Date.  ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE CONSENT OF
                                      THE ASSOCIATION.  All order forms must be accompanied or preceded by a Prospectus.  Please make sure you review the Prospectus carefully prior to submitting an order form.  To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date.  The Association is not obligated to accept subscriptions not submitted on an original stock order form.

                                      Persons wishing to order shares offered in the Community Offering also must submit a properly executed order form and certification prior to the expiration date to be set for the Community
                                      Offering.


FORM OF PAYMENT FOR SHARES. . .       Payment for subscriptions may be made:

                                      (i) in cash (if delivered in person at any banking office of the Association);
                                      (ii) by check, bank draft or money order; or
                                      (iii) by authorization of withdrawal from deposit accounts maintained at the Association.


                                      Orders for Common Stock in the Subscription Offering which aggregate $50,000 or more must be paid by official bank or certified check or by withdrawal authorization from a deposit account at the Association.

NUMBER OF SHARES THAT MAY
  BE ORDERED  . . . . . . . . .       Minimum:  25 shares ($250).

                                      Maximum:

                                      -       No Eligible Account Holder,  Supplemental Eligible Account Holder or Other Member
                                              may purchase in the Subscription Offering more than $150,000 of Common Stock.

                                      -       No person, together with associates or persons acting in concert with such person, may purchase in the Community Offering more than $150,000 of Common
                                              Stock.

                                      -       No person, together with associates or persons acting in concert with such person, may purchase in the aggregate more than $150,000 of the Common Stock to be sold.  However, the ESOP may purchase up to 10% of the Common Stock to be issued in connection with the Conversion, including shares issued to the
                                              Foundation.  It is intended that the ESOP will purchase 8% of the Common Stock issued, including shares issued to the Foundation.

USE OF PROCEEDS . . . . . . . .       The Company will use 50% of the net proceeds from the sale of Common Stock to purchase all of the Common Stock of the Association to be issued in the Conversion.  The portion of net proceeds retained by the Company will be used for general business activities, including the lending of funds to the ESOP (to the extent such loan is not funded by a third party)
                                      to enable the ESOP to purchase up to 8% of the stock issued in connection with the
                                      Conversion, including shares issued to the Foundation.  The Company intends initially to invest the remaining net proceeds in federal funds and securities, primarily mortgage-related securities and federal agency obligations.  The Association intends to utilize the net proceeds from the sale of its stock to the Company for general business purposes, including investment in loans and mortgage-related securities.

DIVIDEND POLICY . . . . . . . .       No decision has been made by the Company with respect to the payment of dividends if any.
                                      Additionally, in connection with the Conversion, the Company and the Association have committed to the OTS that during the one-year period following the Conversion, the Company will not take any action to further any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without the prior approval of the OTS.

BENEFITS OF THE CONVERSION TO
  MANAGEMENT  . . . . . . . . .       One of the advantages anticipated from the Conversion will be the ability to attract and retain personnel through the use of stock-related benefit programs.  In connection with the Conversion, the Company intends to establish the ESOP, which it is contemplated would purchase stock equal to 8% of the shares sold in the Conversion, including shares issued to the Foundation, using funds loaned to it by the Company.  The ESOP is a tax-qualified retirement benefit plan for all eligible employees.  The Common Stock purchased by the
                                      ESOP in the Conversion will be required to be allocated under Internal Revenue Code standards to eligible employees of the Company and the Association over the term of the loan, currently anticipated to be 12 years.

                                      Also, after the Conversion, the Company intends to adopt a Stock-Based Incentive Plan for the benefit of directors, officers and employees of the Company and Association.  If the
                                      Stock-Based Incentive Plan is adopted within one year after the Conversion, the plan will be subject to stockholders' approval at a meeting of stockholders which may not be held earlier than six months after the Conversion and any awards or options granted under the plan would have to vest at least on a pro rata basis over a five year period.

                                      The following table presents information regarding the aggregate of the shares of common stock, at the maximum of the Estimated Price Range, which would be acquired by the ESOP and allocated over an anticipated 12 year period to all eligible employees and the aggregate of all shares available for award and issuance upon the exercise of options granted under the Stock-Based Incentive Plan:

                                                                                                  PERCENTAGE OF
                                                                                                 SHARES ISSUED,
                                                                                                    INCLUDING
                                                                                ESTIMATED         SHARES ISSUED
                                                                                  VALUE              TO THE
                                                                                OF SHARES (1)    FOUNDATION (2)
                                                                                -------------   ----------------
                                      ESOP  . . . . . . . . . . . . . . . .     $ 1,104,000           8.0%
                                      Stock-Based Incentive Plan:
                                        Stock Awards (3)  . . . . . . . . .      $  552,000           4.0
                                        Stock Options (4) . . . . . . . . .               -          10.0
                                                                                  ---------          ----
                                                                                 $1,656,000          22.0%
                                                                                 ==========          ====




                                      -------------------------
                                      (1)  Assumes shares are valued and allocated to participants at $10.00 per share and that shares are sold in the Offering at the maximum of the Valuation Range.
                                      (2)  Percentages do not give effect to the issuance of shares pursuant to the exercise of options.
                                      (3)  Any Common Stock awarded under the Stock-Based Incentive Plan will be awarded at no cost to the recipients.
                                      (4)  Stock options will be granted with an exercise price equal to the fair market value of
                                           Common Stock on the day of grant.  Recipients of stock options realize value only in the event of an increase in the price of the Common Stock following the date of grant of the stock options.

                                      Additionally, certain officers of the Company and the Association will be provided with employment agreements or change in control agreements which provide such officers with employment rights and/or payments upon their termination of service following a change in control.  The Stock-Based Incentive Plan may also provide participants with benefits upon a change in control of the Company or the Association.

VOTING CONTROL OF OFFICERS
  AND DIRECTORS . . . . . . . .       Directors and executive officers of the Association and the Company expect to purchase approximately 7.42% or 5.50% of shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation, based on the estimated minimum and maximum number of shares issued, respectively.  Additionally, assuming the implementation of the ESOP and the
                                      Stock-Based Incentive Plan (and the exercise of all options which may be granted under that plan), directors, executive officers and employees have the potential to control the voting of approximately 29.42% or 27.50% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation, based on the minimum and maximum of such shares, respectively.  Additionally, all shares held by the Foundation will be required to be voted in the same ratio as all other shares of the Common Stock on all proposals considered by stockholders of the Company.


NO BOARD RECOMMENDATIONS  . . .       The Association's and the Company's Board of Directors make no recommendation to depositors or other potential investors regarding whether such persons should purchase the Common Stock.  An investment in the Common Stock must be made pursuant to each investor's evaluation of his or her best interests and financial capability.


CONVERSION CENTER . . . . . . .       If you have any questions regarding the Conversion, please call the Conversion Center at
                                      (717) ___-____.

              SELECTED FINANCIAL AND OTHER DATA OF THE ASSOCIATION

         The selected financial and other data of the Association set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Association and Notes thereto presented elsewhere in this Prospectus.


                                                                            AT JUNE 30,
                                                  -------------------------------------------------------------
                                                     1998         1997         1996        1995         1994
                                                  ---------     --------     --------    --------     ---------
                                                                          (IN THOUSANDS)
SELECTED FINANCIAL DATA:

   Total assets . . . . . . . . . . . . . . . .     $111,990     $107,447    $107,943     $104,326    $102,108
   Cash and due from banks  . . . . . . . . . .        3,272        2,867       1,910        1,543       4,599
   Interest-bearing deposits with banks . . . .        8,586        6,167       8,196        7,429      13,163
   Loans, net (1) . . . . . . . . . . . . . . .       69,211       66,738      65,071       63,943      57,347
   Securities held-to-maturity (2):
     Mortgage-related securities, net . . . . .        2,281        4,706       5,565        6,414       7,577
     Investment securities, net   . . . . . . .       18,502       20,136      18,509       18,411      12,787
   Securities available-for-sale (2):
     Mortgage-related securities, net   . . . .        1,353        1,672       2,246          995       1,253
     Investment securities, net . . . . . . . .        6,548        2,576       4,056        3,438       3,352
   Deposits . . . . . . . . . . . . . . . . . .      102,604       98,465      99,348       96,398      94,817
   Total equity . . . . . . . . . . . . . . . .        9,231        8,583       8,325        7,741       7,004
   Foreclosed real estate, net  . . . . . . . .          221          531         171            -         107
   Nonperforming assets and
     troubled debt restructurings . . . . . . .        2,085        2,117       2,041        1,591       1,624

                                                                FOR THE FISCAL YEAR ENDED JUNE 30,
                                                   -----------------------------------------------------------
                                                     1998         1997         1996        1995         1994
                                                   --------     --------     --------    --------     --------
                                                                          (IN THOUSANDS)
SELECTED OPERATING DATA:
  Total interest income   . . . . . . . . . . .       $7,740       $7,440      $7,459       $7,121      $6,575
  Interest expense  . . . . . . . . . . . . . .        4,260        4,029       4,230        3,717       3,373
                                                     -------      -------     -------      -------     -------
     Net interest income  . . . . . . . . . . .        3,480        3,411       3,229        3,404       3,202
  Provision for loan losses   . . . . . . . . .          176           34         102          249          46
                                                     -------      -------     -------      -------     -------
     Net interest income after provision
       for loan losses  . . . . . . . . . . . .        3,304        3,377       3,127        3,155       3,156
  Noninterest income:
     Net gain on sale and calls of
       available-for-sale securities. . . . . .            1           17           -            -           -
     Other  . . . . . . . . . . . . . . . . . .          303          267         258          239         265
  Noninterest expenses  . . . . . . . . . . . .        2,485        3,107(3)    2,426        2,378       2,101
                                                     -------      -------     -------      -------     -------
  Income before provision for income taxes  . .        1,123          554         959        1,016       1,320
  Provision for income taxes  . . . . . . . . .          506          344         362          366         506
                                                     -------      -------     -------      -------     -------
     Net income   . . . . . . . . . . . . . . .     $    617     $    210    $    597     $    650    $    814
                                                    ========     ========    ========     ========    ========



                                                    (See footnotes on next page)

                                                              AT OR FOR THE FISCAL YEAR ENDED JUNE 30,
                                                     ----------------------------------------------------------
                                                        1998        1997        1996        1995        1994
                                                     ----------  ----------  ----------  ----------  ----------
SELECTED OPERATING RATIOS AND OTHER DATA (4):
PERFORMANCE RATIOS:
   Average yield on interest-earning assets (5) .          7.40%       7.28%       7.28%      7.32%       7.42%
   Average rate paid on interest-bearing
     liabilities  . . . . . . . . . . . . . . . .          4.24        4.11        4.31       3.91        3.65
   Average interest rate spread (6) . . . . . . .          3.16        3.17        2.97       3.41        3.77
   Net interest margin (7)  . . . . . . . . . . .          3.33        3.34        3.15       3.50        3.61
   Ratio of interest-earning assets to
     interest-bearing liabilities . . . . . . . .        104.27      104.22      104.31     102.36       95.90
   Net interest income after provision for loan
     losses to noninterest expense  . . . . . . .        132.96      108.69      128.90     132.67      150.21
   Noninterest expense as a percent of
     average assets . . . . . . . . . . . . . . .          2.26        2.91        2.27       2.31        2.11
   Return on average assets . . . . . . . . . . .          0.56        0.20        0.56       0.63        0.82
   Return on average equity . . . . . . . . . . .          6.89        2.52        7.40       8.81       11.97
   Ratio of average equity to average assets  . .          8.16        7.79        7.56       7.17        6.83
REGULATORY CAPITAL RATIOS: (8)
   Tangible capital ratio . . . . . . . . . . . .          8.35        8.13        7.89       7.59        7.11
   Core capital ratio . . . . . . . . . . . . . .          8.35        8.13        7.89       7.59        7.11
   Risk-based capital ratio . . . . . . . . . . .         16.92       21.70       21.15      18.31       16.85
ASSET QUALITY RATIOS:
   Nonperforming loans and troubled debt
     restructurings as a percent of total
     loans (9)  . . . . . . . . . . . . . . . . .          2.69        2.38        2.87       2.49        2.65
   Nonperforming assets and troubled debt
     restructurings as a percent of total
     assets (10)  . . . . . . . . . . . . . . . .          1.86        1.97        1.89       1.53        1.59
   Allowance for loan losses as a percent
     of total loans   . . . . . . . . . . . . . .          0.65        0.64        0.69       0.63        0.37
   Allowance for loan losses as a percent of
     nonperforming loans and troubled debt
     restructurings (1)(9)  . . . . . . . . . . .         24.25       27.05       23.90      25.20       14.17
   Net loans charged-off to average interest-
     earning loans  . . . . . . . . . . . . . . .          0.22        0.05        0.02       0.09        0.05
FULL SERVICE OFFICES AT END OF PERIOD . . . . . .             4           4           4          4           4
-----------------------------------

(1) Loans, net, represents gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at June 30, 1998, 1997, 1996, 1995 and 1994 was $452,000, $429,000, $447,000, $401,000 and $215,000, respectively.
(2) The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during fiscal 1994.
(3) Includes a one-time special assessment of $620,000 in order to recapitalize the Savings Association Insurance Fund ("SAIF") in fiscal 1997.
(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(5) Calculations of yield for tax-exempt investments are not presented on a tax equivalent basis due to the average balance of tax-exempt investments in 1998 not being material. There were no securities exempt from federal or state taxes in previous years.
(6) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(7) The net interest margin represents net interest income as a percent of average interest-earning assets.
(8) For definitions and further information relating to the Association's regulatory capital requirements, see "Regulation - Capital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.
(9) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the policy of the Association to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. See "Business of the Association-Delinquent Loans, Classified Assets, and Foreclosed Real Estate."
(10) Non-performing assets consist of non-performing loans and foreclosed real estate.

                              RECENT DEVELOPMENTS




         The selected financial and other data presented below at September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 are derived from unaudited financial data, but, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) which
are necessary to present fairly the results for such interim periods.   The
results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending June 30, 1999.



                                                                                         AT              AT
                                                                                    SEPTEMBER 30,     JUNE 30,
                                                                                   ---------------   ----------
                                                                                         1998           1998
                                                                                   ---------------   ----------
                                                                                          (IN THOUSANDS)
SELECTED FINANCIAL DATA:

   Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $109,972        $111,990
   Cash and due from banks  . . . . . . . . . . . . . . . . . . . . . . . . . .          1,972           3,272
   Interest-bearing deposits with banks . . . . . . . . . . . . . . . . . . . .          8,670           8,586
   Loans, net (1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         68,846          69,211
   Securities held-to-maturity:
      Mortgage-related securities, net  . . . . . . . . . . . . . . . . . . . .          1,891           2,281
      Investment securities, net  . . . . . . . . . . . . . . . . . . . . . . .         17,097          18,502
   Securities available-for-sale:
      Mortgage-related securities, net  . . . . . . . . . . . . . . . . . . . .          1,613           1,353
      Investment securities, net  . . . . . . . . . . . . . . . . . . . . . . .          7,316           6,548
   Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        100,288         102,604
   Total equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,478           9,231
   Foreclosed real estate, net  . . . . . . . . . . . . . . . . . . . . . . . .            256             221
   Nonperforming assets and
     troubled debt restructurings . . . . . . . . . . . . . . . . . . . . . . .          1,961           2,085

                                                                                    FOR THE THREE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                    --------------------------
                                                                                         1998           1997
                                                                                    --------------    --------
                                                                                          (IN THOUSANDS)

SELECTED OPERATING DATA:
   Total interest income  . . . . . . . . . . . . . . . . . . . . . . . . . . .          $1,919         $1,897
   Interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,085          1,048
                                                                                         ------         ------
      Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .             834            849
   Provision for loan losses  . . . . . . . . . . . . . . . . . . . . . . . . .               2              8
                                                                                         ------         ------
      Net interest income after provision
         for loan losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .             832            841
   Noninterest income . . . . . . . . . . . . . . . . . . . . . . . . . . . .                81             84
   Noninterest expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .             623            580
                                                                                       --------       --------
   Income before provision for income taxes . . . . . . . . . . . . . . . . . .             290            345
   Provision for income taxes . . . . . . . . . . . . . . . . . . . . . . . . .              92            138
                                                                                        -------        -------
      Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    198       $    207
                                                                                       ========       ========

                                                                                    AT OR FOR THE THREE MONTHS
                                                                                       ENDED SEPTEMBER 30,
                                                                                  ------------------------------
                                                                                      1998             1997
                                                                                  -----------     --------------
SELECTED OPERATING RATIOS AND OTHER DATA (2):                                              (unaudited)
PERFORMANCE RATIOS:
   Average interest rate spread (3) . . . . . . . . . . . . . . . . . . . . . .      2.93%             3.15%
   Net interest margin (4)  . . . . . . . . . . . . . . . . . . . . . . . . . .      3.13              3.31
   Ratio of interest-earning assets to interest-bearing liabilities . . . . . .    104.84            103.85
   Noninterest expense as a percent of average assets . . . . . . . . . . . . .      2.24              2.15
   Return on average assets . . . . . . . . . . . . . . . . . . . . . . . . . .      0.71              0.77
   Return on average equity . . . . . . . . . . . . . . . . . . . . . . . . . .      8.48              9.51
   Ratio of average retained equity to average assets . . . . . . . . . . . . .      8.39              8.06
   Retained earnings to total assets at end of period . . . . . . . . . . . . .      8.62              8.20
REGULATORY CAPITAL RATIOS: (5)
   Tangible capital ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .      8.67              8.30
   Core capital ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8.67              8.30
   Risk-based capital ratio . . . . . . . . . . . . . . . . . . . . . . . . . .     16.99             23.04
ASSET QUALITY RATIOS:
   Nonperforming loans and troubled debt restructurings
      as a percent of total loans (6) . . . . . . . . . . . . . . . . . . . . .      2.48              2.71
   Nonperforming assets and troubled debt restructurings
      as a percent of total assets (7)  . . . . . . . . . . . . . . . . . . . .      1.78              2.17
   Allowance for loan losses as a percent of total loans  . . . . . . . . . . .      0.65              0.63
   Allowance for loan losses as a percent of nonperforming loans and
     troubled debt restructurings   . . . . . . . . . . . . . . . . . . . . . .     26.22             23.16
FULL SERVICE OFFICES AT END OF PERIOD . . . . . . . . . . . . . . . . . . . . .         4                 4



-----------------------------------



(1) Loans, net, represents gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees. The allowance for loan losses at September 30, 1998 and 1997 was $447,000 and $427,000, respectively.


(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.


(3) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.


(4) The net interest margin represents net interest income as a percent of average interest-earning assets.


(5) For definitions and further information relating to the Association's regulatory capital, see "Regulation - Capital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.


(6) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the policy of the Association to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. See "Business of the Association-Delinquent Loans, Classified Assets, and Foreclosed Real Estate."


(7) Non-performing assets consist of non-performing loans and foreclosed real estate.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS



COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND JUNE 30, 1998



         Total assets decreased by $2.0 million, or 1.8%, from $112.0 million at June 30, 1998 to $110.0 million at September 30, 1998. The decline in assets was primarily due to a decrease of $1.3 million, or 39.7%, in cash and due from banks and a $767,000 decrease in the investment securities portfolio.



         Loans declined $365,000 from $69.2 million at June 30, 1998 to $68.8 million at September 30, 1998, a decrease of 0.5%. The decrease in loans was due in significant part to many of the Association's customers refinancing at lower rates with the Association's competitors. Many of these competitors are significantly larger and have greater financial resources than the Association. Nonperforming loans totalled $1.7 million at September 30, 1998 as compared to $1.9 million at June 30, 1998, a decrease of $200,000, or 10.5%.



         Total deposits decreased by $2.3 million, or 2.2%, from $102.6 million at June 30, 1998 to $100.3 million at September 30, 1998. The decrease was primarily due to the payment of $1.1 million on Christmas club accounts in accordance with their terms. There was also an additional $1.2 million, or a 1.2%, decrease in total deposits from June 30, 1998 to September 30, 1998, also the result of the competition the Association faces.



         Total equity increased by $200,000, or 2.2%, from $9.2 million at June 30, 1998 to $9.4 million at September 30, 1998. The increase in equity was primarily due to net income of $198,000 for the three months ended September 30, 1998.



COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997.



         GENERAL. Net income for the three months ended September 30, 1998 was $198,000, a decrease of $9,000, or 4.3%, from $207,000 for the three months ended September 30, 1997. The $9,000 decrease was primarily attributable to a decrease of $15,000 in net interest income. This decrease in net interest income was offset by a $46,000 decrease in the provision for income taxes. Also, contributing to the decrease in net income for the September 30, 1998 period was an increase of $43,000 in noninterest expenses.



         INTEREST INCOME. Interest income for the three months ended September 30, 1998 and 1997 remained stable at $1.9 million. The average balance of loans and the yields at September 30, 1998 and 1997 have remained essentially the same.



         INTEREST EXPENSE. Interest expense increased $37,000, or 3.5%, in the three months ended September 30, 1998 compared to the three months ended September 30, 1997. The increase in net expense was primarily the result of a $2.7 million increase in the average balance of deposits from $98.9 million for the three months ended September 30, 1997 to $101.6 million average balance for the same period in 1998.



         PROVISION FOR LOAN LOSSES. The Association's provision for loan losses totalled $2,000 for the three months ended September 30, 1998 compared to $8,000 for the three months ended September 30, 1997, a decrease of $6,000. At September 30, 1998 and 1997, nonperforming loans totalled $1.7 million and $1.8 million, respectively. At September 30, 1998, the ratio of nonperforming loans and troubled debt restructurings as a percentage of loans was 2.48% compared to 2.71% at September 30, 1997. At September 30, 1998, the ratio of nonperforming assets and troubled debt restructurings as percent of total assets was 1.78% compared to 2.17% at September 30, 1997. Management calculates an allowance upon the portfolio composition, asset classifications, potential impairments in the loan portfolio, and other factors on a monthly basis. Management considered a decrease in the provision for loan losses to be appropriate in 1998 based on a review of these factors. Management believes that the allowance for loan losses is currently reasonable and adequate to cover any known losses using the information available to it. No assurances can be given that additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors.



         NONINTEREST INCOME. Noninterest income decreased $3,000 to $81,000 for the three months ended September 30, 1998, from $84,000 for the three months ended September 30, 1997. Noninterest income decreased primarily due to a decrease in loan fees and service charge income.



         NONINTEREST EXPENSE. Noninterest expense increased by $43,000, or 7.4% from $580,000 for the three months ended September 30, 1997, to $623,000 for the three months ended September 30, 1998. The increase was primarily due to an increase of $26,000 in foreclosed real estate expenses due to an increased number of loan foreclosures during the period. Compensation and employee benefits expense also increased $13,000, or 4.1%, due to normal increases in salaries as well as increases in benefit costs.



         PROVISION FOR INCOME TAXES. Income tax expense was $92,000 for the three months ended September 30, 1998, compared to $138,000 for the three months ended September 30, 1997. The decline in income tax expense for 1998 was the result of a combination of a decrease in pretax earnings and a decrease in the effective income tax rate. Pretax earnings decreased by $55,000, or 15.9%, to $290,000 for the three months ended September 30, 1998 from $345,000 for the three months ended September 30, 1997. The effective tax rate decreased to 31.7% for the three months ended September 30, 1998 from 40.0% for 1997, due to an inordinately high effective tax rate in fiscal 1997 as a result of a one time recognition of deferred tax liability for the recapture of certain of the Association's bad debt reserve as a result of a change in federal income tax law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Fiscal Years Ended June 30, 1998 and June 30, 1997 - Provision for Income Taxes."

                                  RISK FACTORS

         The following risk factors should be considered by investors in deciding whether to purchase the Common Stock.

SENSITIVITY TO CHANGES IN INTEREST RATES

         The Association's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the Association's profitability will be significantly affected by changes in market interest rates and its ability to manage its assets and liabilities in response to such changes.

         The Association anticipates that an increase in interest rates could have an adverse effect on the Association. The Association primarily monitors its interest rate sensitivity through the use of a model which estimates the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. As of June 30, 1998, based on assumptions utilized by the Association, it is estimated that a 200 basis point increase in market interest rates would result in a 12% decrease in NPV, compared to a 8% estimated increase in NPV as a result of a 200 basis point decrease in market interest rates. NPV estimated changes do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Management of Interest Rate Risk and Market Risk Analysis."


         Increases in interest rates also could adversely affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Association and the average life of loans and securities which, in turn, could adversely impact the yields earned on the Association's loan and securities portfolios.


POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION WHICH MAY NEGATIVELY INFLUENCE MARKET PRICE AND LIQUIDITY



         At June 30, 1998, the Association's ratio of equity to total assets was 8.2%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of June 30, 1998, assuming the sale of Common Stock at the midpoint of the Estimated Price Range , the Company's ratio of equity to assets would approximate 15.38%. The Company's ability to invest this new capital in interest-earning assets, such as loans and securities, which bear rates of return comparable to its current loans and securities investments will be significantly affected by industry competition. The Company currently anticipates that it will take time to prudently deploy such capital. As a result, the Company's return on equity initially is expected to be below its historical return on equity. For the year ended June 30, 1998, the Association's return on average equity was 6.89%. The return on average equity for peer group institutions for the four quarters ended June 30, 1998 was 7.63%. Such peer group consists of ten institutions, nine of which have converted within the past five years, with an average asset size of $186.6 million and an average of just over four offices per institution. While the Company anticipates that the return on equity it achieves after Conversion may improve over time and may approach industry or peer averages in the future, no assurances can be made that the Company will be able to generate a return on
equity which approaches the level of the industry or its peers.   No assurances
can be made as to when or if the Company will achieve returns on its equity that are comparable to industry peers or industry averages. Additionally, due to the implementation of stock-based benefit plans such as the ESOP and Stock-Based Incentive Plan, the Company's future compensation expense will be increased, thereby, adversely affecting its net income and return on equity.


WEAKNESS OF REGIONAL AND LOCAL ECONOMY

         Economic conditions at the local and national levels, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect the operations of financial institutions such as the Association. The population of the market in which the Association operates is relatively small and in recent years has remained relatively static. In addition, the population of Luzerne County has one of the oldest average ages of all counties in the United States and the unemployment rate in the Association's market area is greater than the national average. According to Pennsylvania Labor Market Information, as of July 1998, the unemployment rate for the market area was 6.3% compared to the national level of 4.6%. The median household income for 1997 for the market area was $29,130 compared to the national level of $36,961. Further, because of the significant number of financial institutions competing for funds in the market, the Association has experienced increased competition for loan and deposit customers. Accordingly, the Association could be exposed to a higher cost of funds and/or a decreased net interest margin in the future.


LENDING RISKS

REAL ESTATE LOANS

         ONE- TO FOUR-FAMILY LOANS. Due to the current relatively low interest rate environment, a significant portion of the Association's originations of one- to four-family real estate mortgage loans (65% during the first six months of calendar 1998) relate to refinancings of existing mortgage loans either with the Association or other lenders. Refinancing of existing loans at lower rates tends to compress the Association's net interest margin and may result in reduced profitability.


         Commencing in 1996, the Association experienced an increase in the aggregate amount of its nonperforming assets and troubled debt restructurings which it attributes in significant part to a general decline in real estate values in its market area during that period. Initially, the Association was slow to handle the increased number of loans which warranted foreclosure. The Association has improved its procedures for addressing delinquent loans. As a result, its level of nonperforming assets at June 30, 1998 of 1.86% of total assets is relatively high compared to its peer group, which as of June 30, 1998, had an average level of nonperforming assets of 0.67% of total assets. The Association anticipates that its level of nonperforming assets will decrease in future periods. At June 30, 1998, loans 60-89 days delinquent had been reduced to 0.18% of total loans compared to 1.14% at June 30, 1997.


         MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. The Association's multi-family and commercial real estate loans aggregated $4.8 million or 6.8% of total loans at June 30, 1998. Multi-family and commercial real estate loans generally are considered to have a higher degree of risk and involve larger principal amounts than one- to four-family mortgage loans. In addition, because multi-family and commercial real estate loans often are dependent on successful operation and management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than one- to four-family loans.

         CONSTRUCTION LOANS. At June 30, 1998, construction loans totalled $523,000, or 0.8% of total loans. During fiscal 1998 the Association originated $2.1 million of construction loans for one- to four-family properties, or 13.5% of total loan originations for that year. Construction loans are generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate because the risk of loss on such loans is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the property securing the loan, when completed, may have a value which is insufficient to assure full repayment of the loan.

CONSUMER LOANS

         At June 30, 1998, the Association's consumer loan portfolio totalled $9.9 million, or 14.2% of total loans. These consumer loans include home equity loans and lines of credit, which although secured by one- to four-family real property, generally are secured by a second lien rather than a first mortgage on such property. In addition, consumer loans generally are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by unemployment, divorce, illness or personal bankruptcy.

COMMERCIAL LOANS

         The Association does not currently originate any commercial loans. However, the Association is actively considering the commencement of commercial lending on a limited basis as part of the long-term deployment of proceeds from the Conversion. The Association would only commence such commercial lending after it hired an experienced commercial lending officer. Commercial loans are generally considered to involve a higher degree of risk compared to first mortgage loans on one- to four-family real property. Risk of loss on commercial business lending is dependent in significant part on the business success of the borrower and on general economic conditions in the region or industry in which the borrower operates. Commercial business loans also require continued review and evaluation regarding the performance of the borrower.

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

         The Company intends to establish the Foundation and to contribute to it shares of Common Stock equal to 5% of the shares to be sold in the Conversion. Establishment of the Foundation is subject to the approval of the Association's members at a special meeting of members (the "Special Meeting"). If approved by members, the establishment of the Foundation will be dilutive to the voting and ownership interests of stockholders and will have an adverse impact on the operating results of the Company for its fiscal year ending June 30, 1999, possibly resulting in an operating loss for that year.


         DILUTION OF STOCKHOLDERS' INTERESTS. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would be 48,450, 57,000 and 65,550 shares, with a value of $484,500, $570,000 and
$655,500, respectively, based on the Purchase Price of $10.00 per share for the shares of Common Stock to be sold in the Conversion. Upon completion of the Conversion and establishment of the Foundation, the Company will have 1,380,000 shares issued and outstanding at the maximum of the Estimated Price Range, of which the Foundation will own 65,550 shares, or 4.8%. AS A RESULT, PERSONS PURCHASING SHARES IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 4.8%. SEE "PRO FORMA DATA."



         ADVERSE IMPACT ON EARNINGS. The Company will recognize an expense in the amount of the contribution to the Foundation in the quarter in which it occurs, which is expected to be the second quarter of fiscal 1999. Such expense will reduce earnings and have a material adverse impact on the Company's earnings for the fiscal year. The amount of the contribution will range from $484,500 to $655,500, depending on the amount of Common Stock sold in the Conversion. The contribution expense will be partially offset by the tax deductibility of the expense. The Company has been advised by its independent accountants that the contribution to the Foundation will be deductible for federal income tax purposes, subject to a limitation based on 10% of the Company's annual taxable income. Assuming a contribution of $655,500 in Common Stock, based on the maximum of the Estimated Price Range, the Company estimates a net tax effected expense of $393,000. If the Foundation had been established at June 30, 1998, the Association would have reported net income of $224,000 for fiscal 1998 rather than reporting net income of $617,000. In addition to the contribution to the Foundation, the Association may in the future continue to make ordinary charitable contributions within its community.


         POSSIBLE NONDEDUCTIBILITY OF THE CONTRIBUTION. Based on the maximum of the Estimated Price Range, the Company estimates that substantially all of the contribution to the Foundation should be deductible for federal tax purposes over the permissible six-year period. However, no assurance can be made that the Company will have sufficient pre-tax income over the five-year period following the year in which the contribution is initially made to fully utilize the carryover related to the excess contribution. Furthermore, although the Company and the Association have received an opinion of their independent accountants that the Company will be entitled to the deduction for the contribution to the Foundation, there can be no assurance that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, there would be no tax benefit related to the Foundation.

         POTENTIAL ANTI-TAKEOVER EFFECT. If approved by the Association's members, upon completion of the Conversion, the Foundation will own 4.8% of the total shares of the Company's Common Stock outstanding. However, pursuant to the terms of the contribution as mandated by the OTS, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by the stockholders of the Company. As a result, the Company does not believe the Foundation will have an anti-takeover effect on the Company. In the event, however, that the OTS were to waive this voting restriction and not impose other restrictions and requirements with respect to the Foundation, the Foundation's board of directors would exercise sole voting power over such shares. See "The Conversion-Establishment of the Charitable Foundation-Regulatory Conditions Imposed on the Foundation." If the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by the proposed stock benefit plan, if approved by stockholders, and shares held in the ESOP, the aggregate of such shares could exceed 20% of the Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, in the event the voting restriction was waived, this potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. Since the ESOP shares are allocated to all eligible employees of the Association, and any unallocated shares will be voted by an independent trustee, and because awards under the proposed stock benefit plan may be granted to employees other than executive officers and directors, management of the Company does not expect to have voting control of all shares held or allocated by the ESOP or other stock benefit plans. See "-Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts-Voting Control of Officers and Directors."

         There will be no agreements or understandings, written or tacit, with respect to the exercise of either direct or indirect control over the management or policies of the Company by the Foundation which may discourage takeover attempts, including agreements related to voting, acquisition or disposition of the Company's Common Stock. Finally, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Company are expected to decrease.

         POTENTIAL CHALLENGES. The establishment and funding of a charitable foundation as part of a conversion is innovative and has been done in only a limited number of instances. As such, the Foundation may be subject to potential challenges notwithstanding that the Boards of Directors of the Company and the Association have carefully considered the various factors involved in the establishment of the Foundation. See "The Conversion-Establishment of the Charitable Foundation-Purpose of the Foundation." If anyone were to institute an action seeking to require that the Association eliminate establishment of the Foundation, no assurances can be made that the resolution of such action would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining the elimination of the Foundation or other equitable relief or monetary damages against the Company or the Association. Additionally, if the Company and the Association are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings.


         APPROVAL OF MEMBERS. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at a Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the establishment of the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the aggregate pro forma market value of the Common Stock to be sold in the Conversion since the estimate of such amount takes into account the dilutive impact of the issuance of shares to the Foundation. If the aggregate pro forma market value of the Common Stock without the Foundation is either greater than $15.1 million or less than $9.7 million, the Association will establish a new Estimated Price Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscriptions funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to increase, decrease, or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. See "The Conversion-Stock Pricing." A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ________, 2000.

HIGHLY COMPETITIVE INDUSTRY

         The Association faces significant competition in its market area both in attracting deposits and in originating loans. The population of the market is relatively small and population growth is relatively static in the county in which the Association is headquartered. This competition arises from commercial banks, savings banks, mortgage brokers, mortgage banking companies, credit unions, and other providers of financial services, many of which are significantly larger than the Association and, therefore, have greater financial and marketing resources than those of the Association. Also, many of such competitors have a statewide or even a national presence. The Association's competitive environment raises the possibility of the Association's need to increase the rates paid and lower the yields on its deposits and loans, respectively, in order to remain competitive, thus potentially reducing its profitability. See "Business of the Association-Market Area and Competition."

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

         The Association is subject to extensive federal and state regulation and supervision as a state savings and loan association. In addition, the Company, as a savings and loan holding company, is subject to regulation and supervision. Such regulations, which affect the Association and the Company on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Association and interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the Pennsylvania Department, the Federal Deposit Insurance Corporation ("FDIC") or the Congress, could have a material impact on the Company, the Association, its operations or the Association's Conversion. See "Regulation."

THRIFT RECHARTERING

         The Deposit Insurance Funds Act of 1996 (the "Funds Act"), which was enacted in September 1996, provides that the BIF (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999, if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill originally reported by the House Banking Committee would have required federal thrifts to become national banks or state banks within two years of enactment or they would have become national banks by operation of law. The OTS would have been abolished and its functions transferred to the bank regulatory agencies. State savings associations would have become subject to the same federal regulation as state banks. The bill as passed by the House of Representatives, however, did not provide for the elimination of the federal thrift charter or OTS or revise the federal regulation of state associations, but did provide that unitary savings and loan holding companies existing or applied for after March 31, 1998 would not have the ability to engage in unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. Unitary holding companies existing or applied for before such date would be grandfathered and could continue to engage in unlimited activities and could transfer the grandfather rights to acquirors of the holding company. The Senate has not acted on the legislation but if such legislation is enacted, the Company would not qualify for unlimited activities but would be subject to the activities restrictions applicable to multiple savings and loan holding companies. The Association is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Association is also unable to predict whether the SAIF and BIF will eventually be merged, the federal thrift charter eliminated or the regulation of state associations revised, and what effect, if any, such legislation would have on the Association.

STOCK-BASED BENEFITS TO MANAGEMENT AND DIRECTORS, EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PAYMENTS

         STOCK-BASED INCENTIVE PLAN. The Company intends to adopt a Stock-Based Incentive Plan which would provide for the granting of options to purchase Common Stock ("Stock Options"), awards of Common Stock ("Stock Awards"), and certain related rights to eligible officers, employees and directors of the Company and Association. While the Company currently anticipates granting Stock Options and Stock Awards under a single plan, it may establish separate plans to provide for such awards. In the event such plan is adopted within one year after conversion, OTS regulations require the plan to be approved by stockholders at a meeting of stockholders which may be held no earlier than six months after completion of the Conversion. It is anticipated the Stock-Based Incentive Plan will provide for the granting of options to purchase shares of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (102,000 shares and 138,000 shares at the minimum and maximum of the Estimated Price Range, respectively) and the granting of Stock Awards in an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (40,800 shares and 55,200 shares at the minimum and maximum of the Estimated Price Range, respectively).


         Under the Stock-Based Incentive Plan, Stock Awards would be granted in the form of non-transferable, non-assignable shares of Common Stock. The shares of Common Stock used as Stock Awards would be acquired by the Stock-Based Incentive Plan or a trust established for the Stock-Based Incentive Plan, either through open market purchases or from authorized but unissued Common Stock. The Board of Directors intends to appoint an independent trustee who will vote unallocated Stock Awards in the same proportion as it receives instructions from recipients with respect to allocated shares which have not been earned and distributed. The trustee will not vote allocated shares which have not been distributed if it does not receive instructions from the recipient.

         It is anticipated that the exercise price of Stock Options granted under the Stock-Based Incentive Plan will be equal to the fair market value of the underlying Common Stock on the date of grant. Such options will permit such officers and directors to benefit from any increase in the market value of the shares in excess of the exercise price at the time of exercise. Officers and directors receiving Stock Options will not be required to pay for the shares until the date of exercise. The granting of Stock Awards and the exercise of non-statutory Stock Options (and disqualifying dispositions of stock acquired through the exercise of incentive Stock Options) will result in additional compensation expense to the Company and, accordingly, may result in an increase in overall compensation expense in future periods. See "Management of the Association-Other Benefit Plans."

         Although no specific determinations have been made, the Company anticipates that it will provide Stock Awards and/or Stock Options to directors, officers and employees to the extent permitted by applicable regulations. Current OTS regulations provide that, with respect to any non-tax qualified stock benefit plan, such as the Stock-Based Incentive Plan, which is implemented within one year after consummation of the Conversion, no individual may receive more than 25% of the shares or options under any such plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares or options awarded under any such plan. Such regulations also provide that any awards granted under such a plan may not vest at a rate greater than 20% per year except in limited circumstances. It is also anticipated that the Stock-Based Incentive Plan may under certain circumstances provide for cash payments to participants in lieu of the benefit provided by the Stock Award or Stock Option in the event of a change in control of the Company or Association.

         The Board of Directors, in determining specific allocations and grants of Stock Awards and Stock Options, will consider various factors, including but not limited to, the financial condition of the Company, current and past performance of plan participants and tax and securities law and regulation requirements.

         EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PROVISIONS. Employment and change in control agreements proposed to be entered into with certain officers and the employee severance compensation plan expected to be adopted provide for benefits and cash payments in the event of a change in control of the Company or the Association. The provisions in such agreements and plan would provide the recipient with a change in control payment in the event of the recipient's involuntary or, in certain circumstances, voluntary termination of employment subsequent to a change in control of the Company or the Association. In addition to any payments which may be made under the Stock-Based Incentive Plan upon a change in control, these provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Association. Based on current salaries, cash payments to be paid in the event of a change in control pursuant to the terms of the employment agreements, change in control agreements and an employee severance compensation plan would be approximately $1.1 million. However, the actual amount to be paid in the event of a change in control of the Company or Association cannot be estimated at this time because the actual amount is based on the average compensation of the employee and other factors existing at the time of the change in control. See "Restrictions on Acquisition of the Company and the Association-Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the

Association-Employment Agreements," "- Change in Control Agreements," "- Employee Severance Compensation Plan" and "- Other Benefit Plans."

POSSIBLE DILUTIVE EFFECT OF STOCK-BASED INCENTIVE PLAN

         Following the Conversion, the Stock-Based Incentive Plan will acquire an amount of shares equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock-Based Incentive Plan is funded by the issuance of authorized but unissued shares, the voting interests of existing stockholders at that time will be diluted by 3.8%. Also following the Conversion, directors, officers and employees will be granted stock options under the Stock-Based Incentive Plan in an amount equal to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation. The exercise of such Stock Options may be satisfied by the issuance of authorized but unissued shares. If all of the Stock Options were to be exercised using authorized but unissued Common Stock and the Stock Awards granted under the Stock-Based Incentive Plan were funded with authorized but unissued shares, the voting interests of existing stockholders at that time would be diluted at that time by 12.3%.

CERTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

         PROVISIONS IN THE COMPANY'S AND THE ASSOCIATION'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Association's Stock Articles of Incorporation and Bylaws, as well as certain federal regulations, may assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. These provisions in the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate existing management. For a more detailed discussion of these provisions, see "Restrictions on Acquisitions of the Company and the Association."


         VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and officers of the Association and the Company expect to purchase approximately 7.42% or 5.50% of the shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation, based upon the minimum and the maximum of the Estimated Price Range, respectively. The ESOP may be viewed as giving directors, officers and employees the potential to control the voting of an additional 8% of the Company's Common Stock. In addition, the Foundation will be funded with a contribution by the Company equal to 5% of the Common Stock sold in the Conversion. If a waiver of the voting restriction imposed on such Common Stock is obtained from the OTS and the OTS does not impose other restrictions, the Foundation shares may be voted as determined by the directors of the Foundation who also will be directors or officers of the Company and Association. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Association-Restrictions in the Company's Certificate of Incorporation and Bylaws."


ABSENCE OF MARKET FOR COMMON STOCK

         The Company and the Association have never issued capital stock. The Company has applied to have its Common Stock listed on the American Stock Exchange ("AMEX") under the symbol "___" upon completion of the Conversion. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop or, once developed, will continue, nor can there be any assurances that purchasers of the Common Stock will be able to sell their shares at or above the purchase price. The absence or discontinuance of a market for the Common Stock would have an adverse impact on both the price and liquidity of the Common Stock. See "Market for the Common Stock."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED


         The number of shares to be issued in the Conversion, including shares issued to the Foundation may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will issue up to 1,511,617 shares of Common Stock for an aggregate purchase price of up to $15.1 million. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the purchase price as a percentage of pro forma stockholders' equity per share and net earnings per share.


POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

         The Association has received an opinion of Keller that, pursuant to Keller's Valuation, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value.
However, such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, the Association could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion-Effects of Conversion" and "- Tax Aspects."

YEAR 2000 COMPLIANCE


         As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate only two-digits. For example, "96" is stored on the system and represents 1996. The Association relies significantly on an outside service bureau. The Association has not received any guarantee from the outside service bureau that the bureau will be Year 2000 compliant. However, the service bureau has completed its inventory and assessment of its Year 2000 compliance and is scheduled to have resolved all identified problems by the end of 1998. This will provide for a full year of testing for compliance. The Association has also completed its inventory and assessment and has completed upgrading its internal system to handle the Year 2000 problem. The Association currently is testing its upgraded system and will perform extensive tests with the service bureau system. The cost to the Association for the internal system upgrade, not including staff time, has been less than $50,000. There can be no assurances, however, that the performance by the Association and its service bureau will be effective to remedy all potential problems. To the extent the Company's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on the Company's business, financial condition, results of operations and business prospects.


                    SECURITY OF PENNSYLVANIA FINANCIAL CORP.

         The Company was organized in Delaware at the direction of the Board of Directors of the Association for the purpose of acquiring all of the capital stock to be issued by the Association in the Conversion. The Company has applied to the OTS for approval to become a savings and loan holding company. The Company will acquire the Common Stock of the Association and sell its Common Stock only if such approval is received. As a savings and loan holding company, the Company will be subject to regulation by the OTS. See "The Conversion-General." Upon consummation of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation-Holding Company Regulation." After completion of the Conversion, the Company's assets will consist of all of the outstanding shares of the Association's capital stock issued to the Company in the Conversion and 50% of the net proceeds of the Offerings to be retained by the Company. The Company intends to use part of such net proceeds to loan funds to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. The Company and Association may, however, alternatively choose to fund the ESOP through a loan to the ESOP trust by a third-party financial institution. The Company intends initially to utilize the remaining proceeds for investments in mortgage-related securities and federal agency obligations. See "Use of Proceeds." Immediately after the Conversion, the Company will have no significant liabilities. The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than officers of the Company who are also officers of the Association, but will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

         Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. In addition, management believes that the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any acquisition and expansion opportunities that may arise. There are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Association.

         The Company's executive offices are located at 31 W. Broad Street, Hazleton, Pennsylvania 18201 and its telephone number is (717) 454-0824.

                    SECURITY SAVINGS ASSOCIATION OF HAZLETON

         The Association was originally incorporated in 1889 as a state-chartered building and loan association under the name The Middle Coal Field Building and Loan Association of Hazleton, Pennsylvania. In January 1987, the Association acquired through merger Anthracite Building and Loan Association of Weatherly, Pennsylvania. The Association currently maintains four banking offices in Luzerne and Carbon counties in Northeast Pennsylvania.

         The Association operates as a community savings association and its corporate philosophy has traditionally been focused on providing a competitive array of financial products and services to consumers within its market area. The Association's business primarily consists of accepting deposits from customers and investing those funds primarily in mortgage loans secured by one- to four-family residences, consumer loans and, to a lesser extent, other types of loans and securities. At June 30, 1998, the Association had $69.9 million, or 62.4% of total assets, invested in loans, consisting of: $54.7 million, or 48.9% of total assets, of one- to four-family mortgage loans; $9.9 million, or 8.9% of total assets, of consumer loans (consisting primarily of home equity loans and lines of credit, automobile and education loans); $4.8 million, or 4.2% of total assets, of multi-family and commercial real estate loans; and $523,000, or 0.47% of total assets, of construction loans. See "Business of the Association - Lending Activities."

         The Association's investment activities primarily consist of mortgage-related and investment securities. At June 30, 1998, the Association's securities portfolio totalled $28.7 million, or 25.6% of total assets, of which $20.8 million was categorized as held-to-maturity. At June 30, 1998, the Association's debt investments totalled $24.4 million, or 21.8% of total assets, $18.5 million of which was classified as held-to-maturity and consisted primarily of investments in various certificates of deposit. At June 30, 1998, the Association's equity investments totalled $594,000, or 0.5% of total assets, all of which was classified as available-for-sale and consisted of an investment in FHLB stock. At June 30, 1998, the Association's mortgage-backed securities, consisting primarily of U.S. Government and agency obligations, totalled $6.3 million, or 5.6% of total assets, of which $2.8 million was categorized as held-to-maturity. At June 30, 1998, the Association's mortgage-related securities portfolio totalled $3.6 million, or 3.2% of total assets, of which $2.3 million was classified as held-to-maturity and consisted primarily of securities guaranteed or issued by Government-sponsored and federal agencies such as Fannie Mae ("FNMA"), Freddie Mac ("FHLMC"), and Ginnie Mae ("GNMA"). See "Business of the Association - Investment Activities."

         At June 30, 1998, the Association's deposit accounts totalled $102.6 million, or 99.8% of total liabilities, of which $42.1 million, or 41.1%, were comprised of core deposits (savings, NOW and money market accounts). In addition to core deposits, the Association had $60.5 million of certificate accounts, or 58.9% of total liabilities, of which $38.8 million were certificates of deposit with maturities of one year or less and $13.5 million were jumbo certificates of deposit.

         The Association is subject to extensive regulation, supervision and examination by the Pennsylvania Department, the OTS, and the FDIC. As of June 30, 1998, the Association exceeded all regulatory capital requirements with tangible, core and risk-based capital of $9.4 million, $9.4 million and $9.8 million, respectively. Additionally, the Association's regulatory capital was in excess of the amount necessary for the Association to be deemed "well capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). See "Regulatory Capital Compliance" and "Regulation." The Association is a member of the FHLB of Pittsburgh which is one of the twelve regional banks which comprise the FHLB system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Association."

         The Association's executive offices are located at 31 W. Broad Street, Hazleton, Pennsylvania 18201 and its telephone number is (717) 454-0824.

                         REGULATORY CAPITAL COMPLIANCE

         At June 30, 1998, the Association exceeded all regulatory capital requirements. See "Regulation-Federal Regulation of Savings Institutions-Capital Requirements." Set forth below is a summary of the Association's compliance with the regulatory capital standards as of June 30, 1998, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Association of 50% of the net proceeds.


                                                        SECURITY SAVINGS ASSOCIATION OF HAZLETON
                                           PRO FORMA AT JUNE 30, 1998 BASED UPON THE SALE AT $10.00 PER SHARE
                                        ------------------------------------------------------------------------
                                              971,550 SHARES    1,143,000 SHARES    1,314,450 SHARES   1,511,617 SHARES
                                                 (MINIMUM         (MIDPOINT           (MAXIMUM            15% ABOVE
                                                    OF                OF                 OF               MAXIMUM OF
                          HISTORICAL AT          ESTIMATED         ESTIMATED          ESTIMATED           ESTIMATED
                          JUNE 30, 1998        PRICE RANGE)       PRICE RANGE)       PRICE RANGE)       PRICE RANGE)(1)
                        -----------------    -----------------  -----------------  -----------------  -------------------
                                 PERCENT              PERCENT            PERCENT            PERCENT             PERCENT
                                   OF                    OF                OF                  OF                 OF
                        AMOUNT  ASSETS(2)    AMOUNT  ASSETS(2)  AMOUNT  ASSETS(2)  AMOUNT  ASSETS(2)  AMOUNT   ASSETS(2)
                        ------  ---------    ------  ---------  ------  ---------  ------  ---------  ------   ---------
                                                        (DOLLARS IN THOUSANDS)
GAAP Capital (3)  . .   $9,231       8.2%   $13,110      11.3%  $13,844     11.9%  $14,577     12.4%  $15,421      13.0%
                        ======              =======             =======            =======            =======
TANGIBLE CAPITAL:
  Capital Level . . .   $9,362       8.4%   $13,241      11.4%  $13,990     12.0%  $14,708     12.5%  $15,552      13.1%
  Requirement . . . .    1,682       1.5      1,740       1.5     1,751      1.5     1,762      1.5     1,775       1.5
                         -----       ---    -------      ----    ------     ----    ------     ----    ------      ----
  Excess  . . . . . .   $7,680       6.9%   $11,501       9.9%  $12,239     10.5%  $12,946     11.0%  $13,777      11.6%
                        ======              =======             =======            =======            =======
CORE CAPITAL:
  Capital Level . . .   $9,362       8.4%   $13,241      11.4%  $13,990     12.0%  $14,708     12.5%  $15,552      13.1%
  Requirement (4) . .    4,485       4.0      4,640       4.0     4,670      4.0     4,699      4.0     4,732       4.0
                         -----       ---    -------      ----    ------     ----    ------     ----    ------      ----
  Excess  . . . . . .   $4,877       4.4%    $8,601       7.4%   $9,320      8.0%  $10,009      8.5%  $10,820       9.1%
                        ======               ======              ======            =======            =======
RISK-BASED CAPITAL:
  Capital Level (5)(6)  $9,814      16.9%   $13,693      22.8%  $14,442     23.9%  $15,160     25.0%  $16,004      26.2%
  Requirement . . . .    4,641       8.0      4,796       8.0     4,826      8.0     4,855      8.0     4,889       8.0
                         -----       ---    -------      ----    ------     ----    ------     ----    ------      ----
  Excess  . . . . . .   $5,173       8.9%    $8,897      14.8%   $9,616     15.9%  $10,305     17.0%  $11,115      18.2%
                        ======               ======              ======            =======            =======


-------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) GAAP Capital includes unrealized loss on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation-Federal Regulation of Savings
    Institutions-Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.
(6) The difference between equity under generally accepted accounting principles ("GAAP") and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $452,000 at June 30, 1998 (in addition to the exclusion of unrealized gain on available-for-sale securities, net).

                                USE OF PROCEEDS


         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $9.0 million and $12.3 million (or $14.3 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion-Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.



         The Company will purchase all of the outstanding capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds, with the remaining net proceeds to be retained by the Company. Based on the midpoint of the Estimated Price Range, the Company expects to utilize the $5.3 million of net proceeds to purchase the Common Stock of the Association. Such portion of net proceeds will be added to the Association's general funds which the Association currently intends to utilize for general corporate purposes, including investments in loans, mortgage-related and investment securities, and the funding of the Stock-Based Incentive Plan. The Association may also use such funds for the expansion of its facilities, and to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. Additionally, the Association may explore expanding the types of lending products it offers. This may be accomplished, in part, by the hiring of a commercial lending officer. The Association has not yet determined the approximate amount of net proceeds to be used for any of the purposes mentioned above.



         The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. The Company and Association may alternatively choose to fund the ESOP's stock purchases through a loan by a third-party financial institution. The remaining net proceeds retained by the Company will initially be invested in mortgage-related securities and federal agency obligations. Based upon the sale of 971,550 shares or 1,314,450 shares at the minimum and maximum of the Estimated Price Range, and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $816,000 or $1.1 million, respectively (or $1.3 million if the Estimated Price Range is increased by 15%) to be repaid over a 12-year period at the prevailing prime rate of interest, which currently is 8.5%. See "Management of the Association - Other Benefit Plans-Employee Stock Ownership Plan."


         The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of other financial institutions or their assets, including those located within the Association's market area or diversification into other banking related businesses. The Company has no current arrangements, understandings or agreements regarding any such opportunities or transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Association continues to be a qualified thrift lender ("QTL"). See "Regulation-Holding Company Regulation" for a description of certain regulations applicable to the Company.

         Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the OTS regulations permit the Company to repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a 12-month period; (ii) the repurchases do not cause the Association to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation-Prompt Corrective Regulatory Action." In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS approves such repurchases.

         Based upon facts and circumstances following Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to: (i) market and economic factors such as the price at which the Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Although the Company has no current plans to repurchase its stock, in the event the Company does determine to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion.

         Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

         Additionally, in connection with the Conversion, the Company and Association have committed to the OTS that during the one-year period following the consummation of the Conversion, the Company will not make any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.

                                DIVIDEND POLICY

         Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. In the future, the Board of Directors intends to consider a policy of paying cash or stock dividends on the Common Stock. However, no decision has been made with respect to the payment of dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.

         The Association will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion- Liquidation Rights." For information concerning regulations which apply to the Association in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Federal and State Taxation-Federal Taxation-Distributions" and "Regulation-Federal Regulation of Savings Institutions-Limitation on Capital Distributions."

         Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Association. The Company is subject, however, to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.


         Additionally, in connection with the Conversion, the Company and Association have committed to the OTS that during the one-year period following the consummation of the Conversion, the Company will not take any action to further any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.


                          MARKET FOR THE COMMON STOCK

         The Company and Association have not previously issued capital stock and, consequently, there is no established market for the Common Stock. The Company has applied to have its Common Stock listed on the AMEX under the symbol "___" upon completion of the Conversion. Such approval is subject to various conditions, including completion of the Conversion and the satisfaction of applicable listing criteria. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its listing on the AMEX or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price of the Common Stock after the Conversion.

                                 CAPITALIZATION

         The following table presents the unaudited historical consolidated capitalization of the Association at June 30, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, including the issuance of shares to the Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."


                                                              COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                            --------------------------------------------------------------
                                                                971,550      1,143,000     1,314,450         1,511,617
                                                                SHARES         SHARES        SHARES            SHARES
                                                               (MINIMUM       (MIDPOINT     (MAXIMUM         (15% ABOVE
                                                                  OF             OF            OF             MAXIMUM
                                                 ASSOCIATION   ESTIMATED      ESTIMATED     ESTIMATED       OF ESTIMATED
                                                 HISTORICAL   PRICE RANGE)   PRICE RANGE)  PRICE RANGE)   PRICE RANGE) (1)
                                                 -------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
Borrowings:
  Deposits (2)  . . . . . . . . . . . . . . .     $102,604     $102,604       $102,604      $102,604       $102,604
  FHLB advances and other borrowings  . . . .            -            -              -             -              -
                                                  --------     --------       --------      --------       --------
    Total . . . . . . . . . . . . . . . . . .     $102,604     $102,604       $102,604      $102,604       $102,604
                                                  ========     ========       ========      ========       ========
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000      $            $              $             $              $      -
    shares authorized; none to be issued  . .            -            -              -             -
  Common Stock, $.01 par value, 5,000,000
    shares authorized; shares to be issued
    as reflected  . . . . . . . . . . . . . .            -           10             12            14             15
  Additional paid-in capital(3) . . . . . . .            -        8,972         10,653        12,334         14,268
  Retained earnings(4)  . . . . . . . . . . .        9,362        9,362          9,362         9,362          9,362
  Unrealized loss on available-for-sale
    securities, net . . . . . . . . . . . . .         (131)        (131)          (131)         (131)          (131)
  Less:  Expense of contribution to the
             Foundation, net of taxes(5)  . .            -         (291)          (342)         (394)          (453)
  Plus:  Shares issued to the Foundation  . .            -          485            570           656            756
  Less:  Common Stock acquired by the ESOP(6)            -         (816)          (960)       (1,104)        (1,270)

  Less:  Common Stock acquired by
         the Stock-Based Incentive Plan(7). .            -         (408)          (480)         (552)          (635)
                                                  --------     --------       --------      --------       --------
    Total stockholders' equity  . . . . . . .     $  9,231     $ 17,183       $ 18,684      $ 20,185       $ 21,912
                                                  ========     ========       ========      ========       ========


------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) No effect has been given to the issuance of additional shares of Common Stock to the Foundation at a value of $10.00 per share or to the issuance of additional shares for option grants under the Stock-Based Incentive Plan intended to be adopted by the Company. An amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, will be reserved for issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. See "Risk Factors-Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 4 to the tables under "Pro Forma Data" and "Management of the Association-Other Benefit Plans."
(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion-Liquidation Rights" and "Regulation-Federal Savings Institution Regulation-Limitations on Capital Distributions."

(5) Represents the value of the contribution of Common Stock to the Foundation at $10.00 per share reduced by the associated tax benefit of $194,000, $228,000, $262,000 and $303,000 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. The realization of the federal tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. For state income tax purposes, the Company will be able to deduct the contribution and to carry forward any unused portion of the deduction for a five-year period following the year in which the contribution is initially made. Such deductions by the Company for Pennsylvania income tax purposes can be utilized only if the Company generates sufficient state taxable income on an unconsolidated basis, and also are subject to the limitation of 10% of unconsolidated income of the Company.

(6) Assumes that 8% of the shares issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Association-Other Benefit Plans-Employee Stock Ownership Plan."
(7) Assumes an amount equal to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation, is purchased by the Stock-Based Incentive Plan through open market purchases at the Purchase Price. The Common Stock purchased by the Stock-Based Incentive Plan is reflected as a reduction of stockholders' equity. See "Risk Factors-Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 3 to the table under "Pro Forma Data" and "Management of the Association-Other Benefit Plans."

                                 PRO FORMA DATA


         The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $9.0 million and $12.3 million (or $14.3 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering to Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders; (ii) directors, officers and employees of the Association and members of their immediate families (collectively, "Insiders") will purchase an aggregate of $757,500 of Common Stock and the ESOP will purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation; (iii) Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") will receive a fee equal to 2.0% of the aggregate Purchase Price of shares sold in the Subscription and Community Offerings, excluding shares purchased by directors, officers, employees and any immediate family member thereof and the ESOP for which Sandler O'Neill will not receive a fee; and (iv) Conversion expenses, excluding the marketing fees paid to Sandler O'Neill, will be approximately $570,000. Actual Conversion expenses may vary from those estimated.



         Pro forma consolidated net income of the Company for the fiscal year ended June 30, 1998, has been calculated as if the Common Stock had been sold at the beginning of the fiscal year and the net proceeds had been invested at 4.5%, which is the arithmetic average of the weighted average yield earned by the Association on its interest-earning assets and the weighted average rate paid on its deposits during such period (as required by OTS regulations). The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock or the effect of any possible use of the net Conversion proceeds. The pro forma after-tax yield for the Company and the Association is assumed to be 2.70% for the fiscal year ended June 30, 1998, based on an effective tax rate of 40.0%. Historical and pro forma net earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued, as adjusted to give effect to the purchase of shares by the ESOP and the issuance of shares to the Foundation. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued.


         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be stated in an amount greater than amounts that would be available for distribution to stockholders in the event of liquidation.

         The following tables summarize historical data of the Association and pro forma data of the Company at or for the fiscal year ended June 30, 1998, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to Stock Awards reserved for grant under the Stock-Based Incentive Plan, which is expected to be adopted by the Company following the Conversion. See Footnote 3 to the table and "Management of the Association- Other Benefit Plans." No effect has been given in the tables to the possible issuance of additional shares of Common Stock upon the exercise of stock options to be granted under the Stock-Based Incentive Plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Association, to the tax effect of the bad debt reserve and other factors. See Footnote 5 to the table below, "The Conversion- Liquidation Rights" and "Management of the Association-Other Benefit Plans." THE FOLLOWING TABLE ASSUMES THAT THE FOUNDATION IS APPROVED AS PART OF THE CONVERSION AND THEREFORE GIVES EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE ESTIMATED PRICE RANGE, AS SET FORTH HEREIN AND IN THE TABLE BELOW, TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                          AT OR FOR THE FISCAL YEAR ENDED JUNE 30, 1998
                                                  --------------------------------------------------------------------
                                                                                                       1,511,617
                                                       971,550       1,143,000        1,314,450       SHARES SOLD AT
                                                       SHARES      SHARES SOLD AT   SHARES SOLD AT       $10.00
                                                   SOLD AT $10.00     $10.00           $10.00         PER SHARE (15%
                                                     PER SHARE      PER SHARE         PER SHARE          ABOVE
                                                     (MINIMUM       (MIDPOINT         (MAXIMUM          MAXIMUM
                                                   OF ESTIMATED    OF ESTIMATED     OF ESTIMATED      OF ESTIMATED
                                                   PRICE RANGE)    PRICE RANGE)     PRICE RANGE)      PRICE RANGE)(7)
                                                  --------------- ---------------  ---------------   -----------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross Proceeds  . . . . . . . . . . . . . . . .         $9,715         $11,430          $13,144           $15,116
Plus:  Shares issued to Foundation (equal to
          5% of the stock sold in the
          Conversion) . . . . . . . . . . . . .            485             570              656               754
                                                       -------         -------          -------           -------
Pro forma market capitalization . . . . . . . .        $10,200         $12,000          $13,800           $15,870
                                                       =======         =======          =======           =======

Gross proceeds  . . . . . . . . . . . . . . . .        $ 9,715         $11,430          $13,144           $15,116
Less:  Offering expenses and commissions  . . .           (733)           (765)            (796)             (833)
Estimated net proceeds  . . . . . . . . . . . .          8,982          10,665           12,348            14,283
Less:  Common Stock purchased by ESOP . . . . .           (816)           (960)          (1,104)           (1,270)
       Common Stock purchased by Stock-Based
          Incentive Plan  . . . . . . . . . . .           (408)           (480)            (552)             (635)
                                                       -------         -------          -------           -------
     Estimated net proceeds, as adjusted  . . .        $ 7,758         $ 9,225          $10,692           $12,378
                                                       =======         =======          =======           =======
Consolidated net earnings (1):
     Historical . . . . . . . . . . . . . . . .        $   617         $   617          $   617           $   617
     Pro forma earnings on net proceeds . . . .            210             249              288               334
     Less:  Pro forma ESOP adjustment (2) . . .            (41)            (48)             (55)              (64)
            Pro forma Stock-Based Incentive
              Plan adjustment (3) . . . . . . .            (49)            (58)             (66)              (76)
                                                       -------         -------          -------           -------
     Pro forma net earnings . . . . . . . . . .        $   737         $   760          $   784           $   811
                                                       =======         =======          =======           =======
Per share net earnings (1):
     Historical . . . . . . . . . . . . . . . .        $  0.65         $  0.55          $  0.48           $  0.42
     Pro forma earnings on net proceeds . . . .           0.22            0.22             0.22              0.22
     Less:  Pro forma ESOP adjustment (2) . . .          (0.04)          (0.04)           (0.04)            (0.04)
            Pro forma Stock-Based Incentive
            Plan adjustment (3) . . . . . . . .          (0.05)          (0.05)           (0.05)            (0.05)
                                                       -------         -------          -------           -------
     Pro forma net earnings per share . . . . .        $  0.78         $  0.68          $  0.61           $  0.55
                                                       =======         =======          =======           =======
Stockholders' equity:
     Historical . . . . . . . . . . . . . . . .        $ 9,231         $ 9,231          $ 9,231           $ 9,231
     Estimated net proceeds . . . . . . . . . .          8,982          10,665           12,348            14,283
     Plus:  Tax Benefit of Foundation(4). . . .            194             228              262               303
     Less:  Common Stock acquired by
              ESOP (2)  . . . . . . . . . . . .           (816)           (960)          (1,104)           (1,270)
            Common Stock acquired by
              Stock-Based Incentive Plan (3). .           (408)           (480)            (552)             (635)
                                                       -------         -------          -------           -------
     Pro forma stockholders' equity
       (3)(4)(5)(6) . . . . . . . . . . . . . .        $17,183         $18,684          $20,185           $21,912
                                                       =======         =======          =======           =======
Stockholders' equity per share:
     Historical . . . . . . . . . . . . . . . .        $  9.05         $  7.69          $  6.69           $  5.81
     Estimated net proceeds . . . . . . . . . .           8.81            8.89             8.95              9.00
     Plus: Tax Benefit of Foundation(4) . . . .           0.19            0.19             0.19              0.19
     Less:   Common Stock acquired by ESOP (2).          (0.80)          (0.80)           (0.80)            (0.80)
             Common Stock acquired by
               Stock-Based Incentive Plan (3) .          (0.40)          (0.40)           (0.40)            (0.40)
                                                       -------         -------          -------           -------
     Pro forma stockholders' equity
       per share (3)(4)(5)(6) . . . . . . . . .        $ 16.85         $ 15.57          $ 14.63           $ 13.80
                                                       =======         =======          =======           =======
Offering price as a percentage of pro forma
  stockholders' equity per share  . . . . . . .          59.36%          64.23%           68.37%            72.43%
Offering price to pro forma net earnings per
share . . . . . . . . . . . . . . . . . . . . .          12.83           14.62            16.31             18.12


                                                        (footnotes on next page)

-------------------------

(1) Does not give effect to the non-recurring expense that is expected to be recognized in the second quarter of fiscal 1999 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $291,000, $342,000, $394,000 and $453,000 at the
    minimum, midpoint, maximum, and maximum as adjusted, of the Estimated Price Range, respectively.



(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon 12 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assume: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement for the year ended June 30, 1998, and was made at the end of the period; (ii) that 6,800, 8,000, 9,200 and 10,580 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended June 30, 1998 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Association- Other Benefit Plans-Employee Stock Ownership Plan."



(3) Gives effect to the Stock Awards available for grant under the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation, or 40,800, 48,000, 55,200 and 63,480 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Company. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.76, $0.67, $0.60 and $0.54 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $16.58, $15.36, $14.45 and $13.66 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Association-Other Benefit Plans."


(4) Assumes a combined federal and state effective income tax rate of 40%.


(5) No effect has been given to the issuance of additional shares of Common Stock upon the exercise of options to be granted under the Stock-Based Incentive Plan. An amount equal to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation, or 102,000, 120,000, 138,000 and 158,700 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.73, $0.64, $0.58 and $0.52, respectively, and the pro forma stockholders' equity per share would be $16.22, $15.06, $14.21 and $13.46, respectively. See "Management of the Association-Other Benefit Plans."


(6) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The
    Conversion-Liquidation Rights" and "Regulation-Federal Regulation of Savings Institutions-Limitation on Capital Distributions."

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                           COMPARISON OF VALUATION AND
                    PRO FORMA INFORMATION WITH NO FOUNDATION


      In the event that the Foundation was not being established as part of the Conversion, Keller has estimated that the pro forma market capitalization of the Association would be approximately $12.5 million, at the midpoint, which is approximately $500,000 greater than the pro forma market capitalization of the Association if the Foundation is approved by members of the Association and would result in approximately a $1.1 million increase, or 9.36%, in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity and pro forma net earnings per share would be $15.56 and $0.68, respectively, at the midpoint of the estimate, assuming no Foundation, and $15.57 and $0.68, respectively, with the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are 64.28% and 14.80x, respectively, at the midpoint of the estimate, assuming no Foundation and are 64.23% and 14.62x, respectively, with the Foundation. This estimate by Keller was prepared at the request of the OTS and is solely for purposes of providing members with sufficient information with which to make an informed decision on the Foundation. There is no assurance that in the event the Foundation is not approved at the Special Meeting of members that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.


      For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion was completed at June 30, 1998.



                                                 AT THE MINIMUM              AT THE MIDPOINT             AT THE MAXIMUM
                                           --------------------------- --------------------------- ---------------------------
                                               WITH           NO           WITH           NO           WITH           NO
                                            FOUNDATION    FOUNDATION    FOUNDATION    FOUNDATION    FOUNDATION    FOUNDATION
                                           ------------- ------------- ------------- ------------- ------------- -------------
                                                                                          (DOLLARS IN THOUSANDS)

Estimated offering amount.................   $    9,715     $  10,625     $  11,430     $  12,500     $  13,144     $  14,375
Pro forma market capitalization...........       10,200        10,625        12,000        12,500        13,800        14,375
Total assets..............................      119,942       120,589       121,443       122,204       122,944       123,820
Total liabilities.........................      102,759       102,759       102,759       102,759       102,759       102,759
Pro forma stockholders' equity............       17,183        17,830        18,684        19,445        20,185        21,061
Pro forma consolidated net
  earnings................................          737           756           760           783           784           810
Pro forma stockholders' equity
  per share...............................        16.85         16.78         15.57         15.56         14.63         14.65
Pro forma consolidated net
  earnings per share......................         0.78          0.77          0.68          0.68          0.61          0.61
Pro Forma Pricing Ratios:
   Offering Price as a percentage
     of pro forma stockholders'
     equity per share.....................        59.36%        59.59%        64.23%        64.28%        68.37%        68.25%
   Offering price to pro forma net
      earnings per share..................        12.83x        13.03x        14.62x        14.80x        16.31x        16.45x
   Offering price to assets...............         8.50%         8.81%         9.88%        10.23%        11.22%        11.61%
Pro Forma Financial Ratios:
   Return on assets.......................         0.61%         0.63%         0.63%         0.64%         0.64%         0.65%
   Return on stockholders' equity.........         4.29          4.24          4.07          4.03          3.89          3.85
   Stockholders' equity to assets.........        14.33         14.79         15.39         15.91         16.42         17.01




                                                    AT THE MAXIMUM,
                                                      AS ADJUSTED
                                             -----------------------------
                                                 WITH            NO
                                              FOUNDATION      FOUNDATION
                                             -------------   -------------
                                               (DOLLARS IN THOUSANDS)

Estimated offering amount.................     $  15,116     $  16,531
Pro forma market capitalization...........        15,870        16,531
Total assets..............................       124,671       125,678
Total liabilities.........................       102,759       102,759
Pro forma stockholders' equity............        21,912        22,919
Pro forma consolidated net
  earnings................................           811           841
Pro forma stockholders' equity
  per share...............................         13.80         13.86
Pro forma consolidated net
  earnings per share......................          0.55          0.55
Pro Forma Pricing Ratios:
   Offering Price as a percentage
     of pro forma stockholders'
     equity per share.....................         72.43%        72.13%
   Offering price to pro forma net
      earnings per share..................         18.12x        18.21x
   Offering price to assets...............         12.73%        13.15%
Pro Forma Financial Ratios:
   Return on assets.......................          0.65%         0.67%
   Return on stockholders' equity.........          3.70          3.67
   Stockholders' equity to assets.........         17.58         18.24

                    SECURITY SAVINGS ASSOCIATION OF HAZLETON
                              STATEMENTS OF INCOME

      The following Statement of Income of the Association for the fiscal years ended June 30, 1998, 1997 and 1996 have been audited by Parente, Randolph, Orlando, Carey & Associates, independent auditors, whose report thereon is included elsewhere in this Prospectus. These Statements of Income should be read in conjunction with the Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                                                                   FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                       ------------------------------------------------------------
                                                                             1998                  1997                 1996
                                                                       -----------------    ------------------    -----------------

Interest income:
   Loans............................................................        $5,414,524            $5,181,464           $5,133,778
   Interest and dividends on securities:
      Taxable interest income(1)....................................         1,887,331             1,804,963            1,716,776
      Nontaxable interest income....................................             2,983                    --                   --
      Dividends.....................................................            36,835                34,727               33,564
   Interest-bearing deposits with banks.............................           398,053               418,819              574,992
                                                                            ----------            ----------           ----------
         Total interest income .....................................         7,739,726             7,439,973            7,459,110
Interest expense:
   Deposits ........................................................         4,259,958             4,028,973            4,229,652
                                                                            ----------            ----------           ----------
Net interest income ................................................         3,479,768             3,411,000            3,229,458
Provision for loan losses ..........................................           175,626                34,450              101,997
                                                                            ----------            ----------           ----------
Net interest income after provision
   for loan losses .................................................         3,304,142             3,376,550            3,127,461
                                                                            ----------            ----------           ----------
Noninterest income:
   Other loan fees and service charges..............................           266,628               241,342              234,277
   Net realized gain on sale and calls
      of available-for-sale securities..............................               701                16,776                   --
   Other ...........................................................            36,748                25,736               24,095
                                                                            ----------            ----------           ----------
            Total noninterest income ...............................           304,077               283,854              258,372
                                                                            ----------            ----------           ----------
Noninterest expenses:
   Salaries and employee benefits ..................................         1,298,666             1,268,649            1,221,930
   Occupancy and equipment expenses ................................           233,788               214,289              250,505
   FDIC deposit insurance premiums .................................            64,457               752,450              220,377
   Data processing .................................................           138,096               132,943              140,695
   Professional fees................................................           103,919                98,238               85,401
   Foreclosed real estate expenses, net.............................           136,331               142,127                3,738
   Other noninterest expenses.......................................           509,438               498,176              503,882
                                                                            ----------            ----------           ----------
      Total noninterest expenses....................................         2,484,695             3,106,872            2,426,528
                                                                            ----------            ----------           ----------
Income before provision for income taxes............................         1,123,524               553,532              959,305
Provision for income taxes .........................................           506,300               343,981              362,300
                                                                            ----------            ----------           ----------
Net income .........................................................        $  617,224            $  209,551           $  597,005
                                                                            ==========            ==========           ==========


-------------------------
(1) Includes interest earned on FHLB demand accounts.


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      The Company has only recently been formed and, accordingly, has no results of operations. The Association's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits. Results of operations are also affected by the Association's provision for loan losses, security sales activities, service charges and other fee income, and noninterest expense. The Association's noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, data processing, professional fees, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

FORWARD-LOOKING STATEMENTS

      This Prospectus contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MANAGEMENT STRATEGY

      The Association's operating strategy has been that of a community-based banking institution, offering a wide variety of savings products to its retail customers, while concentrating on residential and consumer lending and, to a lesser extent, multi-family and commercial real estate and construction lending. In order to promote long-term financial strength and profitability, the Association's operating strategy has focused on: (i) maintaining strong asset quality by originating primarily one- to four-family mortgage loans and home equity loans and lines of credit secured by residential real estate located in its market area; (ii) managing its interest rate risk within the context of its significant fixed-rate one- to four-family mortgage lending activity; (iii) providing products and delivery systems directed at the needs and expectations of its customer base, including through taking advantage of technological advances when appropriate; and (iv) maintaining a strong regulatory capital position.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK ANALYSIS


      QUALITATIVE ANALYSIS


      The Association's interest rate risk management has involved the evaluation of the interest rate risk included in certain balance sheet accounts, the determination of the level of interest rate risk appropriate given the Association's business strategy, operating environment, capital and liquidity requirements and performance objectives, and management of its interest rate risk pursuant to strategies approved by the Board of Directors to achieve a level of interest rate risk consistent with guidelines approved by the Board of Directors. Through such management, the Association seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors has established an Investment/Asset Liability Committee ("ALCO"), which is responsible for reviewing asset/liability policies and the interest rate risk position. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Association. See "Risk Factors--Sensitivity to Changes in Interest Rates."

      In recent years, the Association has utilized the following strategies to manage interest rate risk: (i) originating shorter-term (20 years or less) fixed-rate mortgage loans, in addition to 30-year fixed-rate loans; (ii) originating consumer loans which have a generally shorter term and may have a variable interest rate; (iii) promoting longer-term deposits, particularly three-year certificates of deposit; and (iv) investing in shorter-term investment and mortgage-related securities.

      Management believes that limiting its exposure to interest rate risk fluctuations enhances long-term profitability. However, the Association's strategies also can adversely impact net interest income due to lower yields on shorter-term investments in comparison to longer-term fixed-rate investments and whole loans. To promote a higher yield on its investment securities while at the same time addressing the Association's interest rate risk management policies, the Association has invested a significant portion of its portfolio of investment securities in longer-term (more than five years) federal agency obligations which have call features. Given the rates of such securities in comparison to current market interest rates, the Association anticipates the substantial majority of such securities will be called prior to their contractual maturity. However, if changes in interest rates exceed ranges anticipated by the Association in estimating the anticipated life of such callable securities, the Association would be subject to increased interest rate or reinvestment risk, depending on the direction of the change in market interest rates.

      QUANTITATIVE ANALYSIS


      NET PORTFOLIO VALUE. The Association's interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in the Association's NPV over a range of interest rate scenarios. Such model is prepared by a third party for the Association. The OTS also prepares and sends to the Association a NPV model based upon the Association's quarterly financial reports to the OTS and assumptions utilized by the OTS. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS model makes assumptions, among the other things regarding the annual prepayment rates for residential mortgage loans, adjustable-rate and fixed-rate, prepayment rates ranged from 4% to 30% annually. Mortgage-related securities were assumed to prepay at rates between 6% and 62% annually. Investment securities, which include callable federal agency obligations, are presented based on their stated maturities. Savings accounts, negotiable order of withdrawal ("NOW") accounts and Money Market Cash accounts are assumed by the OTS to decay at 14%, 17%, and 31%, respectively, for each of the following periods: one year, one to two years, two to three years, three to four years, four to five years and over five years. The results of the OTS model may vary from the Association's model primarily due to differences in assumptions utilized, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. See "Regulation--Federal Regulation of Savings Institutions." The following table sets forth the OTS's NPV as of June 30, 1998.




                                                                                                    NPV AS % OF PORTFOLIO
      CHANGE IN                                                                                       VALUE OF ASSETS
    INTEREST RATES                             NET PORTFOLIO VALUE                            --------------------------------
   IN BASIS POINTS           -----------------------------------------------------------         NPV
     (RATE SHOCK)                AMOUNT             $ CHANGE              % CHANGE               RATIO           CHANGE (1)
----------------------       ---------------     --------------      -------------------      -----------      ---------------
                                                                   (DOLLARS IN THOUSANDS)

         400                     $8,608             (3,611)               (30)%                  7.92%               (270)
         300                      9,728             (2,491)               (20)                    8.81               (182)
         200                     10,789             (1,430)               (12)                    9.62               (100)
         100                     11,687               (532)                (4)                   10.27                (35)
        Static                   12,219                 --                 --                    10.62                 --
        (100)                    12,847                528                  5                    11.03                 41
        (200)                    13,232              1,013                  8                    11.25                 63
        (300)                    13,872              1,653                 14                    11.64                203
        (400)                    14,725              2,506                 21                    12.28                257


---------------------------------------
(1)   Expressed in basis points.


      Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Association's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Association's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

      AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Association at and for the fiscal years ended June 30, 1998, 1997 and 1996. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown, except where noted, otherwise and reflect annualized yields and costs. Average balances are derived from average monthly balances. In management's opinion, such balances are not materially different than average daily balances. The yields and costs include fees which are considered adjustments to yields.


                                                                                              FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                                            ----------------------------------------
                                                                    AT JUNE 30, 1998                         1998
                                                                -------------------------   ---------------------------------------
                                                                                                                          AVERAGE
                                                                                 YIELD/       AVERAGE                      YIELD/
                                                                   BALANCE        RATE        BALANCE        INTEREST       RATE
                                                                --------------  ---------   -------------  ------------  ----------
                                                                                         (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
   Loans (1):
       Real estate(2).........................................     $ 55,782       7.81%       $ 55,841        $4,358         7.80%
       Consumer...............................................        9,935       8.30          10,331           825         7.99
       Commercial real estate.................................        3,946       5.88           3,131           232         7.41
                                                                   --------                   --------        ------
          Total loans.........................................       69,663       7.77          69,303         5,415         7.81
   Mortgage-related securities (3)............................        2,196       7.24           2,629           159         6.05
   Investment securities (4)(5)...............................       26,487       6.67          26,723         1,768         6.62
   Interest-bearing deposits..................................        8,586       4.64           5,995           398         6.64
                                                                   --------                   --------        ------
       Total interest-earning assets..........................      106,932       7.24         104,650         7,740         7.40
                                                                   --------       ----        --------        ------         ----
NONINTEREST-EARNING ASSETS:
   Cash and due from banks....................................        3,272                      3,092
   Premises and equipment.....................................        1,364                      1,327
   Other, less allowance for loan losses......................          422                        767
                                                                   --------                   --------
       Total noninterest-earning assets.......................        5,058                      5,186
                                                                   --------                   --------
Total assets..................................................     $111,990                   $109,836
                                                                   ========                   ========
INTEREST-BEARING LIABILITIES:
   Deposits:
       Passbook and statement savings.........................     $ 29,053       2.74        $ 28,788           795         2.76
       Money market...........................................        2,084       2.54           2,151            53         2.46
       NOW....................................................       10,983       1.38          10,081           152         1.51
       Certificates of deposit................................       60,484       5.39          59,342         3,260         5.49
                                                                   --------                   --------        ------
          Total interest-bearing deposits.....................      102,604       4.15         100,362         4,260         4.24
                                                                                  ----                        ------         ----
NONINTEREST-BEARING LIABILITIES:
   Other liabilities..........................................          155                        513
                                                                   --------                   --------
Total liabilities.............................................      102,759                    100,875
Equity........................................................        9,231                      8,961
                                                                   --------                   --------
Total liabilities and equity..................................     $111,990                   $109,836
                                                                   ========                   ========
   Net interest-earning assets................................                                $  4,288
   Net interest income/interest rate spread (6)...............                    3.09%                       $3,480         3.16%
                                                                                  ====                        ======         ====
   Net interest margin as a percentage
      of interest-earning assets (7)..........................                                                  3.33%
                                                                                                                ====
   Ratio of interest-earning assets to interest-
      bearing liabilities.....................................       104.22%                    104.27%
                                                                     ======                     ======


                                                                  FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                ----------------------------------------
                                                                                  1997
                                                                ----------------------------------------
                                                                                               AVERAGE
                                                                   AVERAGE                      YIELD/
                                                                   BALANCE        INTEREST       RATE
                                                                --------------  ------------  ----------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
   Loans (1):
       Real estate(2).........................................       $ 53,399       $ 4,031        7.55%
       Consumer...............................................         11,212         1,018        9.08
       Commercial real estate.................................          2,080           132        6.35
                                                                     --------       -------
          Total loans.........................................         66,691         5,181        7.77
   Mortgage-related securities (3)............................          4,846           196        4.04
   Investment securities (4)(5)...............................         24,405         1,644        6.74
   Interest-bearing deposits..................................          6,282           419        6.67
                                                                     --------       -------
       Total interest-earning assets..........................        102,224         7,440        7.28
                                                                     --------       -------        ----
NONINTEREST-EARNING ASSETS:
   Cash and due from banks....................................          2,691
   Premises and equipment.....................................          1,101
   Other, less allowance for loan losses......................            919
                                                                     --------
       Total noninterest-earning assets.......................          4,711
                                                                     --------
Total assets..................................................       $106,935
                                                                     ========
INTEREST-BEARING LIABILITIES:
   Deposits:
       Passbook and statement savings.........................       $ 30,996           827        2.67
       Money market...........................................          2,374            60        2.53
       NOW....................................................          9,065           135        1.49
       Certificates of deposit................................         55,653         3,007        5.40
                                                                     --------       -------
          Total interest-bearing deposits.....................         98,088         4,029        4.11
                                                                                    -------        ----
NONINTEREST-BEARING LIABILITIES:
   Other liabilities..........................................            513
                                                                     --------
Total liabilities.............................................         98,601
Equity........................................................          8,334
                                                                     --------
Total liabilities and equity..................................       $106,935
                                                                     ========
   Net interest-earning assets................................       $  4,136
   Net interest income/interest rate spread (6)...............                     $  3,411         3.17%
                                                                                   ========         ====
   Net interest margin as a percentage
     of interest-earning assets (7)...........................                         3.34%
                                                                                       ====
   Ratio of interest-earning assets to interest-
     bearing liabilities......................................         104.22%
                                                                       ======

                                                                    FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                -----------------------------------------
                                                                                   1996
                                                                -----------------------------------------
                                                                                                AVERAGE
                                                                    AVERAGE                      YIELD/
                                                                    BALANCE        INTEREST       RATE
                                                                ---------------  ------------  ----------
                                                                            (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
   Loans (1):
       Real estate(2).........................................        $ 52,447        $3,995        7.62%
       Consumer...............................................          10,932           910        8.32
       Commercial real estate.................................           1,657           229       13.82
                                                                      --------        ------
          Total loans.........................................          65,036         5,134        7.89
   Mortgage-related securities (3)............................           6,562           266        4.05
   Investment securities (4)(5)...............................          21,957         1,484        6.76
   Interest-bearing deposits..................................           8,880           575        6.48
                                                                      --------        ------
       Total interest-earning assets..........................         102,435         7,459        7.28
                                                                      --------        ------       -----
NONINTEREST-EARNING ASSETS:
   Cash and due from banks....................................           2,533
   Premises and equipment.....................................           1,132
   Other, less allowance for loan losses......................             579
                                                                      --------
       Total noninterest-earning assets.......................           4,244
                                                                      --------
Total assets..................................................        $106,679
                                                                      ========
INTEREST-BEARING LIABILITIES:
   Deposits:
       Passbook and statement savings.........................        $ 32,747           931         2.84
       Money market...........................................           2,692            74         2.75
       NOW....................................................           9,106           190         2.09
       Certificates of deposit................................          53,653         3,035         5.66
                                                                      --------        ------
             Total interest-bearing deposits..................          98,198         4,230         4.31
                                                                                      ------        -----
NONINTEREST-BEARING LIABILITIES:
   Other liabilities..........................................             416
                                                                      --------
Total liabilities.............................................          98,614
Equity........................................................           8,065
                                                                      --------
Total liabilities and equity..................................        $106,679
                                                                      ========
   Net interest-earning assets................................        $  4,237
   Net interest income/interest rate spread (6)...............                        $3,229         2.97%
                                                                                      ======         ====
   Net interest margin as a percentage
     of interest-earning assets (7)...........................                          3.15%
                                                                                        ====
   Ratio of interest-earning assets to interest-
     bearing liabilities......................................          104.31%
                                                                        ======


------------------------------
(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include nonperforming loans.
(2) Includes in addition to one- to four-family real estate loans, multi-family and construction real estate loans which at June 30, 1998 totalled $811,000 and $523,000, respectively.
(3) Includes mortgage-related securities available-for-sale and held-to-maturity.
(4) Includes investment securities available-for-sale and held-to-maturity and stock in the FHLB of Pittsburgh.
(5) The average balance of tax-exempt investments in 1998 was not material. There were no tax-exempt investments owned in 1997 or 1996.
(6) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.

      RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Association's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.


                                                            FISCAL YEAR ENDED                          FISCAL YEAR ENDED
                                                              JUNE 30, 1998                              JUNE 30, 1997
                                                               COMPARED TO                                COMPARED TO
                                                            FISCAL YEAR ENDED                          FISCAL YEAR ENDED
                                                              JUNE 30, 1997                              JUNE 30, 1996
                                               ------------------------------------------     ------------------------------------
                                                   INCREASE (DECREASE)                           INCREASE (DECREASE)
                                                         DUE TO                                        DUE TO
                                               ----------------------------                   -------------------------
                                                  RATE            VOLUME         NET              RATE        VOLUME      NET
                                               -----------     ------------   -----------     ------------  -----------  ---------
                                                                                (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans:
      Real estate(1)..........................      $ 138            $ 189         $ 327            $ (37)       $  73      $  36
      Consumer................................       (117)             (76)         (193)              85           23        108
      Commercial real estate..................         25               75           100             (145)          48        (97)
                                                    -----            -----         -----            -----        -----      -----
            Total.............................         46              188           234              (97)         144         47
   Mortgage-related securities................         74             (111)          (37)              (1)         (69)       (70)
   Investment securities (2)..................        (29)             153           124               (4)         164        160
   Interest-earning deposits..................         (2)             (19)          (21)              17         (173)      (156)
                                                    -----            -----         -----            -----        -----      -----
         Total interest-earning assets........         89              211           300              (85)          66        (19)
                                                    -----            -----         -----            -----        -----      -----
INTEREST-BEARING LIABILITIES:
   Deposits:
      Passbook and statement savings..........         28              (60)          (32)             (55)         (49)      (104)
      Money market............................         (2)              (5)           (7)              (6)          (8)       (14)
      NOW.....................................          2               15            17              (54)          (1)       (55)
      Certificate of deposit..................         51              202           253             (141)         113        (28)
                                                    -----            -----         -----            -----        -----      -----
         Total interest-bearing liabilities...         79              152           231             (256)          55       (201)
                                                    -----            -----         -----            -----        -----      -----
Increase in net interest income...............      $  10            $  59         $  69            $ 171        $  11      $ 182
                                                    =====            =====         =====            =====        =====      =====

------------------------
(1) Includes in addition to one- to four-family real estate loans, multi-family and construction real estate loans which at June 30, 1998 totalled $811,000 and $523,000, respectively.
(2) Calculations of rate/volume changes are not presented on a tax equivalent basis due to the volume of tax-exempt investments in 1998 not being material. There were no tax-exempt investments owned in 1997 or 1996.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND JUNE 30, 1997.


      Total assets increased by $4.6 million, or 4.3%, from $107.4 million at June 30, 1997 to $112.0 million at June 30, 1998. The growth in assets was primarily due to loan growth, which was funded through increased deposits and retained earnings. Loan growth during the 1998 period was primarily due to increased demand, particularly as a result of refinancings in light of decreased interest rates, the introduction of 30-year fixed rate loans and special promotions for home equity loans and lines of credit. Cash and due from banks also increased due to the growth in deposits during 1998 exceeding the growth in loans and investment securities.


      Real estate loans increased by $2.9 million, or 5.1%, from $57.1 million at June 30, 1997 to $60.0 million at June 30, 1998 primarily due to increases in the origination of one- to four-family loans, including the conversion of construction loans to permanent financing, and multi-family and commercial real estate loans. One- to four- family loans increased $1.0 million from $53.7 million at June 30, 1997 to $54.7 million at June 30, 1998. Multi-family and commercial real estate loans increased $1.5 million from $3.3 million at June 30, 1997 to $4.8 million at June 30, 1998, a 45.5% increase, primarily due to the Association's increased business development efforts. Consumer loans decreased by $400,000, or 3.9%, from $10.3 million at June 30, 1997 to $9.9 million at June 30, 1998.


      Nonperforming loans increased from $1.6 million at June 30, 1997 to $1.9 million at June 30, 1998, representing 2.4% and 2.7%, respectively, of total loans at such dates. The increase of $300,000 in nonperforming loans was in one- to four-family real estate loans. This increase continued a trend which commenced in 1996 as a result of a decline in real estate values in the market area. Initially, the Association was slow to handle the increased number of loans which warranted foreclosure. The Association has improved its procedures for addressing delinquent loans and believes that real estate values in its market area have stabilized in recent periods. Nonperforming assets and troubled debt restructurings remained stable at $2.1 million for both June 30, 1998 and 1997, representing 1.9% and 2.0%, respectively, of total assets at such dates.


      Total deposits increased by $4.1 million, or 4.2%, from $98.5 million at June 30, 1997 to $102.6 million at June 30, 1998. The increase was primarily due to an increase of $3.2 million, or 5.6%, in certificates of deposit from $57.3 million at June 30, 1997 to $60.5 million at June 30, 1998. The increase in certificates of deposit was primarily due to the Association's strategy of offering more competitive rates on such deposits.

      Total equity increased $600,000, or 7.0%, from $8.6 million at June 30, 1997 to $9.2 million at June 30, 1998. The increase in equity was a result of net income of $600,000 for the fiscal year.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1998 AND JUNE 30, 1997.

      GENERAL. Net income for fiscal 1998 increased by $407,000, or 193.8%, to $617,000 from $210,000 for fiscal year 1997. The increase was primarily due to a decrease in noninterest expense resulting from the absence of the one time special assessment of $620,000 to recapitalize the SAIF which occurred in the second quarter of fiscal 1997. Net income also increased due to an increase in net interest income. These items were slightly offset by an increase in the provision for loan losses and an increase in noninterest expenses.

      INTEREST INCOME. Total interest income increased by $300,000, or 4.1%, from $7.4 million for fiscal 1997 to $7.7 million for fiscal 1998, primarily due to a $2.4 million, or 2.3%, increase in the average balance of interest- earning assets and a slight increase in the weighted average yield on interest-earning assets, which increased from 7.28% for fiscal 1997 to 7.40% for fiscal 1998. Interest income on real estate loans increased $300,000, or 7.5%, from $4.0 million for fiscal year 1997 to $4.3 million for fiscal year 1998, primarily due to a $2.4 million increase in the average balance of real estate loans and a slight increase in the weighted average yield from 7.55% for fiscal 1997 to 7.80% for fiscal 1998. Interest income on consumer loans decreased $175,000, from $1.0 million for fiscal year 1997 to $825,000 for fiscal year 1998. This was principally due to decreases in the average balance of consumer loans from $11.2 million in 1997 to $10.3 million in 1998 and a decrease in the yield on such loans from 9.08% in 1997 to 7.99% in 1998. Interest income on mortgage-related securities decreased $37,000 from $196,000 for fiscal 1997 to $159,000 for fiscal 1998 due to the increase in weighted average yield from 4.04% in 1997 to 6.05% in 1998 being offset by a decrease of $2.2 million in the average balance of such securities from $4.8 million in 1997 to $2.6 million in 1998. Interest income on investment securities increased slightly by $100,000, from $1.6 million for fiscal year 1997 to $1.7 million for fiscal year 1998 due to an increase in the average balance of investment securities from $24.4 million in 1997 to $26.7 million in 1998, offset by a decrease in the yield on such investments.

      INTEREST EXPENSE. Interest expense increased by $200,000, or 5.0%, from $4.0 million for fiscal 1997 to $4.2 million for fiscal 1998. The increase in interest expense was primarily the result of increased expense on certificates of deposit, which was a result of a $3.7 million, or 6.7% increase in the average balance of such accounts from $55.6 million for fiscal 1997 to $59.3 million for fiscal 1998. These net increases were partially offset by a decrease in interest expense on savings accounts of $32,000 due to the decrease in the average balance of such accounts, which declined from an average balance of $30.1 million for fiscal 1997 to $28.8 million for fiscal 1998. The increase in the average balance of certificates of deposit and the decrease in the average balance of savings accounts was due primarily to the

Association's efforts to solicit certificate accounts by more competitively pricing such accounts and by customers shifting funds from lower-yielding savings accounts to higher-yielding certificates of deposit.


      PROVISION FOR LOAN LOSSES. The Association's provision for loan losses for fiscal 1998 was $176,000, compared to $34,000 for fiscal 1997. The allowance for loan losses increased $23,000 from $429,000 at June 30, 1997 to $452,000 at June 30, 1998. Total nonaccrual loans also increased from $1.6 million at June 30, 1997 to $1.9 million at June 30, 1998. The increase in the provision for loan losses and corresponding increase in the Association's allowance for loan losses reflected an increase in the amount of nonaccrual and substandard loans. This increase was due to the general decline in real estate values in its market area which commenced in 1996. Initially, the Association was slow to handle the increased number of loans which warranted foreclosure. The Association has improved its procedures for addressing delinquent loans and believes that real estate values in its market area have stabilized in recent periods. As a result, at June 30, 1998, the allowance for loan losses was 0.65% of total loans, compared to 0.64% at June 30, 1997. The Association anticipates that, as a result of its increasing emphasis on consumer and multi-family and commercial real estate loans, it may need to maintain an allowance for loan losses in the future at a level that is higher than that which it maintained in recent periods to offset any greater risk resulting from the shifting composition of its loan portfolio. See "Business of the Association - Delinquent Loans, Classified Assets and Foreclosed Real Estate" and "Allowance for Loan Losses."



      NONINTEREST INCOME. In fiscal 1998, the Association experienced a $20,000 increase in noninterest income from $284,000 in fiscal year 1997 to $304,000 for fiscal year 1998 due primarily to a $25,000 increase in loan fees and service charges associated with the implementation of surcharges on ATM transactions and the increase in the average balance of loans originated. This increase was offset by a $16,000 reduction in the gain of sale and calls of securities from $17,000 for fiscal 1997 to $1,000 for fiscal 1998.



     NONINTEREST EXPENSES. Total noninterest expenses decreased from $3.1 million for fiscal 1997 to $2.5 million for fiscal 1998 due primarily to a reduction in the FDIC deposit insurance premiums in fiscal 1998 and the absence of a one-time charge of $620,000 in order to recapitalize the SAIF fund which occurred in the fourth quarter of 1997. As a result of the FDIC premium reduction and absence of the SAIF assessment in fiscal 1998, FDIC insurance assessments and premiums decreased from $750,000 for fiscal 1997 to $64,000 for fiscal 1998. Noninterest expenses other than FDIC premiums and the SAIF special assessment increased approximately $66,000 for fiscal 1998 compared to fiscal 1997. Compensation and employee benefits increased $30,000, or 2.4%, primarily due to normal increases in salaries as well as increases in benefit costs offered in part by a decrease aggregating $26,000 in pension expense contribution. This contribution is determined annually by the Association's pension administrator. Other noninterest expenses aggregating $510,000 at June 30, 1998 was comprised of $51,000 of advertising expense, $57,000 of printing and postage, $211,000 of outside service fees, $31,000 in loan expenses, $20,000 in telephone expense, $32,000 in insurance, $41,000 in ATM expense, $15,000 in contributions and $51,000 in other miscellaneous operating expenses. These expenses have remained fairly constant from year to year.


      PROVISION FOR INCOME TAXES. Income tax expense totaled $506,000 for fiscal 1998, compared to $344,000 for fiscal 1997, resulting in an effective tax rate of 45.1 % for fiscal 1998 compared to 62.1% for fiscal 1997. The increase in income tax expense in fiscal 1998 was attributable to higher pre-tax income, which increased from $554,000 in 1997 to $1.1 million in 1998, offset in part by a lower effective tax rate. The fiscal 1997 effective tax rate of 62.1% was inordinately high as a result of a one time recognition of a deferred tax liability of $136,000 for the recapture of certain of the Association's bad debt reserve as a result of a change in federal income tax law. The 1997 effective tax rate was also impacted by a reduced state income tax rate also attributable to the deferred federal tax expense recognition. Without the one-time adjustment, the fiscal 1997 effective tax rate would approximate the fiscal 1998 effective tax rate.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996.

      GENERAL. Net income decreased $387,000, or 64.8%, from $597,000 for fiscal 1996 to $210,000 for fiscal 1997. The decrease was primarily attributable to a one-time special assessment of $620,000 from the FDIC in order to recapitalize the SAIF, which was offset, in part, by a $182,000 increase in net interest income.

      INTEREST INCOME. Interest income remained stable at $7.4 million for fiscal 1997 and fiscal 1996, primarily due to the average balance of interest-earning assets and weighted average yield remaining stable for fiscal 1997 and 1996. Interest income on loans also remained stable at $5.1 million for fiscal 1997 and 1996 due to the higher average balance of loans being offset by a decrease in the weighted average yield of loans from 7.89% for fiscal 1996 to 7.77% for fiscal 1997.

      INTEREST EXPENSE. Interest expense decreased by $200,000, or 4.8%, from $4.2 million for fiscal 1996 to $4.0 million for fiscal 1997 primarily due to a $200,000 decrease in the average balance of deposits and a decrease in the weighted average costs of such liabilities from 4.31% for 1996 to 4.11% for 1997, due primarily to the Association's decision to reduce the rate paid on its savings accounts during 1997 as part of the Association's determination to extend the maturity of its deposit portfolio by competitively pricing its time deposit products. The Association's revised deposit pricing strategy of competitively pricing certificates of deposit and reducing the rate paid on savings accounts resulted in an increase in the average balance of certificates of deposit for 1997 compared to 1996, which was more than offset by the $1.7 million decrease in the average balance of savings accounts for 1997 compared to 1996. This movement to certificates of deposit also extended the average maturity of the Association's deposits.

      PROVISION FOR LOAN LOSSES. During 1997, the provision for loan losses decreased by $68,000 from the prior year's level of $102,000. The lower provision was based on management's evaluation of existing real estate market conditions, the level of charge-offs and nonperforming loans, as well as an evaluation of the general economic conditions in the Association's market areas. At June 30, 1996, the Association's allowance for loan losses to total nonperforming loans and to total loans was 23.9% and 0.69% respectively, compared to 27.1% and 0.64% at June 30, 1997.

      NONINTEREST INCOME. Noninterest income increased by $26,000, or 10.1%, from $258,000 in 1996 to $284,000 in 1997. The increase was primarily attributable to the increase in loan fees and service charges and gains on sale of securities available-for-sale. The increase in loan fees and service charges was primarily due to an increase in the average balance of loans and the implementation of surcharges on ATM transactions.

      NONINTEREST EXPENSE. Noninterest expense increased $700,000, or 29.2%, in 1997 to $3.1 million compared to $2.4 million in 1996. The increase primarily related to the special assessment by the FDIC for the SAIF recapitalization of $620,000. Compensation and employee benefits also increased $47,000, or 3.8%, due to normal annual increases in salaries and benefit costs.

      PROVISION FOR INCOME TAXES. Income tax expense decreased by $18,000, or 5.0%, from $362,000 in fiscal 1996 to $344,000 in fiscal 1997, resulting in an effective tax rate of 62.1% for fiscal year 1997 compared to 37.8% for fiscal 1996. The decrease in income tax expense in fiscal 1997 was attributable to a decrease in the Association's pre-tax earnings for fiscal 1997 compared to fiscal 1996, offset by a $136,000 deferred tax expense related to the change in income tax law relating to the Association's tax bad debt reserve. The 1997 effective tax rate was also impacted by a reduced state income tax rate also attributable to the deferred federal income tax expense recognition. The Association's effective tax rate for fiscal 1997 was 62.1% as compared to 37.8% for fiscal 1996 as a result of this change.

LIQUIDITY AND CAPITAL RESOURCES

      The Association's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities. The Association uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Association has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Association's currently required liquidity ratio is 4.0%. At June 30, 1998, 1997, 1996, 1995, and 1994, the Association's liquidity ratios were 22.9%, 21.1%, 21.1%, 19.4% and 25.6%, respectively.

      At June 30, 1998, the Association exceeded all of its regulatory capital requirements with a tangible capital level of $9.4 million, or 8.4% of total adjusted assets, which is above the required level of $1.7 million, or 1.5%; core capital of $9.4 million, or 8.4%, of total adjusted assets, which is above the required level of $4.5 million, or 4.0% and risk-based capital of $9.8 million, or 16.9%, of risk-weighted assets, which is above the required level of $4.6 million, or 8.0%. See "Regulatory Capital Compliance."

      The Association has other sources of liquidity if a need for additional funds arises, including FHLB advances. At June 30, 1998, the Association did not have any advances outstanding from the FHLB, and at June 30, 1998 had an overall borrowing capacity from the FHLB of $5.9 million.

      The Association's most liquid assets are cash and due from banks, interest-bearing deposits with banks and its investment and mortgage-related securities available-for-sale. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. At June 30, 1998, cash and due from banks, interest-bearing deposits with banks and investment securities available for sale totalled $19.8 million, or 17.7% of total assets.

      At June 30, 1998, the Association had commitments to originate loans and unused outstanding lines of credit and undisbursed proceeds of construction mortgages totaling $2.0 million. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from June 30, 1998, totalled $38.8 million. The Association expects that substantially all of the maturing certificate accounts will be retained by the Association at maturity.

      The initial impact of the Conversion on the liquidity and capital resources of the Company will be significant as it will substantially increase the liquid assets of the Company and the capital base on which the Company operates. Additionally, the Company expects the substantial majority of Conversion proceeds will initially be invested in readily marketable investment grade securities which, if liquidity needs developed, could be sold by the Company to provide additional liquidity. Further, the additional capital resulting from the Offerings is expected to increase the capital base of the Company. At June 30, 1998, the Association had total equity, determined in accordance with GAAP, of $9.2 million, or 8.2% of total assets, which approximated the Association's regulatory tangible capital at that date of 8.4% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5% is considered to be "well-capitalized" pursuant to OTS regulations. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range to purchase the stock of the Association, the Association's GAAP capital will increase to $14.6 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 12.4% after the Conversion. In the event that the holding company form of organization is not utilized and all of the net Conversion proceeds, at the midpoint of the Estimated Price Range, are retained by the Association, the Association's ratios of tangible and core capital to adjusted assets, on a pro forma basis, will both increase to 15.3% after Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Association with additional income to increase further its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers. See "Use of Proceeds."


YEAR 2000 COMPLIANCE

      As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate only two-digits. For example, "96" is stored on the system and represents 1996. The Association relies significantly on an outside service bureau. The Association has not received any guarantee from the outside service bureau that the bureau will be Year 2000 compliant. However, the service bureau has completed its inventory and assessment of its Year 2000 compliance and is scheduled to have resolved all identified problems by the end of 1998. This will provide for a full year of testing for compliance. The Association has also completed its inventory and assessment and has completed upgrading its internal system to handle the Year 2000 problem. The Association currently is testing its upgraded system and will perform extensive tests with the service bureau system. The cost to the Association for the internal system upgrade, not including staff time, has been less than $50,000. There can be no assurances, however, that the performance by the Association and its service bureau will be effective to remedy all potential problems. To the extent the Company's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on the Company's business, financial condition, results of operations and business prospects.

IMPACT OF INFLATION AND CHANGING PRICES

      The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Association are monetary in nature. As a result, interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

      ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial- components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral. The Statement became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Adoption of this Statement did not have a material impact on the net income, equity, or financial position of the Association.

      ACCOUNTING FOR EARNINGS PER SHARE. In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international

EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted.

      REPORTING COMPREHENSIVE INCOME. In September 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Association will make the appropriate disclosures in the applicable financial statements, as required.

      DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In September 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Association.


      ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In connection with the implementation of SFAS No. 133, the Association may transfer debt securities classified as held-to-maturity to the available-for-sale category. Such a transfer will not call into question the Association's intention to hold other debt to maturity in the future. SFAS No. 133 is effective for financial statements for periods beginning after June 15, 1999. Management has not yet determined the impact, if any, of this statement on the Association. Management plans to adopt SFAS No. 133 early in order to use the special provision allowing the transfer debt securities classified as held-to-maturity to the available-for-sale category.


                           BUSINESS OF THE ASSOCIATION

GENERAL

      The Association's principal business has been and continues to be attracting retail deposits from the general public in the areas surrounding its four banking offices and investing those deposits, together with funds generated from operations, primarily in one- to four-family mortgage loans and consumer loans. The Association currently originates, for investment, adjustable- and fixed-rate one- to four-family mortgage loans, as well as a variety of consumer loans, including home equity loans, lines of credit, automobile and education loans. To a lesser extent, the Association also originates multi-family and commercial real estate loans and construction loans. The Association also invests in mortgage-related and investment securities, primarily U.S. government and agency obligations, and certificates of deposit in other financial institutions and other permissible investments. The Association's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-related securities and certificates of deposit investments, and other noninterest income. The Association's primary sources of funds are deposits and principal and interest payments on loans and mortgage-related securities.

MARKET AREA AND COMPETITION

      The Association is a community-oriented banking institution offering a variety of financial products and services to meet the needs of the communities it serves. The Association's lending and deposit gathering is concentrated in its market area consisting of Luzerne and Carbon counties in Northeast Pennsylvania. The Association invests primarily in loans secured by first and second mortgages on properties located in its market area.

      The Association maintains two banking branch offices in Hazleton (in Luzerne County), one in Weatherly (in Carbon County), and one in Drums (in Luzerne County). Hazleton is situated approximately 100 miles from Philadelphia and New York City and approximately 50 miles from Allentown and the Wilkes-Barre/Scranton area.


      The economy of the greater Hazleton area is characterized by diversified light manufacturing and is the site of production facilities for several manufacturers including Union Camp, Hershey-Cadbury Chocolates, Quebacor and Hazleton Pumps, Inc. As a consequence, the manufacturing sector employs more than one third of the area's work force. The Hazleton area has excellent access to major highway transportation routes including Interstates 80 and 81 as well as rail transportation. The population of Luzerne County has remained relatively static and has one of the oldest average ages for all counties in the United States. The unemployment rate in the area is greater than the national average. According to Pennsylvania Labor Market Information, as of July 1998, the unemployment rate for the market area was 6.3% compared to the national level of 4.6%. The median household income for 1997 for the market area was $29,130 compared to the national level of $36,961.


      The Association faces significant competition both in generating loans and in attracting deposits. The Association's primary market area is highly competitive and the Association faces direct competition from a significant number of financial institutions, many with a state wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Association. The Association's competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from savings banks and associations, commercial banks and credit unions. In addition, the Association faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the removal of restrictions on the interstate operations of financial institutions. See "Risk Factors--Highly Competitive Industry and Geographic Area."

      In addition, the Association recognizes that its customer base increasingly focuses on convenience and access to services. The Association has addressed these customer desires recently through the implementation of telephone banking system and the introduction of a new debit card. Additionally, the Association intends to expand its telephone banking system to promote bill payment services and install automated teller machines ("ATMs"). The Association will continue to evaluate and enhance its service delivery system.

LENDING ACTIVITIES

      LOAN PORTFOLIO COMPOSITION. The Association's loan portfolio consists primarily of mortgage loans secured by one- to four-family residential real estate, consumer loans and multi-family and commercial real estate loans. At June 30, 1998, the Association's loans totalled $69.9 million, of which $54.7 million, or 78.2%, were one- to four-family residential mortgage loans. Total real estate mortgage loans included 28.7% of adjustable-rate loans, which are indexed primarily to the United States Treasury Bill rates and the prime rate as reported in The Wall Street Journal.

      The Association's consumer loans at June 30, 1998 aggregated $9.9 million, or 14.2% of total loans. Such consumer loans included $6.3 million of home equity loans and lines of credit, $1.0 million of automobile loans, $345,000 of education loans and $2.3 million of other consumer loans. At June 30, 1998, the Association also had $5.3 million, or 7.6% of total loans, in multi-family and commercial real estate loans and construction loans.

      The types of loans that the Association may originate are subject to federal and state laws and regulations. Interest rates charged by the Association on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

      The following table sets forth the composition of the Association's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.


                                                                              AT JUNE 30,
                                    -----------------------------------------------------------------------------------------------
                                               1998                              1997                             1996
                                     ----------------------------    ------------------------------   -----------------------------
                                                       PERCENT                         PERCENT                          PERCENT
                                       AMOUNT          OF TOTAL        AMOUNT         OF TOTAL           AMOUNT         OF TOTAL
                                     ----------    --------------   ------------   ---------------    -----------    --------------
                                                                                                         (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family..............   $54,722         78.24%           $53,685         79.59%          $51,561            78.36%
   Multi-family and commercial......     4,757          6.80              3,263          4.84             2,955             4.49
   Construction.....................       523          0.75                194          0.29               298             0.45
                                       -------        ------            -------        ------           -------           ------
         Total real estate loans....    60,002         85.79             57,142         84.72            54,814            83.30
                                       -------        ------            -------        ------           -------           ------
Consumer loans:
   Home equity loans and
     lines of credit................     6,306          9.02              6,848         10.15             6,820            10.37
   Automobile.......................       967          1.38              1,067          1.58             1,245             1.89
   Education........................       345          0.49                 16          0.02               711             1.08
   Secured by deposits..............       907          1.30                937          1.39               858             1.30
   Other............................     1,410          2.02              1,441          2.14             1,353             2.06
                                       -------        ------            -------        ------           -------           ------
         Total consumer loans.......     9,935         14.21             10,309         15.28            10,987            16.70
                                       -------        ------            -------        ------           -------           ------
      Total loans...................    69,937        100.00%            67,451        100.00%           65,801           100.00%
                                                      ======                           ======                             ======
Less:
   Deferred loan origination fees
     and discounts..................       274                              284                             283
   Allowance for loan losses........       452                              429                             447
                                       -------                          -------                         -------
      Total loans, net..............   $69,211                          $66,738                         $65,071
                                       =======                          =======                         =======


                                                                    AT JUNE 30,
                                        ---------------------------------------------------------------
                                                    1995                             1994
                                        ------------------------------    -----------------------------
                                                           PERCENT                          PERCENT
                                           AMOUNT          OF TOTAL         AMOUNT          OF TOTAL
                                        ------------    --------------    -----------    --------------

Real estate loans:
   One- to four-family..............        $50,494          78.11%          $47,015          81.28%
   Multi-family and commercial......          2,538           3.93             2,143           3.71
   Construction.....................            505           0.78               407           0.70
                                            -------         ------           -------         ------
         Total real estate loans....         53,537          82.82            49,565          85.69
                                            -------         ------           -------         ------
Consumer loans:
   Home equity loans and
     lines of credit................          7,208          11.14             5,361           9.27
   Automobile.......................          1,362           2.11               796           1.38
   Education........................            568           0.88               341           0.59
   Secured by deposits..............            812           1.26               685           1.18
   Other............................          1,159           1.79             1,092           1.89
                                            -------         ------           -------         ------
         Total consumer loans.......         11,109          17.18             8,275          14.31
                                            -------         ------           -------         ------
      Total loans...................         64,646         100.00%           57,840         100.00%
                                                            ======                           ======
Less:
   Deferred loan origination fees
     and discounts..................            302                              278
   Allowance for loan losses........            401                              215
                                            -------                          -------
      Total loans, net..............        $63,943                          $57,347
                                            =======                          =======

      LOAN MATURITY. The following table shows the remaining contractual maturity of the Association's total loans at June 30, 1998. The table does not include the effect of future principal prepayments.


                                                                                AT JUNE 30, 1998
                                                 -------------------------------------------------------------------------------
                                                                             MULTI-
                                                     ONE- TO               FAMILY AND
                                                      FOUR-                COMMERCIAL                                 TOTAL
                                                    FAMILY(1)             REAL ESTATE             CONSUMER            LOANS
                                                 ----------------    ----------------------    ---------------    --------------
                                                                                  (IN THOUSANDS)
Amounts due in:
   One year or less.........................         $    11               $   --                $    242           $   253
   After one year:
       More than one year to three years....             330                  426                   1,589             2,345
       More than three years to five years..           1,313                  327                   2,888             4,528
       More than five years to 10 years.....           8,393                  360                   5,095            13,848
       More than 10 years to 15 years.......          16,920                2,633                      81            19,634
       More than 15 years...................          27,377                1,912                      40            29,329
                                                     -------               ------                 -------           -------
          Total amount due..................         $54,344               $5,658                  $9,935           $69,937
                                                     =======               ======                  ======           =======

---------------------------
(1) Includes construction loans for the construction of one- to four-family residences, which generally convert to permanent financing upon completion of the construction phase.


      The following table sets forth, at June 30, 1998, the dollar amount of loans contractually due after June 30, 1999, and whether such loans have fixed interest rates or adjustable interest rates.

                                                     DUE AFTER JUNE 30, 1999
                                    ------------------------------------------------------------
                                        FIXED                ADJUSTABLE              TOTAL
                                    ---------------      ------------------     ----------------
                                                          (IN THOUSANDS)
Real estate loans:
   One- to four-family(1)...........       $40,904             $13,263              $54,167
   Multi-family and commercial......         1,893               3,931                5,824
                                           -------             -------              -------
      Total real estate loans.......        42,797              17,194               59,991
Consumer loans......................         8,235               1,458                9,693
                                           -------             -------              -------
      Total loans...................       $51,032             $18,652              $69,684
                                           =======             =======              =======

----------------------------
(1) Includes construction loans for the construction of one- to four-family residences, which generally convert to permanent financing upon completion of the construction phase.



      ORIGINATION AND SALE OF LOANS. The Association's mortgage lending activities are conducted primarily by its loan personnel operating at its banking offices. All loans originated by the Association are underwritten pursuant to the Association's policies and procedures. For fiscal 1998 and 1997, the Association originated $15.2 million and $13.4 million of loans, respectively. The Association originates both adjustable- and fixed-rate loans. The Association's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. All real estate loans originated by the Association are originated for investment.


      During fiscal years 1998 and 1997, the Association originated $8.6 million and $7.1 million, respectively, of one- to four-family mortgage loans. In addition, during fiscal years 1998 and 1997, the Association originated $2.1 million and $1.4 million, respectively, of construction loans, all of which were for owner financing of single- family properties, which, upon completion of the construction phase, generally will convert to permanent financing. Also, the Association originated $1.0 million and $872,000, respectively, of multi-family and commercial real estate loans during fiscal 1998 and 1997.

      Also, during fiscal 1998 and 1997, respectively, the Association originated $3.6 million and $4.0 million of consumer loans, consisting of $1.4 million and $2.0 million, respectively, of home equity loans and lines of credit, $813,000 and $713,000, respectively, of automobile loans, $457,000 and $191,000, respectively, of education loans, and $913,000 and $1.1 million, respectively, of other consumer loans.

      The following table sets forth the Association's loan originations and principal repayments and prepayments for the periods indicated:

                                                                    FOR THE FISCAL YEARS ENDED JUNE 30,
                                                    --------------------------------------------------------------------
                                                         1998                       1997                       1996
                                                    --------------             --------------              -------------
                                                                               (IN THOUSANDS)

Loans at beginning of period........................    $68,882                    $66,604                    $65,282
   Originations:
      Real estate:
         One- to four-family........................      8,567                      7,109                      6,500
         Multi-family and commercial................      1,034                        872                        681
         Construction...............................      2,060                      1,362                      1,269
                                                        -------                    -------                    -------
            Total real estate loans.................     11,661                      9,343                      8,450
                                                        -------                    -------                    -------

      Consumer:
         Home equity loans and lines of credit......      1,374                      1,974                      1,367
         Automobile.................................        813                        713                        919
         Education..................................        457                        191                        210
         Unsecured lines of credit..................         --                         --                         --
         Other......................................        913                      1,168                        947
                                                        -------                    -------                    -------
            Total consumer loans....................      3,557                      4,046                      3,443
                                                        -------                    -------                    -------

            Total loans originated..................     15,218                     13,389                     11,893
                                                        -------                    -------                    -------

Deduct:
   Principal loan repayments and prepayments........     12,335                     10,593                     10,326
   Transfers to foreclosed real estate..............        718                        518                        245
                                                        -------                    -------                    -------
            Total deductions........................     13,053                     11,111                     10,571
                                                        -------                    -------                    -------
Net loan activity...................................      2,165                      2,278                      1,322
                                                        -------                    -------                    -------
      Loans at end of period (1)....................    $71,047                    $68,882                    $66,604
                                                        =======                    =======                    =======

------------------------
(1) Loans at end of period include loans in process of $1.1 million, $1.4 million and $803,000 for fiscal years 1998, 1997 and 1996, respectively.


      ONE- TO FOUR-FAMILY MORTGAGE LENDING. One- to four-family mortgage loan originations are generally obtained by the Association's in-house loan representatives, from existing or past customers, and through referrals from members of the Association's local community. At June 30, 1998, the Association's one- to four-family mortgage loans totalled $54.7 million, or 78.2% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 75.5% were fixed-rate mortgage loans and 24.5% were adjustable-rate mortgage ("ARM") loans.

      The Association currently offers a variety of fixed-rate mortgage loans, including 30-year and 15-year mortgage loans. The Association also currently offers ARM loans with a term of 30 years and an interest rate which adjusts annually from the outset of the loan. The interest rates for the Association's ARM loans adjust in accordance with an index based on United States Treasury Bill rates. The Association originates ARM loans with initially discounted rates, often known as "teaser rates." The Association's ARM loans generally provide for periodic (not more than 2%) caps on the increase or decrease in the interest at any adjustment date. Currently, the Association has a contractual rate ceiling of 5% over the life of the loan.

      The origination of ARM loans, as opposed to fixed-rate residential mortgage loans, helps reduce the Association's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the credit risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

      Most one-to-four-family mortgage loans are underwritten according to FNMA and FHLMC guidelines. Generally, the Association originates one-to-four-family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property securing the loan and up to 95% of the appraised value or selling price if private mortgage insurance ("PMI") is obtained. Mortgage loans originated by the Association generally include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Association's consent. Due-on-sale clauses are an important means of adjusting the yields on the Association's fixed-rate mortgage loan portfolio and the Association has generally exercised its rights under these clauses. The Association requires fire, casualty, title and, in certain cases, flood insurance on all properties securing real estate loans made by the Association.

      MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. The Association originates adjustable-rate multi- family and commercial real estate loans that generally are secured by properties used for a combination of residential and retail purposes. Also, the Association participates in commercial real estate loans promoted by a local regional development agency. At June 30, 1998, the Association had $4.8 million of multi-family and commercial real estate loans. At that date, the Association's largest multi-family or commercial real estate loan were five commercial real estate loans which ranged from $264,000 to $395,000 and were secured by commercial real estate a combination of lease assignments, rents and equipment.

      A multi-family mortgage loan may be made to an amount up to 70% of the lower of the appraised value or sales price of the underlying property with a term of up to 30 years. The Association's adjustable-rate multi-family loans are offered at interest rates which adjust annually. The Association also generally requires an appraisal on the property conducted by an independent appraiser and title insurance.

      The Association's underwriting procedures for commercial real estate loans provide that such loans generally may be made in amounts up to 70% of the lower of the appraised value or purchase price of the property unless the property is owned by an individual who lives more than 50 miles from the property. In those cases, a commercial real estate loan may only be made in amounts up to 65% of the lower of the appraised value or purchase price of the property. The Association may request PMI on a case by case basis. These adjustable-rate loans may be made with terms up to 20 years and are generally offered at interest rates which adjust every five years, in accordance with an index based on the prime rate as published in The Wall Street Journal. The factors considered by the Association include: the net operating income of the mortgaged premises before debt service and depreciation; the debt coverage ratio (the ratio of net earnings to debt service); and the ratio of loan amount to appraised value.

      Multi-family and commercial real estate loans generally are considered to involve a higher degree of credit risk than financing on improved, owner-occupied real estate. Multi-family and commercial real estate loans generally involve larger principal amounts than one- to four-family residential mortgage loans. In addition, because multi-family and commercial real estate loans often are dependent on successful operation and management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than one- to four-family residential loans.

      CONSTRUCTION LENDING. The Association also offers residential construction loans. Such lending has consisted primarily of loans for the construction of presold one- to four-family residences which convert into permanent financing upon the completion of construction. The Association generates residential construction loans primarily through direct contact with the borrower or home builders, and these loans involve properties located in the Association's market area.

Such loans require that an appraisal be conducted by a qualified appraiser and the Association review plans, specifications and cost estimates. The appraiser must also conduct an inspection following completion of the work. The amount of construction advances to be made, together with the sum of previous disbursements, may not exceed the percentage of completion of the construction. The maximum loan-to-value ratio for such loans is 95%. Furthermore, borrowers have six months to complete the home and only pay interest on amounts disbursed during the construction process. The Association requires that it possess the first and only lien on these types of loans. At June 30, 1998, the Association's largest construction loan was a performing loan with an aggregate commitment of $396,000 secured by a single-family residence located in Luzerne County. At that date, construction loans totalled $523,000 (net), or 0.8% of the Association's total loans. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development.

      CONSUMER LENDING. Consumer loans at June 30, 1998 amounted to $9.9 million or 14.2% of the Association's total loans. These loans include home equity loans and lines of credit, automobile loans, education loans and other consumer loans. Such loans are generally originated in the Association's primary market area and if over $5,000 must be secured by real estate, automobiles or a titled vehicle. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans. The maximum limit on consumer loans, excluding home equity loans and home equity lines of credit, is $50,000.

      At June 30, 1998, home equity loans and lines of credit accounted for $6.3 million, or 9.0% of total loans and 63.5% of consumer loans. The Association generally offers home equity loans with terms of up to 120 months. The Association also offers home equity lines of credit with terms up to 120 months with adjustable rates of interest which adjust on a quarterly basis. The adjustable rate of interest is indexed to the prime rate as reported in The Wall Street Journal on the last day of the month preceding adjustment. Generally, the maximum loan-to-value ratio on both home equity loans and home equity lines of credit is 75%.

      The Association also offers automobile loans on both new and used cars. Loans are offered with 60 month terms and loan-to-value ratios of 80% on new cars. The Association will also finance high dollar new cars for an extended term greater than 60 months. For used cars, the maximum loan-to-value ratio is the lesser of the retail value shown in the NADA Used Car Guide or the contract price and the terms for such loans are determined based on the age of the vehicle, but are generally limited to 60 months. However, the Association will not make a loan on an automobile over five years old unless such automobile is deemed an investment property. In those cases, an inspection is required and the valuation is determined by the retail value as listed in the Cars of Particular Interest booklet. The Association also offers loans on recreational vehicles with terms up to 15 years for new and 84 months for used vehicles and loan-to-value ratios of 80% for new and used recreational vehicles.

      Other consumer loans include education loans which are federally guaranteed and originated under regulations of the Pennsylvania Higher Education Assistance Agency, deposit-secured loans, and other personal and unsecured loans. During the last two years, it has become the policy of the Association to sell its education loans once the borrower has left school to Sallie Mae with servicing released.

      Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than one- to four-family mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

      LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Directors establishes the lending policies and loan approval limits of the Association. Such policies provide that all mortgage loans will be reviewed and either approved or rejected by the Executive Committee of the Board of Directors or the full Board of Directors, except those loans made under consumer lending guidelines. Additionally, the Board of Directors has authorized the following persons to approve loans up to the amounts indicated: branch managers may approve loans up to $5,000; the Vice President,

Lending may approve loans up to $10,000; loans up to $20,000 may be approved by the Association's President and Chief Executive Officer; two officers signatures are required for loans over $20,000 but less than $30,000; and loans over $30,000 require the approval of the Board of Directors. All approved loans are reported monthly to the Board of Directors.


DELINQUENT LOANS, CLASSIFIED ASSETS AND FORECLOSED REAL ESTATE

      DELINQUENCIES AND CLASSIFIED ASSETS. Reports listing all delinquent accounts are generated and reviewed by management and the Board of Directors on a monthly basis. The procedures taken by the Association with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower has been habitually delinquent. When a borrower fails to make a required payment on a loan, the Association takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Association generally sends the borrower a written notice of non-payment after the loan is first past due. The Association's guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Association will attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for the Association to take legal action, which typically occurs after a loan is 90 days or more delinquent, the Association will commence foreclosure proceedings against any real or personal property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the Association, becomes foreclosed real estate.

      Applicable regulations and the Association's Asset Classification Policy require that the Association utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Association has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Association currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

      When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

            A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Although management believes that, based on information currently available to it at this time, its allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary. In addition, the OTS or other banking agencies may require the Association to recognize additions to the allowance, based on their judgments about information available to them at the time of their examination.

      The Board of Directors and management review the results of the reports on a monthly basis. The Association classifies assets in accordance with the management guidelines described above. At June 30, 1998, the Association had $1.9 million of assets designated as Substandard which consisted of mortgage and consumer loans. At that same date the Association had $6,000 of assets classified as Loss consisting of four loans. All assets designated Loss by the Association are fully reserved. The following table sets forth the delinquencies in the Association's loan portfolio as of the dates indicated.


                                                 JUNE 30, 1998
                                --------------------------------------------------------
                                    60-89 DAYS                 90 DAYS OR MORE
                                ---------------------------  ---------------------------
                                   NUMBER        PRINCIPAL       NUMBER       PRINCIPAL
                                     OF          BALANCE OF        OF         BALANCE OF
                                   LOANS           LOANS         LOANS          LOANS
                                ------------  -------------  ------------  -------------
                                                 (DOLLARS IN THOUSANDS)
Real Estate Loans:
   One- to four-family......          3            $112            21         $1,443
   Multi-family and
     commercial.............         --              --             6            247
Consumer Loans:
   Home equity loans and
     lines of credit........         --              --            11            200
   Automobile...............          2               9            --             --
   Other....................          4               7             4              6
                                     --            ----           ---         ------
      Total.................          9            $128            42         $1,896
                                     ==            ====           ===         ======
Delinquent Loans to
   Total Loans..............                       0.18%                        2.74%





                                                     JUNE 30, 1997
                                --------------------------------------------------------
                                        60-89 DAYS                 90 DAYS OR MORE
                                ---------------------------  ---------------------------
                                   NUMBER       PRINCIPAL       NUMBER       PRINCIPAL
                                     OF        BALANCE OF         OF         BALANCE OF
                                   LOANS          LOANS          LOANS         LOANS
                                ------------  -------------  -------------  ------------
                                                 (DOLLARS IN THOUSANDS)
Real Estate Loans:
   One- to four-family......          9           $717             19        $1,188
   Multi-family and
     commercial.............         --             --              5           174
Consumer Loans:
   Home equity loans and
     lines of credit........          1             40             10           200
   Automobile...............          1              1              2            13
   Other....................          1             --              2            11
                                    ---           ----            ---        ------
      Total.................         12           $758             38        $1,586
                                    ===           ====            ===        ======
Delinquent Loans to
   Total Loans..............                      1.14%                        2.38%


                                                                                JUNE 30, 1996
                                                           --------------------------------------------------------
                                                                   60-89 DAYS                 90 DAYS OR MORE
                                                           ---------------------------  ---------------------------
                                                              NUMBER       PRINCIPAL       NUMBER       PRINCIPAL
                                                                OF         BALANCE OF        OF         BALANCE OF
                                                               LOANS         LOANS          LOANS         LOANS
                                                           -------------  ------------  -------------  ------------
                                                                           (DOLLARS IN THOUSANDS)
Real Estate Loans:
   One- to four-family.................................           6          $146             17        $1,050
   Multi-family and commercial.........................          --            --              6           304
Consumer Loans:
   Home equity loans and lines of credit...............           2            21              5           116
   Automobile..........................................           1            --              2             8
   Other...............................................           7            12              4            14
                                                                 --          ----             --        ------
      Total............................................          16          $179             34        $1,492
                                                                 ==          ====             ==        ======

Delinquent Loans to Total Loans........................                      0.27%                        2.29%


      NONPERFORMING ASSETS AND IMPAIRED LOANS. The following table sets forth information regarding nonaccrual loans, foreclosed real estate (including a $66,000 loan which was a troubled debt restructuring effect in 1998) and troubled debt restructurings. At June 30, 1998, nonaccrual loans and troubled debt restructurings totalled $1.9 million and consisted of 42 loans. At such date, foreclosed real estate totalled $221,000 and consisted of seven one- to four-family properties. It is the policy of the Association to cease accruing interest on loans 90 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off all accrued interest. For the year ended June 30, 1998, the amount of additional interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual term was approximately $102,000. At June 30, 1998, the Association had a $291,000 recorded investment in impaired loans which had specific allowances of $35,000. At June 30, 1997, there were $175,000 of impaired loans with specific loan loss allowances of $60,000.


                                                                                AT JUNE 30,
                                          -----------------------------------------------------------------------------------------
                                               1998             1997                1996               1995               1994
                                          -------------    ---------------     --------------     --------------     --------------
                                                                           (DOLLARS IN THOUSANDS)
Nonaccrual loans:
   One- to four-family real estate........    $1,477           $1,188              $1,055             $1,087             $1,220
   Consumer...............................       206              224                 138                178                146
   Multi-family and commercial............       181              174                 304                326                151
                                              ------           ------              ------             ------             ------
      Total(1)............................     1,864            1,586               1,497              1,591              1,517
Foreclosed real estate(2).................       221              531                 171                 --                107
                                              ------           ------              ------             ------             ------
      Total nonperforming assets(3).......     2,085            2,117               1,668              1,591              1,624

Troubled debt restructurings..............        --               --                 373                 --                 --
                                              ------           ------              ------             ------             ------
Troubled debt restructurings and
  total nonperforming assets..............    $2,085           $2,117              $2,041             $1,591             $1,624
                                              ======           ======              ======             ======             ======
Total nonperforming loans and
  troubled debt restructurings as a
  percentage of total loans...............      2.69%            2.38%               2.87%              2.49%              2.65%
Total nonperforming assets and
  troubled debt restructurings as a
  percentage of total assets..............      1.86%            1.97%               1.89%              1.53%              1.59%

-----------------------
(1)   Total nonaccrual loans equals total nonperforming loans.
(2)   Foreclosed real estate balances are shown net of related loss allowances.
(3) Nonperforming assets consist of nonperforming loans (and impaired loans) and foreclosed real estate.


      ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. As of June 30, 1998, the Association's allowance for loan losses was 0.65% of total loans compared to 0.64% as of June 30, 1997. The Association had nonaccrual loans of $1.9 million and $1.6 million at June 30, 1998 and June 30, 1997, respectively. The increase in the allowance from June 30, 1997 to June 30, 1998 was the result of an increase in the average amount of loans from $66.7 million at June 30, 1997 to $69.3 million at June 30, 1998, as well as an increase in charge-off experience. The Association will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Association's allowance for loan losses at June 30, 1998 is sufficient to cover losses inherent in its loan portfolio, no assurances can be given that the Association's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Association or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

      The following table sets forth activity in the Association's allowance for loan losses for the periods indicated.


                                                                    AT OR FOR THE FISCAL YEARS ENDED JUNE 30,
                                                  ---------------------------------------------------------------------------------
                                                    1998              1997             1996              1995             1994
                                                  -----------    --------------   --------------    --------------   --------------
                                                                              (DOLLARS IN THOUSANDS)

Allowance for loan losses, beginning of year......     $429              $447             $401              $215             $182
Charged-off loans:
    One- to four-family real estate...............      165                20               44                 5               --
    Multi-family and commercial real estate.......        6                --               --                --               --
    Consumer......................................        7                41               24                59               14
                                                      -----              ----            -----             -----            -----
       Total charged-off loans....................      178                61               68                64               14
                                                      -----              ----            -----             -----            -----
Recoveries on loans previously charged off:
    One- to four-family real estate...............       22                --               --                --               --
    Consumer......................................        3                 9               12                 1                1
                                                      -----              ----            -----             -----            -----
       Total recoveries...........................       25                 9               12                 1                1
                                                      -----              ----            -----             -----            -----
Net loans charged-off.............................     (153)              (52)             (56)              (63)             (13)
Provision for loan losses.........................      176                34              102               249               46
Allowance for loan losses, end of period..........     $452              $429             $447              $401             $215
                                                       ====              ====             ====              ====             ====
Net loans charged-off to average
    interest-earning loans........................     0.22%             0.08%            0.09%             0.10%            0.02%
                                                       ----              ----             ----              ----             ----
Allowance for loan losses to total loans..........     0.65%             0.64%            0.69%             0.63%            0.37%
                                                       ----              ----             ----              ----             ----
Allowance for loan losses to nonperforming
    loans and troubled debt restructuring.........    24.25%            27.05%           23.90%            25.20%           14.17%
                                                      -----             -----            -----             -----            -----
Net loans charged-off to allowance for
  loan losses.....................................   (33.85)%          (12.12)%         (12.53)%          (15.71)%          (6.05)%
                                                     ------            ------           ------            ------            -----
Recoveries to charge-offs.........................    14.04%            14.75%           17.65%             1.56%            7.14%
                                                      -----             -----            -----              ----             ----

      The following table sets forth the Association's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and to total loans.


                                                                      AT JUNE 30,
                           -----------------------------------------------------------------------------------------------------
                                           1998                                  1997                           1996
                           ------------------------------------- ------------------------------------- -------------------------
                                           % OF       PERCENT                    % OF       PERCENT                    % OF
                                        ALLOWANCE     OF LOANS                ALLOWANCE     OF LOANS                ALLOWANCE
                                         IN EACH      IN EACH                  IN EACH      IN EACH                  IN EACH
                                       CATEGORY TO    CATEGORY               CATEGORY TO    CATEGORY               CATEGORY TO
                                          TOTAL       TO TOTAL                  TOTAL       TO TOTAL                  TOTAL
                             AMOUNT     ALLOWANCE      LOANS       AMOUNT     ALLOWANCE      LOANS       AMOUNT     ALLOWANCE
                           ----------  ------------ ------------ ----------- ------------ ------------ ----------- ------------
                                                                  (DOLLARS IN THOUSANDS)

Real estate(1)............    $273         60.40%       80.08%      $278         64.80%       80.95%      $298         66.67%
Consumer..................     135         29.87        14.25        120         27.97        15.35        125         27.96
Multi-family and
  commercial..............      39          8.63         5.67         27          6.30         3.70         22          4.92
Unallocated...............       5          1.10         --            4          0.93         --            2          0.45
                              ----        ------       ------       ----        ------       ------       ----        ------
   Total allowance
     for loan losses......    $452        100.00%      100.00%      $429        100.00%      100.00%      $447        100.00%
                              ====        ======       ======       ====        ======       ======       ====        ======


                                                                         AT JUNE 30,
                           ----------------------------------------------------------------------------------------
                               1996                     1995                                   1994
                           ------------ -------------------------------------  ------------------------------------
                             PERCENT                    % OF        PERCENT                   % OF        PERCENT
                             OF LOANS                ALLOWANCE     OF LOANS                ALLOWANCE     OF LOANS
                             IN EACH                  IN EACH       IN EACH                 IN EACH       IN EACH
                             CATEGORY               CATEGORY TO    CATEGORY               CATEGORY TO    CATEGORY
                             TO TOTAL                  TOTAL       TO TOTAL                  TOTAL       TO TOTAL
                              LOANS       AMOUNT     ALLOWANCE       LOANS       AMOUNT    ALLOWANCE       LOANS
                           ------------ ----------- ------------  -----------  ---------- ------------  -----------
                                                      (DOLLARS IN THOUSANDS)

Real estate(1)............        80.17%     $275          68.58%       80.31%     $139          64.65%       82.85%
Consumer..................        16.77       110          27.43        17.27        67          31.16        14.38
Multi-family and
  commercial..............         3.06        13           3.24         2.42         5           2.33         2.77
Unallocated...............         --           3           0.75         --           4           1.86         --
                                 ------      ----         ------       ------      ----         ------       ------
   Total allowance
     for loan losses......       100.00%     $401         100.00%      100.00%     $215         100.00%      100.00%
                                 ======      ====         ======       ======      ====         ======       ======


---------------------
(1) Includes one- to four-family real estate loans and construction loans.

      FORECLOSED REAL ESTATE. At June 30, 1998, the Association had $221,000 of foreclosed real estate consisting of seven one- to four-family properties. When the Association acquires property through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lesser of carrying value of the loan or fair value of the property at the date of acquisition less costs to sell. Thereafter, if there is a further deterioration in value, the Association provides for a specific valuation allowance and charges operations for the diminution in value. It is the policy of the Association to have obtained an appraisal or broker's price opinion on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is the Association's policy to require appraisals on a periodic basis on foreclosed properties and conducts inspections on foreclosed properties.

INVESTMENT ACTIVITIES

      Pennsylvania-chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and certificates of deposit of insured banks and savings institutions. Subject to various restrictions, state-chartered savings institutions may also invest their assets in investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a state-chartered savings institution is otherwise authorized to make directly. Additionally, the Association must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation -Federal Regulation of Savings Institutions-Liquidity." Historically, the Association has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.


      The investment policy of the Association, as approved by the Board of Directors, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Association's lending activities. The Association primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for loan originations. Generally, the Association's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Association has invested primarily in U.S. Government and agency securities, which qualify as liquid assets under the OTS regulations, and U.S. Government sponsored agency issued mortgage-backed securities. As required by SFAS No. 115, the Association has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale or held for trading. The Association generally invests in securities as a method of utilizing funds not utilized for loan origination activity and as a method of maintaining liquidity at levels deemed appropriate by management. The Association does not currently maintain a portfolio of securities categorized as held for trading. At June 30, 1998, the available-for-sale securities portfolio totalled $7.9 million, or 7.1% of assets and the held-to-maturity portfolio totalled $20.8 million, or 18.6% of assets. Included in the Association's available-for-sale securities portfolio is an equity based mutual fund with a carrying value of $2.0 million.


      At June 30, 1998, the Association had invested $3.6 million in FNMA, FHLMC and GNMA mortgage-related securities, or 3.2% of total assets, of which 62.8% were classified as held-to-maturity. In addition, $6.3 million, or 22.0% of the Association's securities, were debt obligations issued by federal agencies which generally have stated maturities from 3 to 15 years but which also have call features. Such callable securities allow the issuer, after a certain time period, to repay the security prior to its stated maturity. Based on interest rate ranges anticipated by the Association, the Association estimates that the substantial majority of such securities will be called prior to their stated maturities. The Association is subject to additional interest rate risk and reinvestment risk compared to its evaluation of that risk if changes in interest rates exceed ranges anticipated by the Association in estimating the anticipated life of such callable investment securities. Investments in mortgage-related securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. Of the Association's investment in mortgage-related securities at June 30, 1998, 62.8% were being held-to-maturity.

      The following table sets forth certain information regarding the amortized cost and fair value of the Association's securities at the dates indicated.



                                                                                AT JUNE 30,
                                                          -------------------------------------------------------
                                                                     1998                  1997         1997
                                                          --------------------------   ------------ ------------
                                                           AMORTIZED        FAIR        AMORTIZED       FAIR
                                                              COST          VALUE          COST        VALUE
                                                          ------------   -----------   ------------ ------------
Investment securities:                                                          (IN THOUSANDS)
   Debt securities held-to-maturity:
      Obligations of U.S. government agencies.............    $  2,801      $  2,810       $  7,425      $ 7,395
      Certificates of deposit.............................      15,457        15,457         12,595       12,595
      Other securities....................................         244           242            116          114
                                                              --------      --------       --------      -------

            Total.........................................      18,502        18,509         20,136       20,104
                                                              --------      --------       --------      -------

   Debt securities available-for-sale:
      Obligations of U.S. Treasury and U.S.
        government agencies...............................       3,548         3,548             --           --
      Other securities....................................       2,561         2,406          2,188        2,010
                                                              --------      --------       --------      -------

            Total.........................................       6,109         5,954          2,188        2,010
                                                              --------      --------       --------      -------

   Equity securities available-for-sale:
      FHLB stock..........................................         594           594            566          566
                                                              --------      --------       --------      -------

            Total investment securities...................      25,205        25,057         22,890       22,680
                                                              --------      --------       --------      -------

Mortgage-related securities:
   Mortgage-related securities held-to-maturity:
      FHLMC...............................................         472           477          1,698        1,698
      FNMA................................................       1,450         1,458          1,904        1,905
      GNMA................................................         200           203            267          273
      Collateralized mortgage obligations.................         159           159            837          831
                                                              --------      --------       --------      -------
            Total mortgage-related securities held-to-
              maturity....................................       2,281         2,297          4,706        4,707
                                                              --------      --------       --------      -------

   Mortgage-related securities available-for-sale:
      FHLMC...............................................          --            --             --           --
      FNMA................................................         578           582            678          656
      GNMA................................................         740           771            982        1,016
                                                              --------      --------       --------      -------
            Total mortgage-related securities available-
              for-sale....................................       1,318         1,353          1,660        1,672
                                                              --------      --------       --------      -------
            Total mortgage-related securities.............       3,599         3,650          6,366        6,379
                                                              --------      --------       --------      -------
            Total securities..............................     $28,804       $28,707        $29,256      $29,059
                                                              ========      ========       ========      =======



                                                                    AT JUNE 30,
                                                          ---------------------------
                                                                      1996
                                                            -------------------------
                                                             AMORTIZED        FAIR
                                                                COST         VALUE
                                                            ------------   ----------
Investment securities:                                           (IN THOUSANDS)
   Debt securities held-to-maturity:
      Obligations of U.S. government agencies.............       $ 5,947      $ 5,876
      Certificates of deposit.............................        11,477       11,474
      Other securities....................................         1,085        1,076
                                                                 -------      -------

            Total.........................................        18,509       18,426
                                                                 -------      -------

   Debt securities available-for-sale:
      Obligations of U.S. Treasury and U.S.
        government agencies...............................         1,074        1,120
      Other securities....................................         2,636        2,394
                                                                 -------      -------

            Total.........................................         3,710        3,514
                                                                 -------      -------

   Equity securities available-for-sale:
      FHLB stock..........................................           542          542
                                                                 -------      -------

            Total investment securities...................        22,761       22,482
                                                                 -------      -------

Mortgage-related securities:
   Mortgage-related securities held-to-maturity:
      FHLMC...............................................         1,058        1,067
      FNMA................................................         1,676        1,665
      GNMA................................................           314          314
      Collateralized mortgage obligations.................         2,517        2,498
                                                                 -------      -------
            Total mortgage-related securities held-to-
              maturity....................................         5,565        5,544
                                                                 -------      -------

   Mortgage-related securities available-for-sale:
      FHLMC...............................................           342          343
      FNMA................................................           764          739
      GNMA................................................         1,132        1,164
                                                                 -------      -------
            Total mortgage-related securities available-
              for-sale....................................         2,238        2,246
                                                                 -------      -------
            Total mortgage-related securities.............         7,803        7,790
                                                                 -------      -------
            Total securities..............................       $30,564      $30,272
                                                                 =======      =======

      The following table sets forth the Association's securities activities for the periods indicated.

                                                                            FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                    ---------------------------------------------------
                                                                        1998               1997               1996
                                                                    -------------      -------------      -------------
                                                                                      (IN THOUSANDS)
MORTGAGE-RELATED SECURITIES:
   Mortgage-related securities, beginning of period(1)............        $6,378             $7,811             $7,409
                                                                          ======             ======            =======
   Purchases,
      Mortgage-related securities - held-to-maturity..............           650              1,850              1,850
   Maturities and calls,
      Mortgage-related securities - held-to-maturity..............        (2,300)            (1,941)                --
   Repayments and prepayments,
      Mortgage-related securities.................................        (1,125)            (1,350)            (1,407)
   Increase(decrease) in net premium..............................             8                  4                (45)
   Increase in unrealized gain....................................            23                  4                  4
                                                                         -------            -------            -------
      Net increase (decrease) in mortgage-related securities......        (2,744)            (1,433)               402
                                                                         -------            -------            -------
   Mortgage-related securities, end of period.....................        $3,634             $6,378             $7,811
                                                                         =======            =======            =======
INVESTMENT SECURITIES (2):
   Investment securities, beginning of period(3)..................       $22,712            $22,565            $21,849
                                                                         =======            =======            =======
   Purchases,
      Investment securities - held-to-maturity....................        12,571             11,597             13,291
      Investment securities - available-for-sale..................         3,949                 25                 --
   Sales,
      Investment securities - available-for-sale..................            --             (1,021)                --
   Repayments and prepayments.....................................           (22)              (833)              (680)
   Maturities and calls:
      Investment securities - held-to-maturity....................       (14,176)            (9,625)           (11,646)
      Investment securities - available-for-sale..................            --                 --               (266)

   Increase (decrease) in net premium.............................            (7)               (14)                16
   Increase in unrealized gain....................................            23                 18                  1
                                                                         -------            -------            -------
         Net increase in investment securities....................         2,338                147                716
                                                                         -------            -------            -------
   Investment securities, end of period...........................       $25,050            $22,712            $22,565
                                                                         =======            =======            =======


(1)Includes mortgage-related securities available-for-sale.
(2)Includes certificates of deposit.
(3)Includes investment securities available-for-sale.

      The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Association's investment securities and mortgage-related securities as of June 30, 1998.


                                                              AT JUNE 30, 1998
                                    ----------------------------------------------------------------------
                                                               MORE THAN ONE YEAR      MORE THAN 5 YEARS
                                       ONE YEAR OR LESS          TO FIVE YEARS            TO 10 YEARS
                                    -----------------------  ----------------------  ---------------------
                                                 WEIGHTED                 WEIGHTED                WEIGHTED
                                     CARRYING     AVERAGE     CARRYING    AVERAGE     CARRYING    AVERAGE
                                      VALUE        YIELD       VALUE       YIELD       VALUE       YIELD
                                    ----------  -----------  ----------  ----------  ----------  ---------
                                                             (DOLLARS IN THOUSANDS)
Held-to-maturity securities:
  Investment securities:
    Municipal securities(1).......   $     --         --%       $   --        --%       $   --         --%
    Obligations of U.S.
       Government  agencies.......        250       5.70           500      6.45         1,500       7.14
    Certificates of deposit.......     11,498       5.88         3,959      6.23            --         --
    Corporate obligations.........         --         --            --        --            --         --
  Mortgage-related
   securities.....................        670       5.04           431      6.92           508       7.33
                                      -------                   ------                  ------
      Total securities
       at amortized cost..........    $12,418       5.83%       $4,890      6.31%       $2,008       7.19%
                                      =======       ====        ======      ====        ======       ====

Available-for-sale securities:
  Investment securities:
    Municipal securities(1).......     $   --         --%       $   --        --%       $  198       4.38%
    Obligations of the U.S.
      government  agencies........         --         --           750      6.17         2,298       6.63
    Equity securities ............        595       4.96            --        --            --         --
    Mutual fund...................      2,187         --            --        --            --         --
  Mortgage-related
   securities.....................         --         --           279      6.56             3       8.99
                                       ------                   ------                  ------

      Total securities
       at fair value..............     $2,782       4.96%       $1,029      6.27%       $2,499       6.45%
                                       ======       ====        ======      ====        ======       ====
                                                     AT JUNE 30, 1998
                                    -----------------------------------------------

                                      MORE THAN 10 YEARS             TOTAL
                                    -----------------------  ---------------------
                                                 WEIGHTED                 WEIGHTED
                                     CARRYING     AVERAGE     CARRYING    AVERAGE
                                      VALUE        YIELD       VALUE       YIELD
                                    ----------  -----------  ----------  ---------
                                                (DOLLARS IN THOUSANDS)
Held-to-maturity securities:
  Investment securities:
    Municipal securities(1).......     $  165       4.55%      $   165       4.55%
    Obligations of U.S.
       Government  agencies.......        551       7.39         2,801       6.94
    Certificates of deposit.......         --       --          15,457       5.97
    Corporate obligations.........         79       6.20            79       6.20
  Mortgage-related
   securities.....................        672       7.20         2,281       6.54
                                       ------                  -------
      Total securities
       at amortized cost..........     $1,467       6.92%      $20,783       6.15%
                                       ======       ====       =======       ====

Available-for-sale securities:
  Investment securities:
    Municipal securities(1).......     $  175       4.48%       $  373       4.42%
    Obligations of the U.S.
      government  agencies........        500       6.99         3,548       6.58
    Equity securities ............         --         --           595       4.96
    Mutual fund...................         --         --         2,187         --
  Mortgage-related
   securities.....................      1,036       7.80         1,318       7.54
                                       ------                   ------

      Total securities
       at fair value..............     $1,711       7.22%       $8,021       6.47%
                                       ======       ====        ======       ====


------------------------
(1) Weighted average yield data for municipal securities is not presented on a tax equivalent basis due to the immaterial amount of municipal securities at June 30, 1998.


SOURCES OF FUNDS

      GENERAL. Deposits, loan repayments and prepayments and cash flows generated from operations are the primary sources of the Association's funds for use in lending, investing and for other general purposes.

      DEPOSITS. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association's deposits consist of checking, money market, savings, NOW, club accounts, certificate accounts and Individual Retirement Accounts. More than 58% of the funds deposited in the Association are in certificate of deposit accounts. At June 30, 1998, core deposits (savings, NOW and money market accounts) represented 41.1% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Deposits have remained relatively static in recent years. Deposits increased $4.1 million, or 4.2%, from $98.5 million at June 30, 1997 to $102.6 million at June 30, 1998 and decreased $800,000, or 0.8%, the previous year, from $99.3 million at June 30, 1996 to $98.5 million at June 30, 1997.

      The Association's deposits are obtained predominantly from the areas in which its branch offices are located. The Association has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits. The Association uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its market area. The Association has not actively solicited certificate accounts in excess of $100,000 or used brokers to obtain deposits in recent years. However, the Association has used brokers to obtain deposits in the past and if circumstances warranted, would in the future seek deposits through those methods. At June 30, 1998, 64.2% of the Association's certificate of deposit accounts were to mature within one year. Further increases in short-term certificate of deposit accounts, which tend to be more sensitive to movements in market interest rates than core deposits, may result in the Association's deposit base being less stable than if it had a large amount of core deposits which, in turn, may result in further increases in the Association's cost of deposits.

      The following table presents the deposit activity of the Association for the periods indicated:

                                                                  FOR THE FISCAL YEARS ENDED JUNE 30,
                                                      ------------------------------------------------------------
                                                           1998                1997                    1996
                                                      ---------------     ---------------       ------------------
                                                                            (IN THOUSANDS)
Increase (decrease) before interest credited........          $  977            $(4,077)                  $ (436)
Interest credited...................................           3,162              3,194                    3,386
                                                              ------            -------                   ------
Net increase (decrease) ............................          $4,139            $  (883)                  $2,950
                                                              ======            =======                   ======


      At June 30, 1998, the Association had $13.6 million in certificate accounts in amounts of $100,000 or more maturing as follows:

          MATURITY PERIOD                                    AMOUNT
          ---------------                                  -----------
                                                          (IN THOUSANDS)
          Three months or less......................          $2,095
          Over 3 through 6 months...................           3,342
          Over 6 through 12 months..................           2,729
          Over 12 months............................           5,385
                                                             -------
                      Total.........................         $13,551
                                                             =======

\
      The following table sets forth the distribution of the Association's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented and such information at June 30, 1998. Averages for the periods presented utilize month-end balances.

                                                                                FOR THE FISCAL YEARS ENDED JUNE 30,
                                                                              ---------------------------------------
                                                 AT JUNE 30, 1998                              1998
                                      --------------------------------------- ---------------------------------------
                                                                                             PERCENT OF
                                                      PERCENT                                  TOTAL
                                                     OF TOTAL                   AVERAGE       AVERAGE      AVERAGE
                                        BALANCE      DEPOSITS     RATE PAID     BALANCE       DEPOSITS    RATE PAID
                                      ------------  -----------  ------------ ------------  ------------ ------------
                                                                                        (DOLLARS IN THOUSANDS)

Passbook and statement savings.......    $29,053         28.32%      2.74%     $28,788        28.68%       2.76%
Money market.........................      2,084          2.03       2.54        2,151         2.14        2.46
NOW..................................     10,983         10.70       1.38       10,081        10.04        1.51
Certificates of deposit..............     60,484         58.95       5.39       59,342        59.14        5.49
                                        --------        ------                --------       ------
      Total average deposits.........   $102,604        100.00%      4.15%    $100,362       100.00%       4.24%
                                        ========        ======       ====     ========       ======        ====


                                                            FOR THE FISCAL YEARS ENDED JUNE 30,
                                      -------------------------------------------------------------------------------
                                                       1997                                    1996
                                      --------------------------------------- ---------------------------------------
                                                    PERCENT OF                               PERCENT OF
                                                      TOTAL                                    TOTAL
                                        AVERAGE      AVERAGE       AVERAGE      AVERAGE       AVERAGE      AVERAGE
                                        BALANCE      DEPOSITS     RATE PAID     BALANCE       DEPOSITS    RATE PAID
                                      ------------ ------------  ------------ ------------  ------------ ------------
                                                                  (DOLLARS IN THOUSANDS)

Passbook and statement savings.......     $30,996       31.60%       2.67%     $32,747        33.35%        2.84%
Money market.........................       2,374        2.42        2.53        2,692         2.74         2.75
NOW..................................       9,065        9.24        1.49        9,106         9.27         2.09
Certificates of deposit..............      55,653       56.74        5.40       53,653        54.64         5.66
                                          -------      ------                  -------       ------
      Total average deposits.........     $98,088      100.00%       4.11%     $98,198       100.00%        4.31%
                                          =======      ======        ====      =======       ======         ====

      The following table presents by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at June 30, 1998.

                                                             PERIOD TO MATURITY FROM JUNE 30, 1998
                                     --------------------------------------------------------------------------------------
                                                             ONE              TWO TO            OVER
                                         LESS              TO TWO             THREE             THREE
                                     THAN ONE YEAR          YEARS             YEARS             YEARS             TOTAL
                                     -------------       -----------        ----------        ---------       -------------
                                                                     (DOLLARS IN THOUSANDS)
CERTIFICATE ACCOUNTS:
   2.60 to 4.00%....................       $   103            $   --            $   --           $   --             $   103
   4.01 to 5.00%....................        11,280                 6                --               --              11,286
   5.01 to 6.00%....................        24,418             4,446             2,507            2,337              33,708
   6.01 to 7.00%....................         3,006             5,005             1,865            4,574              14,450
   7.01 to 8.00%....................            --               100                --              837                 937
                                           -------            ------            ------           ------             -------

      Total certificate accounts....       $38,807            $9,557            $4,372           $7,748             $60,484
                                           =======            ======            ======           ======             =======



PROPERTIES

      The Association currently conducts its business through four full service banking offices located in Luzerne and Carbon counties in Northeast Pennsylvania. The following table sets forth the Association's offices as of June 30, 1998.

                                                                                             NET BOOK VALUE
                                                           ORIGINAL                          OF PROPERTY OR              TOTAL
                                                             YEAR           DATE OF             LEASEHOLD             DEPOSITS AT
                                         LEASED OR         LEASED OR          LEASE          IMPROVEMENTS AT            JUNE 30,
LOCATION                                   OWNED           ACQUIRED        EXPIRATION         JUNE 30, 1998              1998
--------                             -----------------   -------------   --------------   ---------------------   ------------------
                                                                                                    (DOLLARS IN THOUSANDS)
ADMINISTRATIVE/HOME OFFICE:
31 W. Broad Street
Hazleton, Pennsylvania 18201.......        Owned             1968             --                  $103                  $64,556

25 W. Broad Street (1)
Hazleton, Pennsylvania  18201......        Owned             1987             --                   272                       --

BRANCH OFFICES:
Laurel Mall Office                       Building
345 Laurel Mall                         owned, land                         June 1,
Hazleton, Pennsylvania  18201......       leased             1980             2000                 333                   20,269

Weatherly Office
140 Carbon Street
Weatherly, Pennsylvania  18252.....        Owned             1975             --                    38                   10,736

Drums Office
P.O. Box 4040
Drums, Pennsylvania  18222.........        Owned             1994             --                   419                    7,043

---------------------------
(1) This building, which houses the home office's loan department, is adjacent and connected to the property at 31 W. Broad Street.

LEGAL PROCEEDINGS

      The Association is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company's financial condition or results of operations.

PERSONNEL

      As of June 30, 1998, the Association had 39 authorized full-time employee positions. The employees are not represented by a collective bargaining unit and the Association considers its relationship with its employees to be good. See "Management of the Association--Other Benefit Plans" for a description of certain compensation and benefit programs offered to the Association's employees.


                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

      GENERAL. The Company and the Association will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Company. The Association has not been audited by the IRS in the past five years.

      BAD DEBT RESERVE. For taxable years beginning after December 31, 1995, the Association is entitled to take a bad debt deduction for federal income tax purposes which is based on its current or historic net charge-offs. For tax years beginning prior to December 31, 1995, the Association as a qualifying thrift had been permitted to establish a reserve for bad debts and to make annual additions to such reserve, which were deductible for federal income tax purposes. Under such prior tax law, generally the Association recognized a bad debt deduction equal to 8% of taxable income.

      Under the 1996 Tax Act, the Association is required to recapture all or a portion of its additions to its bad debt reserve made subsequent to the base year (which is the Association's last taxable year beginning before January 1, 1988). This recapture is required to be made, after a deferral period based on certain specified criteria, ratably over a six-year period commencing in the Association's calendar 1998 tax year. The Association, in fiscal 1997, recorded a deferred tax liability for this bad debt recapture. As a result, the recapture is not anticipated to effect on the Association's future net income or federal income tax expense for financial reporting purposes.

      POTENTIAL RECAPTURE OF BASE YEAR BAD DEBT REVENUE. The Association's bad debt reserve as of the base year is not subject to automatic recapture as long as the Association continues to carry on the business of banking. If the Association no longer qualifies as a bank, the balance of the pre-1988 reserves (the base year reserves) are restored to income ratio over a six-year period beginning in the tax year the Association no longer qualifies as a bank. Such base year bad debt reserve subject to recapture to the extent that the Association makes "non-dividend distributions" that are considered as made from the base year bad debt. To the extent that such reserves exceed the amount that would have been allowed under the experience method ("Excess Distributions"), then an amount based on the amount distributed will be included in the Association's taxable income. Non-dividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Association's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Association's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Association. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Association makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

      CORPORATE ALTERNATIVE MINIMUM TAX. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction claimed by the Association over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after June 30, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Association, whether or not an Alternative Minimum Tax ("AMT") is paid. The Association does not expect to be subject to the AMT.

      DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. The Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Association will not file a consolidated tax return, except that if the Company or the Association own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

      The Company and its non-thrift Pennsylvania subsidiaries are subject to the Pennsylvania Corporate Net Income Tax and Capital Stock and Franchise Tax. The Corporate Net Income Tax rate for 1998 is 9.99% and is imposed on the Company's and its non-thrift subsidiaries' unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of 1.275% of a corporation's capital stock value, which is determined in accordance with a fixed formula. The Company is also required to file an annual report with and pay an annual Franchise tax to the State of Delaware.

      The Association is taxed under the Pennsylvania Mutual Thrift Institutions Tax Act (the "MTIT"), as amended, to include thrift institutions having capital stock. Pursuant to the MTIT, the Company's tax rate is 11.5%. The MTIT exempts the Company from all other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The MTIT is a tax upon net earnings, determined in accordance with generally accepted accounting principals ("GAAP") with certain adjustments. The MTIT, in computing GAAP income, allows for the deduction of interest earned on Pennsylvania and federal securities, while disallowing a percentage of a thrift's interest expense deduction in the proportion of interest income on those securities to the overall interest income of the Company. Net operating losses, if any, thereafter can be carried forward three years for MTIT purposes. The Association has not been audited by the Commonwealth of Pennsylvania in the last five years.


                                   REGULATION

GENERAL

      The Association is subject to extensive regulation, examination and supervision by the Pennsylvania Department, as its chartering agency, the OTS, as its federal banking regulator, and the FDIC, as the deposit insurer. The Association is a member of the FHLB System. The Association's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Association must file reports with the Commissioner of the Pennsylvania Department, the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Pennsylvania Department, the OTS and the FDIC to test the Association's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Pennsylvania Department, the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Association and their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

      Any change in the regulatory structure or the applicable statutes or regulations, whether by the Pennsylvania Department, the OTS, the FDIC or the Congress, could have a material impact on the Company, the Association, their operations or the Conversion and Reorganization. Congress currently has under consideration various proposals to eliminate the federal thrift charter, abolish the OTS and restrict the activities of savings and loan holding companies. The outcome of such legislation is uncertain. Therefore, the Association is unable to determine the extent to which legislation, if enacted, would affect its business.

      Certain of the regulatory requirements applicable to the Association and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Association and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

      BUSINESS ACTIVITIES. The activities of Pennsylvania chartered, FDIC insured savings institutions are governed by the Pennsylvania Savings Association Code of 1967, as amended (the "Savings Association Code"), the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings associations may engage.

      ACTIVITIES AND INVESTMENTS. The FDI Act imposes certain restrictions on the activities and investments of state savings associations such as the Association. No state savings association may engage as principal in any activity that is not permissible for federally chartered savings associations unless the association is in compliance with federal regulatory capital requirements and the FDIC has determined that the activity does not pose a significant risk to the deposit insurance fund. A state savings association may engage in an activity that is permissible for a federal savings association, but in a greater amount, only if the institution is in capital compliance and the FDIC had not determined that engaging in that amount of activity does not pose a risk to the affected deposit insurance fund. Also, a state savings association may not acquire directly an equity investment of a type or in an amount that is not permissible for a federal association. However, a state savings association may acquire shares of service corporations so long as the institution is in capital compliance and the FDIC determines that no significant risk to the deposit insurance fund is posed by the amount that the institution seeks to acquire or the activities of the savings association.

      LOANS-TO-ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At June 30, 1998, the Association's general policy is to limit loans-to-one borrower to $500,000. At June 30, 1998, the Association's largest aggregate amount of loans-to-one borrower consisted of $630,000.

      QTL TEST. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of June 30, 1998, the Association maintained 78.11% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

      LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Association's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Association's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

      LIQUIDITY. The Association is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Association's average liquidity ratio for the year ended June 30, 1998 was 22.9%, which exceeded the applicable requirements. The Association has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      ASSESSMENTS. Savings institutions are required by regulation to pay assessments to the OTS and the Pennsylvania Department to fund the various agencies' operations. The assessments paid by the Association to these agencies for the years ended June 30, 1998 and 1997 totaled $59,000 and $57,000, respectively.

      TRANSACTIONS WITH RELATED PARTIES. The Association's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act. Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

      ENFORCEMENT. Under the FDI Act, the OTS has primary federal enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

      STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

      CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage ("core" or "Tier 1" capital) ratio and an 8% risk based capital standard. Core (Tier 1) capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Regulatory Action."

      The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

      At June 30, 1998, the Association met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Association's historical amounts and percentages at June 30, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

PROMPT CORRECTIVE REGULATORY ACTION

      Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital to risk-based assets ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

      The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

      Deposits of the Association are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

      In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Association could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

      On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Association as an expense in the quarter ended June 30, 1997 and is generally tax deductible. The SAIF Special Assessment recorded by the Association amounted to $619,763 on a pre-tax basis and $372,000 on an after-tax basis.

      The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

      As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the federal thrift charter will be eliminated or whether the BIF and SAIF will eventually be merged.

      The Association's assessment rate for fiscal 1998 ranged from 15.3 to 15.8 basis points, and the regular premium paid for this period was $62,000.

      The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Association.

FEDERAL HOME LOAN BANK SYSTEM

      The Association is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Association, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Association was in compliance with this requirement with an investment in FHLB stock at June 30, 1998 of $594,600. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At June 30, 1998, the Association had no FHLB advances and repurchase agreements.

      The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended June 30, 1998, 1997 and 1996, dividends from the FHLB to the Association amounted to approximately $37,000, $35,000 and $34,000, respectively. If dividends were reduced, the Association's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Association.

FEDERAL RESERVE SYSTEM

      The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million, plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Association is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

PENNSYLVANIA LAW

      INTERSTATE ACQUISITIONS AND BRANCHES. In 1986, Pennsylvania Act No. 260 (the "Pennsylvania Act") became law. The Pennsylvania Act: (1) permits federal or state savings and loan associations, federal savings banks, and bank or savings and loan holding companies (collectively, "Thrift Entities") that are "located" (as defined below) in a state that offers reciprocal rights to similar Thrift Entities located in Pennsylvania, to acquire 5% or more of a Pennsylvania Thrift Entity's voting stock, merge or consolidate with a Pennsylvania Thrift Entity or purchase the assets and assume the liabilities of the Pennsylvania Thrift Entity and (2) permits a federal or state savings and loan association or federal savings bank to establish and maintain branches in Pennsylvania, provided that the state where such foreign Thrift Entity is located offers reciprocal rights to similar entities located in Pennsylvania and provided that each state where any bank holding company or savings and loan holding company owning or controlling 5% or more of the foreign Thrift Entity's shares is also located in a state that offers reciprocal rights. The legislation also provides for nationwide branching by Pennsylvania chartered savings banks and savings and loan associations, subject to the Pennsylvania Department's approval and certain other conditions.

      Under the Pennsylvania Act, a depository is "located" where its deposits are largest and a holding company is generally "located" where the aggregate deposits of its subsidiaries are largest. Whether a foreign state's laws are "reciprocal" is determined by the Pennsylvania Department, which may impose limitations and conditions on the branching and acquisition activities of a Thrift Entity located in a foreign state in order to make the laws of such state reciprocal to Pennsylvania law with respect to the type of transaction at issue. In determining whether to approve an interstate thrift acquisition, the Pennsylvania Department is directed to consider the effects the proposed acquisition would have on the availability in Pennsylvania of basic banking and transaction account services. If the Pennsylvania Department determines that the overall performance of any Pennsylvania Thrift Entity involved in the transaction has not been materially deficient in providing suitable credit and financial services to its communities, it may approve the application without imposing any terms or conditions. Otherwise, the Pennsylvania Department may impose such terms and conditions as it deems appropriate to improve such overall performance over a stated period of time. Additionally, the Pennsylvania Department may impose requirements, both before and after approval of an acquisition, to assure the availability to the public of those basic transaction account services deemed necessary by the Pennsylvania Department.

      PENNSYLVANIA SAVINGS ASSOCIATION CODE. The Association is incorporated under the Savings Association Code which contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees and members, as well as corporate powers, savings and investment operations and other aspects of the Association and its affairs. The Savings Association Code delegates extensive rulemaking power and administrative discretion to the Pennsylvania Department so that the supervision and regulation of Pennsylvania chartered association may be flexible and readily responsive to changes in economic conditions and in savings and lending practices. The Pennsylvania Department exercises its power through the Savings Association Bureau.

      One of the purposes of the Savings Association Code is to provide associations with the opportunity to be competitive with each other and with other financial institutions existing under other state, federal and foreign laws. To this end, the Savings Association Code provides Pennsylvania chartered savings associations with all of the powers enjoyed by federal savings associations, subject to regulation by the Pennsylvania Department.

      A Pennsylvania savings association may locate or change the location of its principal place of business, and may establish an office anywhere in the Commonwealth or in certain states within the Pennsylvania region, with the prior approval of the Pennsylvania Department. See "--Interstate Acquisitions and Branches."

      The Pennsylvania Department shall examine each savings association at least once each year. The Savings Association Code permits the Pennsylvania Department to accept the examinations and reports of the Federal Savings and Loan Insurance Corporation (now the OTS) in lieu of their own examination. The Pennsylvania Department may order any association to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of an association engaged in an objectionable activity, after the Pennsylvania Department has ordered the activity to be terminated, to show cause at a hearing before the Savings Association Bureau of the Pennsylvania Department why such person should not be removed.

HOLDING COMPANY REGULATION

      The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Association must notify the OTS 30 days before declaring any dividend to the Company.

      As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Association continues to be a QTL. See
"- Federal Regulation of Savings Institutions - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would limit the activities of unitary savings and loan holding companies to those permissible for multiple savings and loan holding companies. See "Risk Factors - Financial Institution Regulation and Possible Legislation".

      The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a multiple savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for multiple savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

      The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. "See -- Interstate Acquisitions and Branches."

      The Secretary of Banking for the Pennsylvania Department (the "Secretary") may require any savings and loan holding company to furnish such reports as the Secretary deems appropriate to the proper supervision of such companies. Unless the Secretary deems otherwise, reports prepared by Federal authorities are satisfactory to meet such requirement. The Secretary may make examinations of the Company, the cost of which shall be assessed against and paid by the Company. Additionally, the Secretary shall have the authority to issue rules, regulations and orders as may be necessary and the authority to order a savings and loan holding company to cease and desist from engaging in an activity which constitutes a services risk to the financial safety, soundness or stability of the savings association.

FEDERAL SECURITIES LAWS

      The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended ("Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

      The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                            MANAGEMENT OF THE COMPANY

      The Board of Directors' of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Richard C. Laubach and John J. Raynock, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Frederick L. Barletta, Peter B. Deisroth and George J. Hayden, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Messrs. Joseph E. Lundy, Vincent
L. Marusak and Anthony P. Sidari, has a term of office expiring at the third annual meeting of stockholders. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Association--Biographical Information."

      The following individuals are the executive officers of the Company and hold the offices set forth below opposite their names.

EXECUTIVE                          POSITION(S) HELD WITH COMPANY
--------                           ------------------------------
Richard C. Laubach                 President and Chief Executive Officer
David P. Marchetti, Sr.            Chief Financial Officer and Treasurer
Nancy Latoff                       Corporate Secretary

      The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

      Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. For information regarding fees paid to the Association's Board of Directors see "Management of the Association--Director Compensation."


                          MANAGEMENT OF THE ASSOCIATION

DIRECTORS

      The following table sets forth certain information regarding the Board of Directors of the Association.


                                     POSITION(S) HELD WITH THE                          DIRECTOR   TERM
NAME                         AGE(1)  ASSOCIATION                                         SINCE    EXPIRES
------                       ------  -------------------------                          --------  -------
Vincent L. Marusak            74     Chairman of the Board                                1972     1998
Richard C. Laubach            60     Director, President and Chief Executive Officer      1989     1998
Frederick L. Barletta         64     Director                                             1983     1998
Peter B. Deisroth             60     Director                                             1980     1998
George J. Hayden              61     Director                                             1984     1998
Joseph E. Lundy               75     Director                                             1964     1998
John J. Raynock               67     Director                                             1987     1998
Anthony P. Sidari             67     Director                                             1964     1998

---------------------------------
(1) As of June 30, 1998


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      The following table sets forth certain information regarding the executive officers of the Association who are not also directors.

                                      POSITION(S) HELD WITH
NAME                         AGE (1)  ASSOCIATION
-----                        -------  -------------------------------
David P. Marchetti, Sr.        45     Vice President, Chief Operating Officer
Joseph P. Correale             46     Vice President - Lending

---------------------------------
(1)  As of June 30, 1998

      Each of the executive officers of the Association will retain his/her office in the converted Association until their re-election at the annual meeting of the Board of Directors of the Association, held immediately after the first annual meeting of stockholders subsequent to the Conversion, and until their successors are elected and qualified or until they are removed or replaced. Officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS

      Vincent L. Marusak was an executive at Lehigh Gas and Oil Company and a partner at Lehigh Supply prior to his retirement in 1991. Mr. Marusak has served on the Association's Board of Directors since 1972 and has served as Chairman of the Board since 1989.

      Richard C. Laubach joined the Association in 1982 as Chief Lending Officer and continued in that position until 1987 when he was named Chief Executive Officer. In 1989, Mr. Laubach was also named President of the Association. Mr. Laubach has been a director since 1989.

      Frederick L. Barletta was President and Chief Executive Officer of the Pines Golf Course and Restaurant in Edgewood, Pennsylvania prior to his retirement in 1997. Mr. Barletta has been a director of the Association since 1983.

      Peter B. Deisroth has been a manager of Peton Fashions, a retail company, and Advanced Mailing Services, a mail fulfillment house since 1994. Prior to 1994, Mr. Deisroth was the general merchandise manager of Peton Fashions. Mr. Deisroth is also a general partner of several retail companies and the sole proprietor of Dizzy's Pizza. He has served on the Association's Board of Directors since 1980.

      George J. Hayden is the President of George J. Hayden, Inc., an electrical contracting firm. Mr. Hayden is also the President of several Wendy's fast food restaurants. Mr. Hayden has served as a director of the Association since 1984.

      Joseph E. Lundy worked in the insurance industry for over 45 years prior to his retirement in 1991. Mr. Lundy has been a director of the Association since 1964.

      John J. Raynock is secretary and treasurer of E and R Plumbing and Heating Inc. Mr. Raynock has served on the Association's Board of Directors since the Association's merger with Anthracite Building and Loan Association of Weatherly, Pennsylvania in 1987.

      Anthony P. Sidari has been an attorney for over 40 years. Mr. Sidari has served as a director of the Association since 1964. He also serves as a solicitor for the Association.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      David P. Marchetti, Sr. joined the Association in 1986 and served as branch office coordinator and later controller until 1991, when he was named Vice-President, Chief Operating Officer.

      Joseph P. Correale joined the Association in 1986 as a loan officer until 1989 when he was named Assistant Vice President, Lending. In 1992, Mr. Correale was named Vice-President, Lending.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE COMPANY

      The Association's Board of Directors meets twice per month and may have additional special meetings called in the manner specified in the Bylaws.

      The Board of Directors of the Association has established the following committees:

      The Executive Committee consists of Messrs. Laubach (President and Chairman), Marusak (Vice President), Deisroth (Treasurer), Sidari (Solicitor), Barletta and Hayden. The purpose of this committee is to formulate internal policies, set long-term objectives and evaluate issues of major importance to the Association and then to make recommendations to the whole Board. The committee meets when necessary and did not meet during the fiscal year ended June 30, 1998.

      The Audit and Compliance Committee consists of Messrs. Lundy (Chairman), Deisroth, Hayden, Laubach and Sidari. The purpose of this committee is to oversee external audit activities, review the procedures used to establish the loan loss provision and approve the classification of assets. The Audit and Compliance Committee meets quarterly and met three times during the fiscal year ended June 30, 1998.

      The Budget Committee consists of Messrs. Lundy (Chairman and Compliance Officer), Barletta, Hayden, Laubach and Marusak. The purpose of this committee is to review the Compliance Officer's report and to review and approve the Association's annual budget. This committee meets semi-annually and met two times during the fiscal year ended June 30, 1998.

      The Investment, Asset/Liability Management Committee consists of, Messrs. Laubach (Chairman), Barletta, Deisroth, Hayden and Raynock. The Investment, Asset/Liability Management Committee meets quarterly and approves all investments, the sale of assets and the borrowing of monies by the Association and reviews the Association's interest rate risk. The Investment, Asset/Liability Management Committee met 11 times during the fiscal year ended June 30, 1998.

      The Loan Committee consists of Messrs. Marusak (Chairman), Barletta, Deisroth, Laubach, Lundy and Raynock. The Loan Committee reviews the lending guidelines, loan portfolio and delinquency reports. The Loan Committee meets semi-annually and met five times during the fiscal year ended June 30, 1998.

      The Property Committee consists of Messrs. Marusak (Chairman), Barletta, Hayden, Laubach and Raynock. The Property Committee meets as needed and is responsible for overseeing the structure and maintenance of the Association's physical properties. The Property Committee met three times during the fiscal year ended June 30, 1998.

      Additionally, the Association has a number of other management committees including the Evaluation, Salary and Bonus Committee, Personnel Committee and Security Committee.

      The Board of Directors of the Company has established the following committees: the Audit Committee consisting of Messrs. Deisroth, Hayden and Lundy; the Compensation Committee consisting of Messrs. Barletta, Hayden, Lundy, Marusak and Sidari; the Nominating Committee consisting of Messrs. Barletta, Deisroth and Raynock; and the Pricing Committee consisting of Messrs. Barletta, Marusak and Raynock.

DIRECTOR COMPENSATION

      All directors receive $400 for each Board meeting attended and for a maximum of three unattended meetings. All outside directors of the Association also receive $250 for each committee meeting attended. In addition, the treasurer of the Board of Directors receives a $3,000 annual retainer. The Association also provides life insurance for all of the directors. The Association pays $550 annually for a $90,000 policy for Mr. Laubach, $306 annually for $50,000 policies for Messrs. Barletta, Deisroth and Hayden, $199 annually for $32,500 policies for Messrs. Marusak, Raynock and Sidari and $130 annually for a $21,125 policy for Mr. Lundy.

DIRECTOR EMERITUS

      The Association has one Director Emeritus. Pursuant to the Association's Bylaws, a director may not serve beyond the Annual Meeting of Members immediately following his or her attainment of age 75 with the exception of all directors serving on January 2, 1988. Any director who retires because of the age limitation may be appointed as Director Emeritus. The Directors Emeritus shall be compensated for each meeting attended, at the same rate of compensation as the Directors, but may not vote at any meeting of the Board of Directors or be counted in determining a quorum.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION. The following table sets forth the cash compensation paid by the Association for services rendered in all capacities during the fiscal year ended June 30, 1998, to the Chief Executive Officer and to executive officers of the Association who received cash compensation in excess of $100,000 ("Named Executive Officers").

                                                                           LONG-TERM COMPENSATION
                                                                   ------------------------------------
                                  ANNUAL COMPENSATION(1)                      AWARDS            PAYOUTS
                               ----------------------------------  ---------------------------  -------
                                                         OTHER      RESTRICTED     SECURITIES
                                                        ANNUAL        STOCK        UNDERLYING    LTIP     ALL OTHER
NAME AND              FISCAL    SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS/SARS  PAYOUT   COMPENSATION
PRINCIPAL POSITIONS    YEAR       ($)       ($)         ($)(2)          ($)            (#)       ($)         ($)
-------------------  --------  --------  ---------  -------------  ------------  -------------  -------  -------------
Richard C. Laubach
President and Chief
Executive Officer      1998    $123,400    10,000        --             --             --         --          --

-----------------------------------
(1) Under Annual Compensation, the column titled "Salary" includes director's fees.
(2) For fiscal year 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For fiscal year 1998, the Association had no restricted stock or stock related plans in existence.

EMPLOYMENT AGREEMENTS

      Upon consummation of the Conversion, the Association and the Company intend to enter into employment agreements (collectively, the "Employment Agreements") with Messrs. Laubach and Marchetti (individually, the "Executive"). The Employment Agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. Review of compensation arrangements by the OTS does not indicate, and should not be construed to indicate, that the OTS has passed upon the merits of such arrangements. The Employment Agreements are intended to ensure that the Association and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Association and the Company depends to a significant degree on the skills and competence of Messrs. Laubach and Marchetti.


      The Employment Agreements will provide for a three-year term. The Association Employment Agreements will provide that, commencing on the first anniversary date of entering into the agreement and continuing each such anniversary date thereafter, the Board of Directors of the Association may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors of the Association after conducting a performance evaluation of the Executive. The terms of the Company Employment Agreements shall automatically renew on a daily basis, unless written notice of non-renewal is given by the Board of Directors of the Company. The Association and Company Employment Agreements provide that the Association and Company will review the Executive's base salary annually. Initially, the Employment Agreements will provide for base salary of $125,000 for Mr. Laubach. Mr. Laubach would also be entitled to Directors' fees. In addition to the base salary, the Employment Agreements will provide for, among other things, participation in various employee benefit plans and arrangements, stock-based benefits plans, and fringe benefits applicable to similarly situated executive personnel.


      The Employment Agreements provide for termination of the Executive by the Association or the Company for cause (as described in the agreements) at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause or, in the event of the Executive's resignation from the Association or the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Association or the Company; or (v) a breach of the Employment Agreements by the Association or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would receive an amount equal to the base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Association or the Company during the remaining term of the Employment Agreement. The Association and the Company would also continue or pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Association for one year.

      Under the Employment Agreements, if involuntary termination or, under certain circumstances, voluntary termination, follows a change in control of the Association or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would receive a severance and/or liquidated damages payment equal to the greater of: (i) the payments due under the agreement for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation (subject to certain limitations contained in the Association Employment Agreement). The Association and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months from the date of termination. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive may receive a severance payment under only one agreement.


      The Company will guarantee payments to the Executive under the Association Employment Agreement in the event that payments or benefits are not paid by the Association. The Company will make any payment required under the Company Employment Agreements. Pursuant to the Employment Agreements, the Company or Association will pay all reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal, Pennsylvania and Delaware law, respectively. In the event of a change in control of the Association or Company, the total amount of payments due under the Employment Agreements, based solely on the base salaries to be paid to Messrs. Laubach and Marchetti, under the agreements upon the consummation of the Conversion and excluding any benefits under any employee benefit plan which may otherwise become payable would equal approximately $298,000 and $161,000, respectively.


CHANGE IN CONTROL AGREEMENTS

      Upon Conversion, the Association intends to enter into three-year Change in Control Agreements (the "CIC Agreements") with two vice presidents of the Association, none of whom will be covered by an Employment Agreement. Commencing on the first anniversary date of a CIC Agreement and continuing on each anniversary thereafter, the Board of Directors may renew the agreement for an additional year. Each CIC Agreement will provide that in the event voluntary or involuntary termination follows a change in control of the Association or the Company, as the case may be, the officer covered by the agreement would receive a severance payment equal to three times the officer's average annual compensation for the 36 months preceding his termination (subject to certain limitations contained in the Association's Change in Control Agreement). The Association would also continue to pay for the officer's life, health and disability coverage for 36 months following termination. In the event of a change in control of the Association or the Company the total payments that would be due under the CIC Agreements, based solely on the current annual compensation paid to the two vice presidents covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable; would be approximately $210,000.

EMPLOYEE SEVERANCE COMPENSATION PLAN

      The Association's Board of Directors, upon consummation of the Conversion, intends to establish the Security Savings Association of Hazleton Employee Severance Compensation Plan ("Severance Plan") to provide eligible employees with severance pay benefits in the event of a change in control of the Association or the Company. Management personnel with employment or CIC Agreements are not eligible to participate in the Severance Plan. Generally, employees will participate in the Severance Plan if they have completed at least one (1) year of service with the Association. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Association or the Company, eligible employees who terminate employment within one year of the change in control (for reasons specified under the Severance Plan), will receive a severance payment. If the participant, whose employment has terminated, has completed at least six months of service, the participant will be entitled to cash equal to one-twelfth of their current annual compensation for each year of service completed with the Association, up to a maximum of 199% of current annual compensation. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $414,000.

INSURANCE PLANS

      All full-time employees of the Association, upon completion of the applicable introductory period, are covered as a group for comprehensive hospitalization, including major medical and long-term disability insurance. Life insurance is also provided to employees and directors.

OTHER BENEFIT PLANS

      PENSION PLAN. The Association participates in the Financial Institutions Retirement Fund (the "Retirement Fund") to provide retirement benefits for eligible employees. Employees are eligible to participate in the Retirement Plan after the completion of 12 consecutive months of employment with the Association and the attainment of age 21. Hourly paid employees are excluded from participating in the Retirement Plan. Benefits payable to a participant under the Retirement Plan are based on the participant's years of service and salary. The formula for normal retirement benefits payable annually under the Retirement Plan is 2% multiplied by years of benefit service multiplied by the average of the participant's highest five years of salary paid by the Association. A participant may elect early retirement as early as age 45. However, such participant's normal retirement benefits will be reduced by an early retirement factor based on age at early retirement. Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service with the Association. Following the completion of five years of vesting service, or in the event of a participant's attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefits under the Retirement Plan. The table below reflects the pension benefit payable to a participant assuming various levels of earnings and years of service.

      The following table sets forth the estimated annual benefits payable upon retirement at age 65.

FIVE YEAR AVERAGE                                   YEARS OF BENEFIT SERVICE
                                       ---------------------------------------------------
 COMPENSATION                             15        20         25        30         35
-----------------                      --------  --------   --------  --------   ---------
  $  25,000..................          $ 7,500   $10,000    $12,500   $15,000    $ 17,500
     50,000..................           15,000    20,000     25,000    30,000      35,000
     75,000..................           22,500    30,000     37,500    45,000      52,500
    100,000..................           30,000    40,000     50,000    60,000      70,000
    125,000..................           37,500    50,000     62,500    75,000      87,500
    150,000..................           45,000    60,000     75,000    90,000     105,000
    160,000..................           48,000    64,000     80,000    96,000     112,000



      The benefits listed in the table above for the Retirement Plan are not subject to a deduction for Social Security benefits or any other offset amount. As of June 30, 1998, Richard C. Laubach had 15 years of credited service.

      EMPLOYEE STOCK OWNERSHIP PLAN. The Association intends to establish a tax-qualified employee stock ownership plan (the "ESOP") in connection with the Conversion. Generally, employees will become participants in the ESOP upon the completion of one year of service with the Association (with credit given for service with the Association prior to adoption of the plan) and attainment of age 21. With the consent of the Association, an affiliate of the Association may also adopt the ESOP for the benefit of its employees.

      The Association expects a committee of the Board of Directors to serve as the administrative committee of the ESOP (the "ESOP Committee"). The ESOP Committee will appoint an unrelated corporate trustee for the ESOP prior to the Conversion. Among other matters, the ESOP Committee may generally instruct the trustee regarding the investment of funds contributed to the ESOP, subject to the terms of the plan document and the trust agreement. The Association expects the ESOP to purchase 8% of the Common Stock issued in the Conversion. As part of the Conversion, and in order to fund the ESOP's purchase of the Common Stock issued in the Conversion, the ESOP will borrow 100% of the aggregate purchase price of the Common Stock from either the Company or a third-party lender.

      The trustee of the ESOP will repay the loan principally from the Association's annual contributions to the ESOP over an expected period of 12 years. Subject to receipt of any necessary regulatory approvals or opinions, the Association may make contributions to the ESOP for repayment of the loan since some participants in the ESOP will be employees of the Association or, alternatively, the Association may reimburse the Company for contributions made by the Company with respect to employees of the Association. The Association expects the initial interest rate (which may be fixed or variable) for the loan to be at or near the prime rate on or about the date of Conversion.

      The trustee of the ESOP will pledge the shares of Common Stock purchased by the ESOP in connection with the Conversion as collateral for the loan and will hold the shares in a suspense account under the plan. As the trustee repays the loan, the trustee will release a portion of the shares from the suspense account and allocate them to the accounts of active participants in the ESOP based on each participant's compensation (as determined under the terms of the plan) relative to all participants' compensation for the plan year. In the event of a change in control of the Association or the Company prior to complete repayment of the loan, the ESOP trustee, in accordance with the terms of the plan document, will sell enough shares of Common Stock held in the suspense account to repay the loan in full. Upon repayment of the loan, the ESOP trustee will then allocate all remaining shares of Common Stock held in the suspense account to the accounts of active participants based on each participant's account balance as of a specific date or based on some other method set forth in the plan document.

      Participants will become vested in contributions made to the ESOP by the Association at the rate of twenty percent per year of vesting service (with credit given for service with the Association prior to its adoption of the
ESOP). Accordingly, participants will become fully vested in their accounts under the ESOP after completing five years of vesting service. The Association expects that participants will also become fully vested in their accounts under the ESOP upon the attainment of their early or normal retirement age while an employee of the Association, upon their death, upon a change in control of the Association or the Company, or upon termination of the plan. Benefits generally become distributable under the ESOP and potentially become subject to income tax upon death, retirement, disability or other separation from service.

      The ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions of the plan participants. The ESOP trustee, subject to its fiduciary duties under ERISA, will vote the unallocated shares (i.e., those held in the suspense account) and allocated shares for which it receives no proper voting instructions in a manner calculated to most accurately reflect the instructions it receives from participants regarding the allocated stock. In the event no shares have been allocated under the ESOP at the time such shares are to be voted, each participant shall be deemed to have one share allocated to his or her account for voting purposes.

      SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Code limits the amount of compensation the Association may consider in providing benefits under its tax-qualified retirement plans, such as the Pension Plan and the ESOP. The Code further limits the amount of contributions and benefit accruals under such plans on behalf of any employee. To provide benefits to make up for the reduction in benefits flowing from these limits in connection with the Pension Plan and ESOP, the Association intends to implement a non-qualified deferred compensation arrangement known as a "Supplemental Executive Retirement Plan" ("SERP"). The SERP will generally provide benefits to eligible individuals (designated by the Board of Directors of the Association or its affiliates) that cannot be provided under the Pension Plan and/or ESOP as a result of the limitations imposed by the Code, but that would have been provided under the Pension Plan and/or ESOP but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Code, the SERP will also make up lost ESOP benefits to designated individuals who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete scheduled repayment of the ESOP loan. Generally, upon the retirement of an eligible individual or upon a change in control of the Association or the Company prior to complete repayment of the ESOP Loan, the SERP will provide the individual with a benefit equal to what the individual would have received under the ESOP had he remained employed throughout the term of the ESOP or had the ESOP not been terminated prior to the scheduled repayment of the ESOP loan. An individual's benefits under the SERP become payable upon the participant's retirement (in accordance with the standard retirement policies of the Association), upon the change in control of the Association or the Company or as determined under the ESOP and Pension Plan.

      The Association may establish a grantor trust in connection with the SERP to satisfy the obligations of the Association with respect to the SERP. The assets of the grantor trust would remain subject to the claims of the Association's general creditors in the event of the Association's insolvency until paid to the individual pursuant to the terms of the SERP.

      STOCK-BASED INCENTIVE PLAN. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock-Based Incentive Plan which will provide for the grant of options to purchase Common Stock ("Stock Options"), and the award of restricted shares of Common Stock ("Stock Awards") to eligible officers, employees, and directors of the Company and Association. Stock Options granted under the Plan may be intended to qualify as Incentive Stock Options under Section 422 of the Code ("Incentive Stock Options") or options that do not so qualify ("Non-Statutory Stock Options"). The plan may also provide for certain limited rights that, in the event of a change in control, may permit the option holder to receive a cash payment in lieu of exercise of the option or distribution of the Stock Award. The Company expects to provide such stock-based benefits under the Stock-Based Incentive Plan or, in the alternative, under one or more separate stock benefit plans.


      In the event the Stock-Based Incentive Plan (or any separate plan(s)) is adopted within one year after the Conversion, OTS regulations require such plan to be approved by a majority of the Company's stockholders at a meeting of stockholders to be held no earlier than six months after the completion of the Conversion. The Company intends to grant Stock Options in an amount up to 10% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation (138,000 shares based upon the maximum of the Estimated Price Range), and intends to grant Stock Awards in an amount up to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation (55,200 shares based upon the maximum of the Estimated Price Range). Stock Awards will be granted under the Stock-Based Incentive Plan at no cost to the recipients. While no decision has been made, as yet, it is possible that the grants of Stock Options and Stock Awards could involve a substantial portion or all of the options and awards available under the Stock-Based Incentive Plan. The Company may fund the plan through the purchase of Common Stock by a trust established in connection with the Stock-Based Incentive Plan (or any separate plan(s)) or from authorized but unissued shares. The Board of Directors of the Company intends to appoint an independent fiduciary to serve as trustee of any trust established in connection with the Stock-Based Incentive Plan. In the event that additional authorized but unissued shares are acquired by the Stock-Based Incentive Plan or its participants after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."


      The Company expects to design the grants of Stock Options and Stock Awards to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance. All employees of the Company and its subsidiaries, including the Association, will be eligible to participate in the Stock-Based Incentive Plan. It is expected that the committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether Stock Options will qualify as Incentive Stock Option or Non-Statutory Stock Options, as described below, the number of shares subject to each Stock Option and Stock Award, the exercise price of each Stock Option, the method of exercising Stock Options, and when Stock Options become exercisable or Stock Awards vest. Only employees may receive grants of Incentive Stock Options. Directors who are not employees may receive only grants of Non-Statutory Stock Options. If the Stock-Based Incentive Plan (or other separate plans) is adopted within one year after conversion, OTS regulations provide that no individual officer or employee of the Association may receive more than 25% of the Stock Options available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the Stock Options available under the Stock-Based Incentive Plan (or any separate plan for directors). OTS regulations also provide that no individual officer or employee of the Association may receive more than 25% of the Stock Awards available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the Stock Awards available under the Stock-Based Incentive Plan (or any separate plan for directors).

      Unless sooner terminated, the Stock-Based Incentive Plan will remain in effect for a period of ten years from the earlier of adoption by the Board of Directors of the Company or approval by the Company's stockholders. Subject to stockholder approval, the Company anticipates granting Stock Options under the plan at an exercise price equal to at least the fair market value of the underlying Common Stock on the date of grant.

      An individual will not recognize taxable income upon the grant of a Non-Statutory Stock Option or Incentive Stock Option or upon the exercise of an Incentive Stock Option, provided the individual does not dispose of the shares received through the exercise of the Incentive Stock Option such option for at least one year after the date the individual receives the shares in connection with the stock option exercise and two years after the date of grant of the stock option (a "disqualifying disposition"). No compensation deduction will generally be available to the Company as a result of the exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of share received in connection with the exercise of an Incentive Stock Option, an individual will recognize ordinary income upon exercise of the stock option (or upon the disqualifying disposition) in an amount equal to the amount by which the exercise price exceeds the fair market value of the Common Stock purchased by exercising the stock option on the date of exercise. The amount of any ordinary income recognized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option will be a deductible expense to the Company for tax purposes. In the case of limited rights, the holder will recognize any amount paid to him or her upon exercise in the year in which the payment is made and the Company will be entitled to a deduction for federal income tax purposes of the amount paid.

      Grants of Stock Awards may be made in the form of base grants and/or performance grants (the vesting of which would be contingent upon performance goals established by the committee administering the plan). In establishing any performance goals, the committee may utilize the annual financial results of the Company, actual performance of the Company as compared to targeted goals such as the ratio of the Association's net worth to total assets, the Company's return on average assets, or such other performance standards as determined by the committee with the approval of the Board of Directors of the Company.

      When a participant becomes vested with respect to Stock Award, the participant will recognize ordinary income equal to the fair market value of the Common Stock at the time of vesting (unless the participant made an election pursuant to Section 83(b) of the Code). The amount of income recognized by the participant will be a deductible expense for tax purposes for the Company. When restricted Stock Awards become vested and shares of Common Stock are actually distributed to participants, the participants receive amounts equal to any accrued dividends with respect thereto, if not earlier received. Prior to vesting, recipients of Stock Awards may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they vest.

      The vesting periods for awards under the Stock-Based Incentive Plan will be determined by the committee administering the Plan. If the Company adopts the Stock-Based Incentive Plan (or any separate plans for employees and directors) within one year after conversion, awards would become vested and exercisable subject to applicable OTS regulations, which require that any awards begin vesting no earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in the case of death or disability. Stock Options could be exercisable for a period of time (likely three months) following the date on which the employee or director ceases to perform services for the Association or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such other period of time as determined by the Company. In the case of death or disability, Stock Options may be exercised for a period of 12 months or such other period of time as determined by the committee. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated essentially as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Association, the Company or an affiliate, unvested options and awards would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the Company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

      Subject to any applicable regulatory requirements, the Stock-Based Incentive Plan (or any separate plans for employees and directors) may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted Stock Options or Stock Awards in the event of a change in control of the Company or the Association. A change in control would generally be considered to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Association or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

      The Association offers officers and full-time employees of the Association who satisfy the general underwriting standards of the Association, loans with interest rates up to 1% below the current interest rate in effect, the Insider Loan Rate ("ILR"); provided, however, that the ILR shall not be below the Association's cost of funds at the time of the approval of the loan. All ILR loans requested by officers must be approved by the Board of Directors. The ILR normally ceases upon termination of employment. Upon termination of the ILR, the interest rate reverts to the contract rate currently in effect. All other terms and conditions contained in the original mortgage and note continue to remain in effect. As of June 30, 1998, seven of the Association's directors and officers had loans with outstanding balances totalling $273,000 in the aggregate. All such loans were made by the Association in the ordinary course of business, with no favorable terms (except for ILR loans) and such loans do not involve more than the normal risk of collectibility or present unfavorable features.

      The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its Common Stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth the number of shares of Common Stock the Association's officers and directors and their associates propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range, including the effect of shares issued to the Foundation, and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and officers as a group.


                                                    AT THE MINIMUM OF THE     AT THE MAXIMUM OF THE
                                                    ESTIMATED PRICE RANGE     ESTIMATED PRICE RANGE
                                                   ------------------------  ------------------------
                                                                   AS A                      AS A
                                                                PERCENT OF                PERCENT OF
                                                    NUMBER OF     SHARES     NUMBER OF      SHARES
NAME                                   AMOUNT(1)     SHARES        SOLD       SHARES         SOLD
------                               ------------  -----------  -----------  ----------   -----------
DIRECTORS AND EXECUTIVE OFFICERS:

Vincent L. Marusak                      $150,000(2)    15,000       1.47%       15,000       1.09%
Richard C. Laubach                        50,000        5,000       0.49         5,000       0.36
Frederick L. Barletta                    150,000(2)    15,000       1.47        15,000       1.09
Peter B. Deisroth                         30,000        3,000       0.29         3,000       0.22
George J. Hayden                         150,000(2)    15,000       1.47        15,000       1.09
Joseph E. Lundy                           15,000        1,500       0.15         1,500       0.11
John J. Raynock                           50,000        5,000       0.49         5,000       0.36
Anthony P. Sidari                        150,000(2)    15,000       1.47        15,000       1.09
David P. Marchetti, Sr.                    5,000          500       0.05           500       0.04
Joseph P. Correale                         7,500          750       0.07           750       0.05
                                      ----------     --------       ----      --------       ----

  All Directors and Executive
  Officers as a Group (10 persons).     $757,500       75,750       7.42%       75,750       5.50%
                                      ==========     ========       ====      ========       ====


------------------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares issued to the Foundation.


(2) Such amount represents the maximum allowable purchase for such individuals.




                                 THE CONVERSION

      THE BOARD OF DIRECTORS OF THE ASSOCIATION, AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY. THE OTS NEITHER APPROVED NOR DISAPPROVED THE ESTABLISHMENT OF THE FOUNDATION. THE PLAN OF CONVERSION IS ALSO SUBJECT TO RECEIPT OF THE APPROVAL OF THE PENNSYLVANIA DEPARTMENT, WHICH WILL ONLY CONSIDER SUCH APPROVAL BASED UPON APPROVAL OF THE PLAN OF CONVERSION BY THE MEMBERS OF THE ASSOCIATION.

GENERAL

      The Plan was adopted unanimously on June 26, 1998 and amended on September 8, 1998 by the Association's Board of Directors, subject to approval by the Pennsylvania Department and the OTS. Pursuant to the Plan, the Association will be converted from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered capital stock savings association. It is currently intended that all of the outstanding capital stock of the Association will be held by the Company, which is incorporated under Delaware law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Association's members. A Special Meeting of members has been called for this purpose to be held on ________, 1998. The Pennsylvania Department will only consider approval of the Plan subsequent to its approval by members of the Association.

      The Company has received the approval of the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Association to be issued in the Conversion. The Company plans to purchase the shares of issued and outstanding capital stock of the Association in exchange for 50% of the net proceeds and retain the remaining net proceeds. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company or the Association, if the holding company form of organization is not utilized, to be issued pursuant to the Plan.

      The Plan provides that the Board of Directors of the Association may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use a holding company form. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Association's or the Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Association's operating policies. In the event such a decision is made, the Association will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to complete the Conversion, if permitted by the OTS, the Association will issue and sell the Common Stock of the Association and subscribers will be notified of the elimination of a holding company and resolicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Association's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Association of his intention to affirm, modify or rescind his subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Association from the mutual to stock form of organization and the sale of the Association's Common Stock.


      The Plan provides generally that (i) the Association will convert from a mutual savings association to a capital stock savings association and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to the Association's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members. Subsequent to the Subscription Offering, any remaining shares will be offered in a Community Offering with preference given to certain members of the general public with preference given to natural persons residing in all counties in which the Association has its home office or a branch office, all zip codes corresponding to the Association's delineated Community Reinvestment Area service area and each county's metropolitan statistical area (the Association's "Local Community") (such natural persons are herein referred to as "Preferred Subscribers"). The Community Offering may be commenced prior to completion of the Subscription Offering. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering, or in another offering. The Association has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "--Community Offering" and "--Syndicated Community Offering."



      The aggregate price of the shares of Common Stock to be sold in the Conversion within the Estimated Price Range, currently estimated to be between $9.7 million and $13.1 million, will be determined based upon an independent appraisal, prepared by Keller of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion, will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by Keller, a consulting firm experienced in the valuation and appraisal of savings institutions. See "--Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.


      The following is a brief summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, as amended. A copy of the Plan is available for inspection at each branch of the Association and at the Northeast Region and Washington, D.C. offices of the OTS.






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ESTABLISHMENT OF THE CHARITABLE FOUNDATION

      GENERAL. In furtherance of the Association's long-standing commitment to its local community, the Association's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Association's Conversion. The Plan provides that the Association and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Company and the Association believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Association and the communities in which the Association operates and thereby enables such communities to share in the potential growth and success of the Company and the Association over the long term. By further enhancing the Association's visibility and reputation in the communities in which it operates, the Association believes that the Foundation will enhance the long-term value of the Association's community Banking franchise.

      The Foundation would be dedicated to the promotion of charitable purposes within the communities in which the Association operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Common Stock. In such an event, the Association may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "--Stock Pricing."

      PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Association operates. The Association has long emphasized community lending and community development activities and currently has a satisfactory Community Reinvestment Act ("CRA") rating. The Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such activities. Indeed, the Association intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Association's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Association. Since the Association already engages in community development activities, the Association believes that the Foundation will enable the Company and the Association to assist their local community in areas beyond community development and lending. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Association's commitment to community service. The Boards of Directors of the Association and Company also believe that the funding of the Foundation with Common Stock of the Company is a means of enabling the communities in which the Association operates to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation accomplishes that goal by providing for continued ties between the Foundation and Association, thereby forming a partnership with the Association's community. The establishment of the Foundation would also enable the Company and the Association to develop a unified charitable donation strategy and would centralize the responsibility for administration and allocation of corporate charitable funds. The Association, however, does not expect the contribution to the Foundation to take the place of the Association's traditional community lending and charitable activities. The Association expects in future periods to continue making charitable contributions within its communities.


      STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under Delaware law as a non-stock corporation. It is currently anticipated that the Foundation's board of directors will be comprised of five members, four of whom will be individuals elected from existing directors and officers of the Association. In addition, the Foundation will reserve one board seat for an individual who is not an officer and/or director of the Company or the Association and who is a civic or community leader within Hazleton, Pennsylvania or its neighboring communities and is not an




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associate of any officer or director of the Company or the Association. It is expected that less than a majority of the Association's directors will also serve as directors of the Foundation. The officers and directors of the Association and Company that are expected to serve on the Board of Directors of the Foundation consist of Messrs. Deisroth, Hayden, Marchetti and Raynock, who intend to purchase 3,000, 15,000, 500 and 5,000 shares of Common Stock in the Conversion, respectively. At the supermaximum of the Estimated Price Range, such purchases equal 0.19%, 0.95%, 0.03% and 0.32%, respectively, or 1.49% in the aggregate of the total number of shares to be issued in the Conversion, including shares issued to the Foundation. On an on-going basis, a Nominating Committee of the board of directors of the Foundation, will nominate individuals eligible for election to the board of directors of the Foundation. The members of the Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Foundation will provide that the Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further will provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its directors, officers or members. A person who is a director, officer or employee of the Association, or has the power to direct its management or policies, or otherwise owes a fiduciary duty to the Association, and who will also serve as a director or employee of the Foundation would be subject to the requirements of OTS Conflicts of Interest Regulations.


      The authority for the affairs of the Foundation will be vested in the board of directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the stated purposes for which the Foundation is established. Although no formal policy governing Foundation grants exists at this time, the Foundation's board of directors will adopt such a policy upon establishment of the Foundation. The directors will also be responsible for directing the assets of the Foundation. Pursuant to the terms of the contribution as mandated by the OTS, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of the State of Delaware to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Company or the Foundation. In the event that the OTS waived the voting restriction, the directors would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of the Common Stock held by the Foundation. There will be no agreements or understandings with directors of the Foundation regarding the exercise of control, directly or indirectly, over the management or policies of the Company or the Association, including agreements related to voting, acquisition or disposition of the Company's stock. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

      The Company will provide office space and administrative support services to the Foundation. Initially, the Foundation is expected to have no employees. The board of directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. It is anticipated that initially such officers will be selected from the board of directors of the Foundation. Any transaction between the Association and the Foundation



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will comply with the affiliate transaction restrictions set forth in Sections
23A and 23B of the Federal Reserve Act, as amended.


      The Company proposes to capitalize the Foundation with Company Common Stock in an amount equal to 5% of the total amount of Common Stock to be sold in connection with the Conversion. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 48,450, 57,000 and 65,550 shares, which would have a market value of $484,500, $570,000 and $655,500, respectively, based on the Purchase Price. Such contribution, once made, will not be recoverable by the Company or the Association. The Company and the Association determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Company and the Association over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self- sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.



      The Foundation would receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets or would otherwise jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be a greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Company believes any such risk is mitigated by the ability of the Foundation's directors to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 1,020,000, 1,200,000 and 1,380,000 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's Common Stock would be diluted by 4.8%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation" and "Pro Forma Data."



      COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE FOUNDATION IS NOT ESTABLISHED AS PART OF THE CONVERSION. The Company proposes to capitalize the Foundation with Common Stock in an amount equal to 5% of the total amount of Common Stock sold in connection with the Conversion. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the contribution to the Foundation would equal 48,450, 57,000, 65,550 and 75,383 shares, respectively, which would have a market value of $484,500, $570,000, $655,500 and $753,830, respectively, based on the Purchase Price. Such contribution, once made, will not be recoverable by the Company or the Association. As a result of the establishment of the Foundation, the Estimated Price Range, as estimated by Keller, has decreased and the amount of stock available for sale in the Offerings has also correspondingly decreased. The amount of the decrease is $90,950, $107,080, $123,050 and $141,483 shares, or $909,500, $1.1 million, $1.2 million and $1.4 million at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" and "Comparison of Valuation and Pro Forma Data Information with No Foundation."


      TAX CONSIDERATIONS. The Company and the Association have been advised by their independent accountants that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Association's members at the Special Meeting being held to consider the Conversion. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Company's independent accountants, however, have not rendered any advice on the condition of the gift which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock, on all proposals considered by stockholders of the Company. In the event that the Company or the Foundation receives an opinion of their tax counsel satisfactory to the OTS that compliance with the voting restriction would cause the Foundation to lose its tax-exempt status, otherwise have a material adverse tax consequence on the Foundation or subject the Foundation to an excise tax under Section 4941 of the Code, the OTS will waive such condition upon submission of such opinion(s) by the Company or the Foundation. See "--Regulatory Conditions Imposed on the Foundation."


      A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitations set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Company and the Association believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Association considered the dilutive impact of the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such consideration, the Company and Association believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Association's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Association's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $18.7 million, or 15.4% of consolidated assets and the Association's pro forma tangible, core and risk-based capital ratios would be 12.0%, 12.0% and 23.9%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Association and the Company and the Association therefore believe that the amount of the charitable contribution is reasonable given the Company and the Association's pro forma capital positions. As such, the Company and the Association believe that the contribution does not raise safety and soundness concerns.



      The Company and the Association have received an opinion of their independent accountants that the Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal tax purposes. Thus, while the Company expects, based on the maximum of the Estimated Price Range, to be able to utilize for federal income tax purposes a charitable contribution deduction of approximately $654,844 in fiscal year 1999, the Company is permitted under the Code to carryover the excess of the total contribution over such 1999 deduction over a five-year period for federal income tax purposes. For Commonwealth of Pennsylvania state income tax purposes, the Company also would be able to deduct its contribution to the Foundation and to carry forward any unused portion over a five-year period, subject to the limitation based on 10% of the Company's unconsolidated annual




                                       90
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taxable income, and provided the Company generates sufficient state taxable income on an unconsolidated basis. Assuming the close of the Offerings at the maximum of the Estimated Price Range, the Company estimates that all of the federal tax deduction should be deductible over the six-year period. However, no assurances can be made that the Company will have sufficient pre-tax income over the five year period following the year in which the contribution was made to fully utilize the carryover related to the excess contribution. Neither the Company nor the Association expects to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Association may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Association at that time, the interests of shareholders and depositors of the Company and the Association, and the financial condition and operations of the Foundation.


      Although the Company and the Association have received an opinion of their independent accountants that the Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors--Establishment of the Charitable Foundation." In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its certificate of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

      As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

      REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; (vi) any purchases of Common Stock by the Foundation following that Conversion will be subject to OTS regulations on stock repurchases; and (vii) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines the federal law does not preempt the application of the laws of the State of Delaware to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under
Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those





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circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

      In addition, establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the special meeting being held to consider the Conversion. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering since the Estimated Price Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. See "Comparison of Valuation and Pro Forma Information With No Foundation."

PURPOSES OF CONVERSION

      The Association, as a Pennsylvania-chartered mutual savings and loan association, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will enhance the Association's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves or diversify into other financial services to the extent allowable by applicable law and regulation. The Conversion would also position the Association for a conversion to a commercial bank charter if the Board of the Association chooses to do so in the future.

      The holding company form of organization, if used, would provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.


       The potential impact of the Conversion upon the Association's capital base is significant. The Conversion will significantly increase the Association's capital position to a level whereby the Association will be better positioned to take advantage of business opportunities and engage in activities which, prior to Conversion, would have been more difficult for the Association to engage in and still continue to meet its status as a "well capitalized" institution. At June 30, 1998, the Association had total equity, determined in accordance with GAAP, of $9.2 million, or 8.2% of total assets, which approximated the Association's regulatory tangible capital at that date of 8.4% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range to purchase the stock of the Association, the Association's GAAP capital will increase to $14.6 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 12.4% after the Conversion. In the event that the holding company form of organization is not utilized and all of the net Conversion proceeds, at the midpoint of the Estimated Price Range, are retained by the Association, the Association's ratios of tangible and core capital to adjusted assets, on a pro forma basis, will both increase to 15.3% after Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Association with additional income to increase further

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its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers. See "Use of Proceeds."

      After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and any required regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares upon exercise of Stock Options under the Stock-Based Incentive Plan or the possible issuance of authorized but unissued shares to the Stock-Based Incentive Plan for Stock Awards. Following the Conversion, the Company will also be able to use stock-related incentive plans to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Association--Executive Compensation."

EFFECTS OF CONVERSION

      GENERAL. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS and the Pennsylvania Department. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

      Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

      When a mutual savings institution converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

      CONTINUITY. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

      The Directors serving the Association at the time of Conversion will serve initially as Directors of the Association after the Conversion. The Directors of the Company will consist initially of individuals currently serving on the Board of Directors of the Association. All officers of the Association at the time of Conversion will retain their positions immediately after Conversion.

      EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Association at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

      EFFECT ON LOANS. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

      EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Association will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

      TAX EFFECTS. The Association has received an opinion from Muldoon, Murphy & Faucette with regard to federal income taxation and an opinion from Parente, Randolph, Orlando, Carey & Associates with regard to Pennsylvania income taxation which provide that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Pennsylvania income tax purposes to the Association, its Eligible Account Holders, or its Supplemental Eligible Account Holders or the Company, except as discussed below. See "--Tax Aspects."

      EFFECT ON LIQUIDATION RIGHTS. If a mutual savings institution were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Association were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING

      The Plan of Conversion requires that the aggregate purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Association and the Company have retained Keller to make such valuation. For its services in making such appraisal, Keller will receive a fee of $21,000 plus reasonable expenses not to exceed $1,000. The Association and the Company have agreed to indemnify Keller and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Keller's liability results from its negligence, willful misconduct or bad faith.

      An appraisal has been made by Keller in reliance upon the information contained in this Prospectus, including the Financial Statements. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded savings banks and savings institutions located in the Association's market area and the Midwest and the Mid-Atlantic areas of the United States; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

      On the basis of the foregoing, Keller has advised the Company and the Association that, in its opinion, dated August 14, 1998 and updated on October 23, 1998, the estimated pro forma market value of the Common Stock, being offered for sale ranged from a minimum of $9.7 million to a maximum of $13.1 million with a midpoint of $11.4 million. Based upon the Valuation Range and the Purchase Price for the Common Stock established by the Board of Directors, the Board of Directors has established the Estimated Price Range of $9.7 million to $13.1 million, with a midpoint of $11.4 million, and the Company expects to issue between 971,550 and 1,314,450 shares of Common Stock. The Board of Directors of the Company and the Association have reviewed the appraisal of Keller and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by Keller in the preparation of such appraisal. The Estimated Price Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Association or market conditions generally. The $10.00 per share price for the Common Stock was based on the consideration of a number of factors, including the potential after market liquidity of the stock, stock exchange or AMEX listing requirements and other marketing conditions.


      SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK IN THE OFFERINGS. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION. THE APPRAISAL CONSIDERS THE ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL COMMON STOCK AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. SEE "RISK FACTORS--ABSENCE OF MARKET FOR COMMON STOCK."


      Following commencement of the Subscription Offering, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 1,511,617 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription Offering.


      No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Keller to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription Offering.

      If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Association and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order, extend or hold a new Subscription Offering and/or Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond March 30, 2000.

      If all shares of Common Stock are not sold through the Subscription Offering or Community Offering, then the Association and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription Offering but may commence during the Subscription Offering subject to prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription Offering and Community Offering. See "--Syndicated Community Offering."

      No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause Keller to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Association may extend the Conversion, extend, reopen or commence a new Subscription Offering, Community Offering or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Association determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods up to 90 days not to extend beyond ________, 2000. If such resolicitation is not effected, the Association will return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order.

      Copies of the appraisal report of Keller, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Association and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED


       Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and Keller's estimate of the pro forma market value of the Common Stock ranging from a minimum of $9.7 million to a maximum, as increased by 15%, of $15.1 million, the number of shares of Common Stock expected to be sold in the Conversion is between a minimum of 971,550 shares and a maximum, as adjusted by 15%, of 1,511,617 shares. The actual number of shares sold between this range will depend on a number of factors and shall be determined by the Association and Company subject to OTS approval, if necessary.

      In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Association after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "--Limitations on Common Stock Purchases."

      In the event the members of the Association approve the establishment of the Foundation, the number of shares to be issued and outstanding following the Conversion will be increased by a number of shares equal to 5.0% of the Common Stock sold in the Conversion. Assuming the sale of shares in the Offerings at the maximum of the Estimated Price Range, the Company will issue 65,550 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 1,380,000 shares. Of that amount, the Foundation will own 4.8%. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 4.8% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

      An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

      In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with a balance of $50 or more as of March 31, 1997 ("Eligible Account Holders"); (2) the ESOP; (3) holders of deposit accounts with a balance of $50 or more as of _______________, 1998 ("Supplemental Eligible Account Holders"); and (4) members of the Association, consisting of depositors of the Association as of __________, 1998, (the "Voting Record Date"), and borrowers with loans outstanding as of _______________, 1998, which continue to be outstanding as of the Voting Record Date other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

      Deposit accounts which will provide subscription rights to holders thereof consist of any "savings account," as defined by the Plan of Conversion consistent with OTS regulations. Pursuant to the Plan and federal regulation, certain deposits do not qualify as "savings accounts," including but not limited to noninterest-bearing demand accounts, (primarily noninterest-bearing checking accounts) and mortgage escrow deposits, maintained at the Association.

      PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (1) the amount permitted to be purchased in the Community Offering, currently $150,000 of Common Stock; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Association with a balance of $50 or more as of March 31, 1997) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

      In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

      To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also Directors or Officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the 12 months preceding June 30, 1997.


      PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of Common Stock issued in the Conversion, including shares issued to the Foundation, and any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in the Conversion, including shares issued to the Foundation, or 81,600 shares and 110,400 shares, based on the minimum and maximum of the Estimated Price Range, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription Offering, including subscriptions of any of the Association's directors, officers, employees or associates thereof. See "Management of the Association--Other Benefit Plans--Employee Stock Ownership Plan."


      PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $150,000 of Common Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

      In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

      To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

      PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $150,000 of Common Stock, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

      In the event that Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

      EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will terminate at __:__ _.m., Eastern time on ______________, 1998 (the "Expiration Date"), unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

      The Association will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Association will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Association of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond ________, 2000.

COMMUNITY OFFERING


      To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Association intends to offer shares pursuant to the Plan to certain members of the general public in a Community Offering. The Community Offering may be commenced prior to the expiration of the Subscription Offering. In the event a Community Offering is held, a preference will be given to Preferred Subscribers, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Persons purchasing stock in the Community Offering, together with associates of and persons acting in concert with such persons, may purchase up to $150,000 of Common Stock subject to the maximum purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "--Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $150,000 at the sole discretion of the Company and the Association. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE ASSOCIATION AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

      Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers after completion of the Subscription Offering and Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Association, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

      The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Plan provides that the Association and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which both of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; and (ii) the Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Association and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING AND UNDERWRITING ARRANGEMENTS

      The Association and the Company have engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the Common Stock, and Sandler O'Neill has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Association and the Company concerning fee structure, Sandler O'Neill will receive a fee equal to 2% of the aggregate Purchase Price of the shares sold in the Subscription and Community Offerings, excluding shares purchased by directors, officers, employees, and any immediate family member thereof, and any employee benefit plan of the Company or Association, including the ESOP for which Sandler O'Neill will not receive a fee. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Association will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees, and a management fee to Sandler O'Neill of 1.5% for shares sold by a National Association of Securities Dealers, Inc. member firms pursuant to a selected dealers agreement; provided, however, that any fees payable to Sandler O'Neill for Common Stock sold by them pursuant to such a selected dealers agreement shall not exceed 2% of the Purchase Price and provided, further, however, that the aggregate fees payable to Sandler O'Neill and the selected dealers will not exceed 5% of the aggregate purchase price of the Common Stock sold by selected dealers. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. The Company and the Association have agreed to indemnify Sandler O'Neill for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Sandler

O'Neill has received advances towards its fees totaling $25,000. Total marketing fees to Sandler O'Neill are expected to be $163,500 and $226,400 at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.


      Sandler O'Neill will perform proxy solicitation services, conversion agent services and records management services for the Association in the Conversion and will receive a fee for these services of $10,000. Sandler O'Neill will be reimbursed for its out-of-pocket expenses (including legal fees, subject to a maximum of $50,000). Directors and executive officers of the Company and Association may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Association may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.


PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGs

      To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in the case of the Subscription Offering or the termination of the Community Offering in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

      To purchase shares in the Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Association's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Association at any of its offices by 12:00 noon, Eastern time, on the Expiration Date in the case of the Subscription Offering or the termination of the Community Offering. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Association unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

      In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (March 31, 1997) and/or the Supplemental Eligibility Record Date (_______________, 1998) and/or the Voting Record Date (__________, 1998) must list all accounts on the stock order form giving all names in each account and the account number.

      Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Association, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. Orders for Common Stock submitted by subscribers in the

Subscription Offering which aggregate $50,000 or more must be paid by official or certified check or by withdrawal authorization from a deposit account of the Association. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

      If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

      If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription Offering, if all shares are sold, or upon consummation of the Community Offering or Syndicated Community Offering if shares remain to be sold in such offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

      Owners of self-directed Individual Retirement Accounts ("IRAs") and Qualified Plans may use the assets of such IRAs and Qualified Plans to purchase shares of Common Stock in the Subscription Offering and/or Community Offering, provided that such IRAs are not maintained at the Association. Persons with self-directed IRAs and Qualified Plans maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription Offering and/or Community Offering. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds and Qualified Plans to purchase shares of Common Stock in the Subscription Offering and/or Community Offering, make such purchases for the exclusive benefit of the IRAs and Qualified Plans.

      Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

      THE ASSOCIATION AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.



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

SYNDICATED COMMUNITY OFFERING

      As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company to assist the Company and the Association in the sale of the Common Stock. The Company and the Association have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

      The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $150,000 of the Common Stock, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of the greater of (i) $150,000 or (ii) 1.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

      Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Association's passbook rate of interest from the date such payment is actually received by the Association until completion or termination of the Conversion.

      In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

      Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

      The Syndicated Community Offering will terminate no more than 45 days following the Subscription Offering Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond ________, 2000. See "--Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

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LIMITATIONS ON COMMON STOCK PURCHASES

      The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

      (1)   No less than 25 shares;

      (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $150,000 of Common Stock; 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or 3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, including shares issued in the event of an increase in the Estimated Price Range of 15%, and intends to purchase 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation;

      (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $150,000 of Common Stock; 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or 3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in such case on the Supplemental Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $150,000 of Common Stock; or 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock, in each case subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $150,000 of Common Stock, subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

      (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $150,000 of Common Stock, subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Common Stock purchased


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

            in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $150,000 purchase limitation;


      (8) Except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of or persons acting in concert with such persons, shall not exceed $150,000; and


      (9) No more than 30% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Association may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offering in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.


      The overall maximum purchase limitation may not be reduced to less than 1% of the shares of Common Stock offered in the Conversion exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% but the individual amount permitted to be subscribed for may be reduced by the Association to less than $150,000 subject to paragraphs (2),
(4) and (5) above without the further approval of members or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered, if such limit were to become greater than $150,000, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the overall maximum purchase limit for purchases in the Conversion.


      In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the amount of Common Stock issued in the Conversion, including shares issued to the Foundation, at the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum, with preference to institutional investors then a preference to Preferred Subscribers.

      The term "associate" of a person is defined to mean: (i) any corporation, partnership (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer, partner or 10% stockholder;
(ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home

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

as such person or who is a director or officer of the Association. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Association--Subscriptions by Executive Officers and Directors," "--Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Association."

LIQUIDATION RIGHTS

      In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.

      The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Association as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, on a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Association on March 31, 1997 and _______________, 1998, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such respective record dates.

      If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposit would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

TAX ASPECTS

      Consummation of the Conversion is expressly conditioned upon the receipt by the Association of either a favorable ruling from the IRS or an opinion with respect to federal income taxation, and an opinion with respect to Pennsylvania income taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders, or Supplemental Eligible Account Holders except as noted below. The federal

                                      106
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and Pennsylvania income tax consequences will remain unchanged in the event that a holding company form of organization is not utilized.


      No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Association has received an opinion of its counsel, Muldoon, Murphy & Faucette, that for federal income tax purposes, among other matters: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Association or the Company upon the purchase of the Association's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of Deposit Accounts in the Association in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Association;
(iv) the tax basis of the depositors' accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Parente, Randolph, Orlando, Carey & Associates has opined that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders or Supplemental Eligible Account Holders for Pennsylvania income tax purposes. Certain portions of both the federal and the state income tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion will have no value.


      Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

      Keller has issued an opinion stating that, pursuant to its valuation, Keller is of the opinion that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the shares of Common Stock sold in the Community Offering. Such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Association could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

      To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Association will be final. The Plan provides that the Association's Board of Directors shall have the discretion to interpret and apply the provisions of the Plan to particular circumstances and that such interpretation or application shall be final. This includes any and all interpretations, applications and determinations made by the Board of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

      The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended at any time prior to solicitation of proxies from members to vote on the Plan by a two-thirds vote of the Association's Board of Directors. After submission of the proxy materials to the members, the Plan may be amended by a two-thirds vote of the Association's Board of Directors at any time prior to the Special Meeting with the concurrence of the OTS. The Plan may be amended at any time after the approval of members with the approval of the OTS and no further approval of the members will be necessary unless otherwise required by the OTS. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

      The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the creation of the Foundation, the Association intends to complete the Conversion without the Foundation. Failure to approve the establishment of the Foundation may materially increase the pro forma market value of the Common Stock since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. In such an event, the Association may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "--Stock Pricing."

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

      All shares of Common Stock purchased in connection with the Conversion by a director or an officer of the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and officers of the Association will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

      Purchases of outstanding shares of Common Stock of the Company by directors, officers (or any person who was an officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any stock option plan to be established after the Conversion.

      Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years after the Conversion except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion, provided there are valid and compelling business reasons for such repurchases and the OTS approves such repurchases.


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                  RESTRICTIONS ON ACQUISITION OF THE COMPANY
                              AND THE ASSOCIATION

GENERAL

      The Association's Plan of Conversion provides for the Conversion of the Association from the mutual to the stock form of organization and, in connection therewith, a new Stock Articles of Incorporation and Bylaws to be adopted by members of the Association. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Association. See "The Conversion--General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Association's Stock Charter and Bylaws and management remuneration entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

      A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the material provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

      LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Association or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

      BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy

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

created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

      In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

      CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

      AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee Stock Options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock Program and upon exercise of Stock Options to be issued pursuant to the terms of the Stock Option Plan, all of which are to be established and presented to stockholders at the first annual meeting after the Conversion.

      STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the
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

assets of the Company or combined assets of the Company and its subsidiary;
(iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Association are purchasing in the aggregate approximately 5.50% of the shares of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation, at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock-Based Incentive Plan is received, the Company expects to acquire 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, on behalf of the Stock-Based Incentive Plan and expects to issue options to purchase up to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, under the Stock-Based Incentive Plan to directors and executive officers. As a result, at the maximum of the Estimated Price Range, assuming the Stock-Based Incentive Plan is approved by Stockholders, directors, executive officers and employees have the potential to control the voting of approximately 27.50% of the Company's Common Stock, if the shares held by the Foundation and the ESOP are aggregated with the shares purchased in the Conversion by management and acquired for award under the Stock-Based Incentive Plan (without giving effect to any exercise of options granted under the Stock-Based Incentive Plan), thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.


      EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Association and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Association's present and future account holders, borrowers and employees; on the communities in which the Company and the Association operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Association to fulfill the objectives of a federally-chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

      AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

      CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder



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and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

      The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements, CIC Agreements, Employee Severance Compensation Plan, Stock Program or Stock Option Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Association and the Company in the event of a takeover. See "Management of the Association--Employment Agreements."

      The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

      The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

      In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

      The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

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RESTRICTIONS IN THE ASSOCIATION'S NEW ARTICLES OF INCORPORATION AND BYLAWS

      Although the Board of Directors of the Association is not aware of any effort that might be made to obtain control of the Association after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by federal regulations to protect the interests of the converted Association and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Association's sole stockholder. See "Risk Factors--Certain Anti-Takeover Provisions."

      The Association's Stock Articles of Incorporation contain a provision whereby shareholders will not be permitted to call a special meeting of shareholders relating to a change of control of the Association or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Association in the years immediately following the Conversion.

      Although the Association has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of the Company--Preferred Stock," for the issuance or use of the shares of undesignated Preferred Stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Association with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Association of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Association and its then existing stockholders.

REGULATORY RESTRICTIONS

      The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

      For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Association or the Company; or (iii) offers which are not opposed by the Board of Directors of the Association and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. Ownership of more than 10% of a class of stock for purposes of this prohibition extends to persons holding a combination of stock and revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

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      In addition, any acquisition, direct or indirect, of more than 10% of any class of equity security of the Company by a person or group of persons acting in concert may require prior notice to and non-objection by the OTS under the Change in Bank Control Act and/or the approval of the OTS under the Savings and Loan Holding Company Act, as an acquisition of control. Any company that acquires control of a savings association or a savings and loan holding company under the standards set forth in OTS regulations becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to OTS regulations, "control" of a savings association or a savings and loan holding company, subject to the requirements of the Change in Bank Control Act and/or the savings and Loan Holding Company Act, is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the company or irrevocable proxies representing more than 25% of any class of voting stock of the company or the ability to control the election of a majority of the directors. The regulations also establish a rebuttable presumption of "control" upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition by a person of "control" if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person or (iv) the proposed acquisition would have an adverse effect on the deposit insurance funds. Applications by a company to acquire "control" of a savings and loan holding company are evaluated by OTS based upon factors such as the financial and managerial resources and future prospects of the acquirer and the institution involved, competitive factors and the convenience and needs of the community involved. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL


      The Company is authorized to issue 5,000,000 shares of Common Stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). Based on the sale of Common Stock in connection with the Conversion and issuance of authorized but unissued Common Stock in an amount equal to 5.0% of the Common stock sold in the Conversion, the Company currently expects to issue up to 1,380,000 shares of Common Stock (or 1,587,000 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Association," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.


      THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

      DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

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      VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Association."

      As a Pennsylvania-chartered mutual savings and loan association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Association.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Association, the Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

      PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                DESCRIPTION OF CAPITAL STOCK OF THE ASSOCIATION

GENERAL

      The Stock Articles of Incorporation of the Association, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 5,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Association will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Stock Articles of Incorporation without the approval of the Association's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding Common Stock of the Association will be held by the Company as the Association's sole stockholder. THE CAPITAL STOCK OF THE ASSOCIATION WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

      DIVIDENDS. The holders of the Association's Common Stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Association out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

      VOTING RIGHTS. Immediately after the Conversion, the holders of the Association's Common Stock will possess exclusive voting rights in the Association. Each holder of shares of Common Stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the Conversion, cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Company and the Association--Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

      LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Association, the holders of Common Stock will be entitled to receive, after payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Association available for distribution in cash or in kind. If preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of Common Stock in the event of liquidation or dissolution.

      PREEMPTIVE RIGHTS; REDEMPTION. Holders of the Common Stock of the Association will not be entitled to preemptive rights with respect to any shares of the Association which may be issued. The Common Stock will not be subject to redemption. Upon receipt by the Association of the full specified purchase price therefor, the Common Stock will be fully paid and non-assessable.

                         TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the Common Stock is ________________.

                                    EXPERTS

      The financial statements of the Association as of June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996 have been included in this Prospectus in reliance upon the report of Parente, Randolph, Orlando, Carey & Associates, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      Keller has consented to the publication herein of the summary of its report to the Association and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                            LEGAL AND TAX OPINIONS


      The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Association and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnel. The Commonwealth of Pennsylvania income tax consequences of the Conversion and certain matters related to the Foundation will be passed upon for the Association and the Company by Parente, Randolph, Orlando, Carey & Associates. Certain legal matters will be passed upon for Sandler O'Neill by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                            ADDITIONAL INFORMATION

      The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC including the Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      The Association has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

      The Association will file articles of conversion with the Pennsylvania Department with respect to the Conversion following the Special Meeting. The application may be examined at the principal office of the Pennsylvania Department, Department of State, Corporation Bureau, 308 North Office Building, Harrisburg, Pennsylvania 17120-0029.

      In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(b) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Association amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Association will register its stock with the OTS under Section 12(b) of the Exchange Act and, upon such registration, the Association and the holders of its stock will become subject to the same obligations and restrictions.

      A copy of the Certificate of Incorporation and the Bylaws of the Company and the Stock Articles of Incorporation and Bylaws of the Association and the Certificate of Incorporation and Bylaws of the Foundation are available without charge from the Association.

                   SECURITY SAVINGS ASSOCIATION OF HAZLETON
                         INDEX TO FINANCIAL STATEMENTS


                                                                       PAGE
                                                                      ------
Independent Auditors' Report......................................     F-2

Balance Sheet as of June 30, 1998 and 1997........................     F-3

Statements of Income for the Years Ended
  June 30, 1998, 1997 and 1996....................................     34

Statements of Changes in Equity for the Years Ended
  June 30, 1998, 1997 and 1996....................................     F-4

Statements of Cash Flows for the Years Ended
  June 30, 1998, 1997 and 1996....................................  F-5 - F-6

Notes to Financial Statements..................................... F-7 - F-30



      All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

      The financial statements of Security of Pennsylvania Financial Corp. have been omitted because Security of Pennsylvania Financial Corp. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

[PARENTE - RANDOLPH - ORLANDO-
 CAREY & ASSOCIATES LOGO]

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Security Savings Association of Hazleton
Hazleton, Pennsylvania

       We have audited the accompanying balance sheet of Security Savings Association of Hazleton (the "Association") as of June 30, 1998 and 1997, and the related statements of income, changes in equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Savings Association of Hazleton as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.


                           /s/ PARENTE - RANDOLPH - ORLANDO - CAREY & ASSOCIATES







Hazleton, Pennsylvania
July 24, 1998


                                     - F-2 -

                    SECURITY SAVINGS ASSOCIATION OF HAZLETON

                                  BALANCE SHEET
                             JUNE 30, 1998 AND 1997

-------------------------------------------------------------------------------------------------------

                                                                           1998                1997
-------------------------------------------------------------------------------------------------------


                                    ASSETS
                                    ======

Cash and due from banks                                              $   3,272,263       $   2,867,171
Interest-bearing deposits with banks                                     8,585,785           6,166,551
                                                                     -------------       -------------

                   Total cash and cash equivalents                      11,858,048           9,033,722

Held-to-maturity securities (fair value of $20,806,552
   in 1998 and $24,810,869 in 1997)                                     20,782,740          24,841,688
Available-for-sale securities                                            7,900,600           4,247,778
Loans receivable (net of allowance for loan losses
   of $451,856 in 1998 and $428,857 in 1997)                            69,211,264          66,737,536
Office premises and equipment, net                                       1,364,352           1,178,504
Accrued interest receivable                                                618,656             665,002
Foreclosed real estate (net of $12,000 allowance
   in 1998 and $24,852 in 1997)                                            220,889             530,919
Other assets                                                                33,948             211,687
                                                                     -------------       -------------

                         TOTAL ASSETS                                $ 111,990,497       $ 107,446,836
                                                                     =============       =============

                            LIABILITIES AND EQUITY
                            ======================

Deposits                                                             $ 102,603,545       $  98,464,717
Advances from borrowers for taxes and
   insurance                                                                34,468             130,914
Accrued interest payable and other liabilities                             121,614             267,766
                                                                     -------------       -------------

                   Total liabilities                                   102,759,627          98,863,397
                                                                     -------------       -------------

Commitments and contingent liabilities                                           -                   -

Retained earnings - substantially restricted                             9,362,089           8,744,865
Net unrealized holding losses on
   available-for-sale securities, net of taxes                            (131,219)           (161,426)
                                                                     -------------       -------------

                   Equity, net                                           9,230,870           8,583,439
                                                                     -------------       -------------


                         TOTAL LIABILITIES
                            AND EQUITY                               $ 111,990,497       $ 107,446,836
                                                                     =============       =============


--------------------------------------------------------------------------------

                        See Notes to Financial Statements


                                     -F-3-

                    SECURITY SAVINGS ASSOCIATION OF HAZLETON

                         STATEMENT OF CHANGES IN EQUITY
                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996

--------------------------------------------------------------------------------------

                                                      UNREALIZED
                                                    HOLDING LOSSES
                                                     ON AVAILABLE-
                                     RETAINED          FOR-SALE              EQUITY,
                                     EARNINGS         SECURITIES               NET
--------------------------------------------------------------------------------------

BALANCE, JUNE 30, 1995             $ 7,938,309        $ (196,901)         $ 7,741,408

INCREASE IN UNREALIZED
  HOLDING LOSSES ON
  AVAILABLE-FOR-SALE
  SECURITIES                                             (13,772)             (13,772)

NET INCOME                             597,005                                597,005
                                   -----------        ----------          -----------

BALANCE, JUNE 30, 1996               8,535,314          (210,673)           8,324,641

DECREASE IN UNREALIZED
  HOLDING LOSSES ON
  AVAILABLE-FOR-SALE
  SECURITIES                                              49,247               49,247

NET INCOME                             209,551                                209,551
                                   -----------        ----------          -----------

BALANCE, JUNE 30, 1997               8,744,865          (161,426)           8,583,439

DECREASE IN UNREALIZED
  HOLDING LOSSES ON
  AVAILABLE-FOR-SALE
  SECURITIES                                              30,207               30,207

NET INCOME                             617,224                                617,224
                                   -----------        ----------          -----------

BALANCE, JUNE 30, 1998             $ 9,362,089        $ (131,219)         $ 9,230,870
                                   ===========        ==========          ===========


--------------------------------------------------------------------------------
                        See Notes to Financial Statements


                                     -F-4-

                    SECURITY SAVINGS ASSOCIATION OF HAZLETON

                             STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996


-----------------------------------------------------------------------------------------------------------------------

                                                                           1998               1997              1996
-----------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES:
   Net income                                                           $ 617,224          $ 209,551         $ 597,005
   Adjustments to reconcile net income to net
        cash provided by operating activities:
             Provision for loan and foreclosed
                   real estate losses                                     197,626             94,336           101,997
             Amortization and accretion on
                   investment securities                                     (186)            10,532            28,988
             Depreciation and amortization                                 98,071             82,109           112,629
             Deferred income taxes                                         46,160            148,892            23,665
             (Gain) loss on sale of foreclosed real estate                 47,894             62,985            (1,293)
             Net realized gain on sales and calls of securities              (701)           (16,776)                -
             Changes in assets and liabilities:
                   Accrued interest receivable                             46,346             39,421           (77,978)
                   Other assets                                           162,399            225,285           (84,567)
                   Accrued interest payable and other
                        liabilities                                      (192,312)           (96,869)           63,359
                                                                      -----------        -----------       -----------

                             Net cash provided by operating
                                  activities                            1,022,521            759,466           763,805
                                                                      -----------        -----------       -----------

INVESTMENT ACTIVITIES:
   Purchases of held-to-maturity securities                           (13,221,443)       (13,447,016)      (15,100,592)
   Purchases of securities available-for-sale                          (3,948,894)           (24,900)          (40,200)
   Proceeds from maturities of held-to-maturity
        securities                                                     16,270,943         11,565,915        11,646,490
   Proceeds from the call of held-to-maturity securities                  204,758                  -                 -
   Proceeds from maturities and  principal paydowns
        on available-for-sale securities                                  340,561          1,075,920           505,417
   Proceeds from principal paydowns of
        held-to-maturity securities                                       806,635          1,106,292         1,848,163
   Proceeds from the sale of available-for-sale
        securities                                                              -          1,038,300                 -
   Loans made to customers, net of principal collected                 (3,128,008)        (2,459,676)       (1,411,992)
   Acquisition of office premises and equipment                          (283,919)          (155,210)          (36,532)
   Proceeds from sale of foreclosed real estate                           718,790            276,144            11,783
                                                                      -----------        -----------       -----------

                             Net cash used in investing activities     (2,240,577)        (1,024,231)       (2,577,463)
                                                                      -----------        -----------       -----------



                                     -F-5-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996

----------------------------------------------------------------------------------------------------------------

                                                                  1998               1997              1996
----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
  Net change in deposit accounts                             $  4,138,828       $  (883,425)      $  2,949,870
  Net (decrease) increase in
        advances from borrowers
        for taxes and insurance                                   (96,446)           76,095             (2,598)
                                                             ------------       -----------       ------------

                           Net cash provided
                                 by (used in)
                                 financing activities           4,042,382          (807,330)         2,947,272
                                                             ------------       -----------       ------------

INCREASE (DECREASE) IN CASH
  AND CASH  EQUIVALENTS                                         2,824,326        (1,072,095)         1,133,614

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                             9,033,722        10,105,817          8,972,203
                                                             ------------       -----------       ------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR                                                $ 11,858,048       $ 9,033,722       $ 10,105,817
                                                             ============       ===========       ============

SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
        Interest paid on deposits                            $  4,207,744       $ 4,007,074       $  4,188,942
        Income taxes paid                                    $    422,408       $   139,732       $    376,569


   SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES,

     The Association foreclosed on mortgage loans and transferred $717,928, $517,672 and $245,340 from loans to foreclosed real estate during the years ended June 30, 1998, 1997 and 1996, respectively.



--------------------------------------------------------------------------------
                       See Notes to Financial Statements

                                     -F-6-

                    SECURITY SAVINGS ASSOCIATION OF HAZLETON

                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF
     SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF OPERATIONS

     Security Savings Association of Hazleton (the "Association") provides a variety of financial services to individual and corporate customers through four offices in Hazleton, Weatherly and Butler Township, Pennsylvania. These communities have diversified economies. The primary deposit products are regular savings accounts, certificates of deposit, and checking accounts. Its primary lending products are single-family residential loans and secured consumer loans. The Association is subject to competition from other financial institutions and other companies that provide financial services. The Association is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

   RISKS AND UNCERTAINTIES

     In the normal course of its business, the Association encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Association is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Association's primary credit risk is the risk of default on the Association's loan portfolio that results from the borrowers inability or unwillingness to make contractually required payments. The Association's lending activities are concentrated in Pennsylvania. The largest concentration of the Association's loan portfolio is located in Northeastern Pennsylvania. The ability of the Association's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition. Market risk reflects changes in the value of collateral underlying loans and valuation of real estate held by the Association.

     The Association is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Association also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators' judgements based on information available to them at the time of their examination.


                                     -F-7-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS


   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination for the allowance for loan losses and the valuation of property acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of allowances for loan losses and foreclosed assets, management obtains independent appraisals for significant properties.

     A majority of the Association's loan portfolio consist of single-family residential loans in the Hazleton, Weatherly and Butler Township areas. Although these local economies are diversified and fairly stable, a substantial portion of its debtor's ability to honor their contracts is dependent on the economic sector in which the Association operates.

     While management uses available information to recognize losses on loans and foreclosed assets, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed assets. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Association management has no reason to believe that the allowances for loan losses and foreclosed assets will change materially in the near term.


                                     -F-8-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS

   CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

   DEBT AND EQUITY SECURITIES

     The Association classifies each of its investments in debt and equity securities into one of two categories:

       Held-To-Maturity Securities - Securities that the institution has the positive intent and ability to hold to maturity.

       Available-For-Sale Securities - Securities that are not eligible for classification as held-to-maturity.

     Held-to-Maturity Securities are carried at amortized cost. Those securities classified as Available-For-Sale are carried at fair value. The change in net unrealized holding gain or loss on available-for-sale securities, net of taxes is included in a separate component of equity.

   LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by unamortized loan fees and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.


     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific impaired loans, and current economic conditions and trends that may affect the borrowers' ability to pay.


     Loans are deemed to be "impaired" if management's assessment of the relevant facts and circumstances, it is probable that the bank will be unable to collect all proceeds due according to the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Association excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans.


                                     -F-9-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS

     Accrual of interest on impaired loans is discontinued when payments are past due ninety days or more when collateral is inadequate to cover principal and interest or immediately if management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection is doubtful.


     Nonrefundable loan origination fees and certain direct loan origination costs for loans are recognized over the contractual life of the related loans as an adjustment of yield. Prior to 1988, such fees and costs were recognized when received or incurred.


   FORECLOSED REAL ESTATE


     Foreclosed real estate comprised of property acquired in the settlement of loans, is recorded at the lower of the related principal balance and accrued interest upon foreclosure or its fair value. Costs of developing and improving such properties are capitalized. Expenses related to holding such real estate, net of rental and other income, are charged against income as incurred. An allowance for foreclosed real estate losses is established through a provision for foreclosed real estate losses for declines in fair value after acquisition. Any subsequent writedowns are charged to the allowance and any recoveries of amounts previously written down are added to the allowance.


   OFFICE PREMISES AND EQUIPMENT
     AND DEPRECIATION


     Office premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets (office premises, 30-50 years; equipment, 5-10 years).

   INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   ADVERTISING COSTS

     The Association follows the policy of charging the production costs of advertising to expense as incurred.


                                     -F-10-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS

   DERIVATIVES

     The Association has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards ("SFAS") No. 119.

   RECLASSIFICATIONS

     Certain items in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 financial statement presentation format. These reclassifications had no effect on net income.


2. DEBT AND EQUITY SECURITIES

   Held-to-maturity securities at June 30, 1998 and 1997 were as follows:


                                                                1998
                                     ----------------------------------------------------------
                                         AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                            COST         GAINS          LOSSES         VALUE
                                            ----         -----          ------         -----
U. S. government agency
    securities                       $    2,801,355     $  9,127                   $  2,810,482
Certificates of deposit                  15,456,963                                  15,456,963
Corporate obligations                        79,012                                      79,012
Mortgage-backed
    securities (FNMA, GNMA)               2,281,088       16,893       $    649       2,297,332
State and political
    subdivisions                            164,322                       1,559         162,763
                                     --------------      -------       --------    ------------
              Total                  $   20,782,740     $ 26,020       $  2,208    $ 20,806,552
                                     ==============     ========       ========    ============



                                                                  1997
                                       -----------------------------------------------------------
                                         AMORTIZED       UNREALIZED    UNREALIZED         FAIR
                                            COST            GAINS        LOSSES           VALUE
                                            ----            -----        ------           -----

U. S. government agency
    securities                         $  7,425,322       $  8,056      $ 37,709      $  7,395,669
Certificates of deposit                  12,594,699                                     12,594,699
Corporate obligations                       115,915                        2,010           113,905
Mortgage-backed
    securities (FNMA, GNMA)               4,705,752         17,741        16,897         4,706,596
                                       ------------       --------      --------      ------------

              Total                    $ 24,841,688       $ 25,797      $ 56,616      $ 24,810,869
                                       ============       ========      ========      ============



                                     -F-11-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS

   Available-for-sale securities at June 30, 1998 and 1997 were as follows:


                                                                   1998
                                        ----------------------------------------------------------
                                         AMORTIZED       UNREALIZED    UNREALIZED          FAIR
                                            COST            GAINS        LOSSES            VALUE
                                            ----            -----        ------            -----

U. S. Government agency
    securities                          $ 3,547,627       $  2,293     $   2,313       $ 3,547,607
Mortgage-backed securities
    (FNMA, GNMA)                          1,317,978         34,546                       1,352,524
State and political
    subdivisions                            373,558                        3,767           369,791
Mutual fund                               2,187,598                      151,520         2,036,078
Federal Home Loan Bank
    of Pittsburgh stock                     594,600                                        594,600
                                        -----------       --------     ---------       -----------

              Total                     $ 8,021,361       $ 36,839     $ 157,600       $ 7,900,600
                                        ===========       ========     =========       ===========



                                                                  1997
                                       ----------------------------------------------------------
                                        AMORTIZED        UNREALIZED    UNREALIZED         FAIR
                                           COST             GAINS        LOSSES           VALUE
                                           ----             -----        ------           -----
GNMA certificates                       $   981,752       $ 34,228                    $ 1,015,980
FNMA certificates                           393,488                    $  19,026          374,462
FNMA balloon                                284,748                        3,471          281,277
Mutual fund                               2,187,598                      178,039        2,009,559
Federal Home Loan Bank
of Pittsburgh stock                         566,500                                       566,500
                                        -----------       --------     ---------      -----------

              Total                     $ 4,414,086       $ 34,228     $ 200,536      $ 4,247,778
                                        ===========       ========     =========      ===========

   Unamortized premiums on mortgage-backed securities held-to-maturity were $2,868 and $9,956 at June 30, 1998 and 1997, respectively. Unaccreted discounts on mortgage-backed securities held-to-maturity were $11,089 and $10,106 at June 30, 1998 and 1997, respectively.


                                     -F-12-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS

   The amortized cost and fair value of held-to-maturity and available-for-sale securities at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         HELD-TO-MATURITY                    AVAILABLE-FOR-SALE
                                            SECURITIES                           SECURITIES
                                  -------------------------------       ----------------------------
                                   AMORTIZED             FAIR             AMORTIZED           FAIR
                                      COST               VALUE              COST             VALUE
                                      ----               -----              ----             -----
Due in one year or less           $ 12,417,691       $ 12,417,504       $ 2,782,198      $ 2,630,678
Due after one year through
     five years                      4,889,685          4,894,016         1,028,564        1,031,382
Due after five years
     through ten years               2,008,276          2,018,945         2,499,545        2,499,772
Due after ten years                  1,467,088          1,476,087         1,711,054        1,738,768
                                  ------------       ------------       -----------      -----------

               Total              $ 20,782,740       $ 20,806,552       $ 8,021,361      $ 7,900,600
                                  ============       ============       ===========      ===========

   Gross gains of $701 were realized on the call of a held-to-maturity security in 1998.

   Gross gains of $47,038 and gross losses of $30,262 were realized on the sale of available-for-sale securities in 1997.

   Securities with an amortized cost of $1,057,559 and $1,342,997 at June 30, 1998 and 1997, respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.


                                     -F-13-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS

3. LOANS RECEIVABLE

   Loans receivable at June 30, 1998 and 1997 were as follows:

                                                        1998              1997
                                                        ----              ----

Real estate                                         $ 56,056,778      $ 54,658,451
Commercial real estate                                 3,945,708         2,484,206
Consumer                                               9,934,736        10,307,977
                                                    ------------      ------------

                                                      69,937,222        67,450,634
    Less:
         Net deferred loan-origination fees            (274,102)         (284,241)
         Allowance for loan losses                     (451,856)         (428,857)
                                                    ------------      ------------

                   Loans receivable, net            $ 69,211,264      $ 66,737,536
                                                    ============      ============



   One-to-four family residential mortgage loans included in real estate loans totaled $54,721,745 and $53,685,049 at June 30, 1998 and 1997, respectively.



   The recorded investment in impaired loans, not requiring an allowance for loan losses, was $1,572,855 and $1,410,742 at June 30, 1998 and 1997,
   respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $291,027 and $175,258 at June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, the related allowance associated with those loans, which is included in the allowance for loan losses, was $35,000 and $60,000, respectively. For the years ended June 30, 1998 and 1997, the average recorded investment in these impaired loans was approximately $1,864,000 and $1,612,000, respectively. There was no interest income recognized on impaired loans in 1998 or 1997. Interest income that would have been recognized on impaired loans would have approximated $102,000 and $134,000 in 1998 and 1997, respectively. The Association has no commitments to lend additional funds to borrowers whose loans were classified as nonperforming or troubled debt restructuring.



                                     -F-14-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



   An analysis of the allowance for loan losses for the years ended June 30, 1998, 1997 and 1996 is summarized as follows:


                                      1998            1997            1996
                                      ----            ----            ----

Balance, beginning                 $ 428,857       $ 447,000       $ 401,000
Provision for loan losses            175,626          34,450         101,997
Loans charged off                   (177,505)        (61,763)        (67,823)
Recoveries of loans charged off       24,878           9,170          11,826
                                   ---------       ---------       ---------

Balance, ending                    $ 451,856       $ 428,857       $ 447,000
                                   =========       =========       =========



   At June 30, 1998, 1997 and 1996, the Association serviced loans for others of $140,000, $162,000 and $260,000, respectively.



   In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its executive officers, directors and their affiliates In the opinion of management, such transactions were on substantially the same terms, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. The Association offers officers and full-time employees of the Association who satisfy the general underwritting standards of the Association, loans with interest rates up to 1% below the current interest rate in effect. An analysis of the activity in loans to directors and executive officers for the year ended June 30, 1998, follows:


Balance, beginning of year                $ 219,364

New loans                                    51,972

Repayments                                  (41,700)

Loan balance of new executive officer        43,626
                                          ---------

Balance, end of year                      $ 273,262
                                          =========


                                     -F-15-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



4. OFFICE PREMISES AND EQUIPMENT

   Office premises and equipment at June 30, 1998 and 1997 were as follows:

                                            1998             1997
                                            ----             ----

Land and building                       $   938,870      $   915,120
Improvements                                848,784          693,690
Furniture and equipment                     883,490          778,173
                                        -----------      -----------

              Total                       2,671,144        2,386,983

Less accumulated depreciation and
    amortization                          1,306,792        1,208,479
                                        -----------      -----------

Office premises and equipment, net      $ 1,364,352      $ 1,178,504
                                        ===========      ===========


5. FORECLOSED REAL ESTATE


   An analysis of the allowance for foreclosed real estate losses for the years ended June 30, 1998, 1997 and 1996 is summarized as follows:



                                                  1998          1997          1996
                                                  ----          ----          ----

Balance, beginning                              $ 24,852      $ 44,000      $      -
Provision for foreclosed real estate losses       22,000        59,886        44,000
Writedowns                                       (63,546)      (79,034)            -
Recoveries                                        28,694             -             -
                                                --------      --------      --------

Balance, ending                                 $ 12,000      $ 24,852      $ 44,000
                                                ========      ========      ========



                                     -F-16-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS




6. DEPOSITS

   Deposits at June 30, 1998 and 1997 were as follows:

                                                       1998
                                       -----------------------------------
                                                                  WEIGHTED
                                                                  AVERAGE
                                           AMOUNT      PERCENT      RATE
                                           ------      -------      ----

Passbook and statement savings         $  29,052,601    28.32%     2.61%
Variable rate money market                 2,083,512     2.03      2.56%
Negotiable order of withdrawal            10,983,296    10.70      1.74%
Certificates of deposit                   60,484,136    58.95      5.59%
                                       -------------    -----

          Total                        $ 102,603,545    100.0%
                                       =============    =====


                                                        1997
                                       -------------------------------------
                                                                    WEIGHTED
                                                                    AVERAGE
                                           AMOUNT       PERCENT       RATE
                                           ------       -------       ----

Passbook and statement savings         $  30,240,180     30.71%      2.61%
Variable rate money market                 2,181,747      2.22       2.56%
Negotiable order of withdrawal             8,758,384      8.89       1.75%
Certificates of deposit                   57,284,406     58.18       5.53%
                                       -------------    ------

          Total                        $  98,464,717     100.0%
                                       =============    ======

   Scheduled maturities of certificates of deposits at June 30, 1998 are as follows:

YEAR ENDED JUNE 30:
-------------------

     1999                      $ 38,806,970
     2000                         9,556,810
     2001                         4,372,052
     2002                         2,596,145
     2003                         3,566,569
     Thereafter                   1,585,590
                               ------------

                    Total      $ 60,484,136
                               ============


                                     -F-17-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS




   Certificates of deposit in denominations of $100,000 or more amounted to $13,552,029 and $12,235,268 at June 30, 1998 and 1997, respectively.
   Certificates of deposits in denominations of greater than $100,000 are not insured by the FDIC.




   Interest expense on deposits for the years ended June 30, 1998, 1997 and 1996 is summarized as follows:


                                    1998              1997             1996
                                    ----              ----             ----
Certificates of deposit         $ 3,260,039       $ 3,007,740       $ 3,035,503
Passbook savings                    795,011           826,597           930,815
Money market                         53,142            59,527            73,710
NOW                                 151,766           135,109           189,624
                                -----------       -----------       -----------

                   Total        $ 4,259,958       $ 4,028,973       $ 4,229,652
                                ===========       ===========       ===========


                                     -F-18-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



7. INCOME TAXES

   The Small Business Job Protection Act of 1996, enacted August 20, 1996, provided for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method was effective for tax years beginning after December 31, 1995. Prior to the change in law, the Association had qualified under the provisions of the Internal Revenue Service Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

   The Association is required to recapture into income, over a six year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Association ceases to qualify as a Association for federal income tax purposes, are restricted with respect to certain distributions. The Association's total tax bad debt reserves at June 30, 1998, are approximately $2.3 million, of which $1.9 million represents the base year amount and $400,000 is subject to recapture. The Association has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture will not impact the statement of income.

   The provision for income taxes is comprised of the following:

                                   1998          1997          1996
                                   ----          ----          ----

Currently payable               $ 460,140     $ 195,089     $ 338,635
Deferred                           46,160       148,892        23,665
                                ---------     ---------     ---------

           Total provision      $ 506,300     $ 343,981     $ 362,300
                                =========     =========     =========


                                     -F-19-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



   The effective income tax rate for the years ended June 30, 1998, 1997 and 1996 was 45.1%, 62.1% and 37.8%, respectively. A reconciliation between the expected statutory income tax rate and the effective income tax rate on income before taxes follows (in thousands):

                                 1998                   1997                 1996
                          -----------------       ----------------     ----------------
                          AMOUNT        %         AMOUNT      %        AMOUNT       %
                          ------        -         ------      -        ------       -

Provision at
    statutory
    rate                  $ 382        34.0%      $ 188     34.0%      $ 326      34.0%
State income
    tax, net
    of federal
    benefit                 118        10.5          17      3.1          51       5.3
Other, primarily
    bad debt
    deduction                 6          .6         139     25.0         (15)     (1.5)
                          -----       -----       -----     ----       -----      ----

         Total            $ 506        45.1%      $ 344     62.1%      $ 362      37.8%
                          =====       =====       =====     =====      =====      ====

   The components of the net deferred tax (liability) asset are as follows at June 30:

                                                   1998           1997
                                                   ----           ----

Deferred tax asset:
     Deferred loan fees, net                   $   60,959       $  95,072
Deferred tax liabilities:
     Allowance for loan losses                   (141,052)       (135,981)
     Depreciation                                 (17,993)        (11,017)
     Unrealized holding gains (losses)            (10,458)         (4,881)
                                               ----------       ---------

              Total                            $ (108,544)      $ (56,807)
                                               ==========       =========

   The deferred tax (liability) asset is included in other (liabilities) assets on the balance sheet.



                                     -F-20-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS


8. OTHER NONINTEREST EXPENSE

   Other noninterest expense amounts are summarized as follows for the years ended June 30, 1998, 1997 and 1996:

                                    1998            1997           1996
                                    ----            ----           ----

Outside service fees             $ 210,924       $ 200,053      $ 192,320
Advertising and promotion           50,725          44,014         39,491
All other expenses                 247,789         254,109        272,071
                                 ---------       ---------      ---------

           Total                 $ 509,438       $ 498,176      $ 503,882
                                 =========       =========      =========


9. PENSION PLAN

   The Association participates in a contributory defined benefit multi-employer pension plan administered through Pentegra. The Association makes annual contributions to the Plan equal to amounts accrued for pension expense. Total pension expense for the years ended June 30, 1998, 1997 and 1996 was $3,581, $29,364 and $67,851, respectively. The relative position of the Association regarding the accumulated plan benefits and net assets of the Plan is not readily determinable by the Association.


10. FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) SPECIAL ASSESSMENT

   On September 30, 1996, legislation was enacted to bring the funding level of the Savings Association Insurance Fund (of which the Association is a member) of the FDIC to the same level as the Bank Insurance Fund of the FDIC. As a result of that legislation, the Association paid a single premium payment of $619,763 for the year ended June 30, 1997. The impact of this single premium payment, net of estimated federal and state taxes on 1997 net income tax was approximately $372,000. The single premium payment was assessed at 65.7 basis points of the March 31, 1995 deposit base of the Association. With the enactment of the legislation, the regular assessment rate for the fourth quarter, October 1 to December 31, 1996, was lowered retroactively from 57.5 to 16.25 basis points. Beginning January 1, 1997, annual premium assessments further decreased to an annual premium level of 15.75 basis points.


                                     -F-21-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS


11. RELATED PARTY TRANSACTIONS

   The Association retains a law firm, in which a member of the Association's Board of Directors also is a member, that provides general legal counsel to the Association. The Association paid $25,513, $25,874 and $43,330, in legal fees to this firm for the years ended June 30, 1998, 1997 and 1996, respectively.


12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit. These commitments involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these commitments express the extent of involvement the Association has in particular classes of financial instruments.

   The Association's exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance-sheet instruments.


   The Association's contract amounts of commitments to extend credit which represent credit risk at June 30, 1998 and 1997 were $2,011,917 and $1,977,048, respectively. These amounts exclude undisbursed portions of loans in process amounting to $1,109,499 and $1,431,532 at June 30, 1998 and 1997, respectively. At June 30, 1998 $372,000 of the Association's commitments were for fixed rate loans which had interest rates that ranged between 6.75% and 7.50%.


   Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association on extension of credit, is based on management's credit assessment of the counterparty.


                                     -F-22-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS


13. REGULATORY MATTERS

   The Association is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total assets (as defined). Management believes, as of June 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

   As of December 31, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category.


                                     -F-23-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



   To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. The Association's actual capital amounts and ratios are presented in the following table. No deductions were made in either year from capital for interest-rate risk.

                                                              (DOLLARS IN THOUSANDS)
                                          --------------------------------------------------------------
                                                                                           TO BE WELL
                                                                    FOR CAPITAL        CAPITALIZED UNDER
                                                                      ADEQUACY         PROMPT CORRECTIVE
                                                ACTUAL                PURPOSES         ACTION PROVISIONS
                                          ------------------     -----------------    ------------------
         JUNE 30, 1998                    AMOUNT       RATIO     AMOUNT     RATIO     AMOUNT      RATIO
         -------------                    ------       -----     ------     -----     ------      -----

Total Capital (to Risk Weighted
    Assets) (risk-based capital ratio)    $9,814       16.9%     $4,641     =/>8.0%    $5,801     =/>10.0%

Tier I Capital (to Risk Weighted
    Assets)                               $9,362       16.1%     $2,321     =/>4.0%    $3,481     =/> 6.0%

Tier I Capital (to Total  Assets)
    (core capital ratio)                  $9,362        8.4%     $4,485     =/>4.0%    $5,606     =/> 5.0%


                                                              (DOLLARS IN THOUSANDS)
                                          -------------------------------------------------------------
                                                                                         TO BE WELL
                                                                    FOR CAPITAL       CAPITALIZED UNDER
                                                                     ADEQUACY         PROMPT CORRECTIVE
                                                ACTUAL               PURPOSES         ACTION PROVISIONS
                                          ------------------     ----------------     -----------------
         JUNE 30, 1997                    AMOUNT       RATIO     AMOUNT     RATIO     AMOUNT     RATIO
         -------------                    ------       -----     ------     -----     ------     -----

Total Capital (to Risk Weighted
    Assets) (risk-based capital ratio)    $9,173       21.7%     $3,382     =/>8.0%    $4,228    =/>10.0%

Tier I Capital (to Risk Weighted
    Assets)                               $8,744       20.7%     $1,691     =/>4.0%    $2,537    =/> 6.0%

Tier I Capital (to Total  Assets)
    (core capital ratio)                  $8,744        8.1%     $4,298     =/>4.0%    $5,372    =/> 5.0%


                                     -F-24-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



                                                                  JUNE 30,
                                                            --------------------
                                                              1998         1997
                                                              ----         ----

Regulatory capital reconciliation (in thousands):
     Total equity                                           $ 9,231      $ 8,583
     Unrealized losses on certain available for sale
          securities, net of taxes                              131          161
                                                            -------      -------

     Tangible and core capital                                9,362        8,744
     Allowance for loan losses                                  452          429
                                                            -------      -------

     Risk based capital                                     $ 9,814      $ 9,173
                                                            =======      =======



14. FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Association disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular financial instrument. Also, it is the Association's general practice and intention to hold most of its financial instruments to maturity and not to engage in trading or sales activities. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.

   Estimated fair values have been determined by the Association using historical data, as generally provided in the Association's regulatory reports, and an estimation methodology suitable for each category of financial instruments. The estimated fair value of the Association's investment securities is described in Note 2. The Association's fair value estimates, methods and assumptions are set forth below for the Association's other financial instruments.


                                     -F-25-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



   Cash and due from banks and interest-bearing deposits with banks:

     The carrying amounts for cash and due from banks and interest-bearing deposits with banks approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns.

   Loans:

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value of performing loans, except residential mortgage is calculated by discounting schedules cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Association's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated using discounted rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

     Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discounted rates are judgmentally determined using available market information and specific borrower information.

   Deposits:

     The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of the valuation date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market, commonly referred to as the core deposit intangible.


                                     -F-26-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS




   Accrued Interest:

     The carrying amounts of accrued interest approximate their fair values.


   Off-balance sheet instruments:




     The fair values of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

   The estimated fair values of the Association's financial instruments are as follows at June 30 (in thousands):


                                                     1998                          1997
                                           -----------------------       ------------------------
                                           CARRYING         FAIR          CARRYING         FAIR
                                            AMOUNT          VALUE          AMOUNT          VALUE
                                           --------      ---------       ---------       --------

Financial assets:
     Cash and due from
          banks                           $   3,272       $  3,272       $  2,868        $  2,868
     Interest-bearing deposits
          with banks                          8,586          8,586          6,167           6,167
     Held-to-maturity
          securities                         20,783         20,807         24,842          24,811
     Available-for-sale
          securities                          7,901          7,901          4,248           4,248
     Loans, net of allowance                 69,211         70,123         66,738          67,021
     Accrued interest
          receivable                            619            619            665             665

Financial liabilities:
     Deposits                               102,604        102,672         98,465          98,133

     Accrued interest payable                   106            106            154             154

Off-balance sheet financial
     instruments:
          Commitments to extend
               credit                             -              -              -               -



                                     -F-27-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS


15. RECENT ACCOUNTING PRONOUNCEMENTS

   In September 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Association will make the appropriate disclosures in the applicable financial statements, as required.

   In September 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Association.


   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for periods beginning after June 15, 1999. In connection with the implementation of SFAS No. 133, the Association may transfer debt securities classified as held-to-maturity to the available-for-sale category. Such a transfer will not call into question the Association's intention to hold other debt to maturity in the future. Management has not yet determined the impact, if any, of this statement on the Association. Management does plan on early adoption of SFAS No. 133 to take advantage of the special provision that would allow the Association to transfer debt securities classified as held-to-maturity to the available-for-sale category.



                                     -F-28-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



16. PLAN OF CONVERSION

   On June 26, 1998, the Board of Directors of the Association adopted a plan of conversion (the "Plan") pursuant to which the Association will convert from a state chartered mutual savings and loan association to a state chartered stock capital savings association. All of the outstanding common stock of the Association will be acquired in exchange for a portion of the net conversion proceeds (the "Conversion") by a holding company formed expressly for such purpose (the "Company"). All of the stock to be issued in the Conversion is being offered to eligible account holders as of March 31, 1997.

   The Association plans to establish an ESOP for the benefit of eligible employees, to become effective upon the conversion. The ESOP intends to purchase up to 8% of the common stock issued in the conversion utilizing proceeds of a loan from a wholly-owned subsidiary of the company or a third party lender. The loan will be repaid over a period of 12 years and the collateral for the loan will be the common stock purchased by the ESOP.

   Pursuant to the Plan, the Company intends to establish a charitable foundation ("Foundation") in connection the conversion. The Plan provides that the Association and the Company will create the Foundation and donate an amount of the Company's common stock equal to 5% of the common stock to be sold in the conversion. The Foundation will be dedicated to charitable purposes within the communities in which the Association operates and to complement the Association's existing community activities. Establishment of the Foundation is subject to the approval of the Association's members at the special meeting being held to vote upon the Conversion.

   The Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization and would likely be classified as a private foundation. A contribution of common stock to the Foundation by the Company would be tax deductible, subject to a limitation based on 10 percent of the Company's taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Company will recognize an expense in the full amount of the contribution, offset in part by the corresponding benefit for the tax deduction, during the quarter in which the contribution is made.


                                     -F-29-

SECURITY SAVINGS ASSOCIATION OF HAZLETON
NOTES TO FINANCIAL STATEMENTS



   The Association may provide support services to the Foundation including, but not limited to, employee time, office space and accounting support. The Association expects to provide these services without compensation, however, expenses incurred on behalf of the Foundation are not expected to be significant to the operations of the Association.

   At the time of Conversion, the Association will establish a liquidation account in an amount equal to its equity as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental account holder's interest in the liquidation account. In the event of a completed liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

   The costs associated with Conversion will be deferred and will be deducted from the proceeds upon the sale and issuance of stock. In the event the Conversion is not consummated, costs incurred will be charged to expense. At June 30, 1998 deferred conversion costs totaled $20,000.

   After the conversion, the Association may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.


--------------------------------------------------------------------------------


                                     -F-30-

================================================================================
       NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SECURITY OF PENNSYLVANIA FINANCIAL CORP., THE ASSOCIATION OR SANDLER O'NEILL & PARTNERS, L.P. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SECURITY OF PENNSYLVANIA FINANCIAL CORP. OR THE ASSOCIATION SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                        ------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary........................................................................
Selected Consolidated Financial and............................................
    Other Data of the Association..............................................
Recent Developments............................................................
Risk Factors...................................................................
Security of Pennsylvania Financial Corp. ......................................
Security Savings Association of Hazleton ......................................
Regulatory Capital Compliance..................................................
Use of Proceeds................................................................
Dividend Policy................................................................
Market for the Common Stock....................................................
Capitalization.................................................................
Pro Forma Data.................................................................
Comparison of Valuation and Pro Forma Information
   With No Foundation..........................................................
Security Savings Association of Hazleton Statements
  of Income....................................................................
Management's Discussion and Analysis of Financial
    Condition and Results of Operations........................................
Business of the Association....................................................
Federal and State Taxation.....................................................
Regulation.....................................................................
Management of the Company......................................................
Management of the Association..................................................
The Conversion.................................................................
Restrictions on Acquisition of the Company
    and the Association........................................................
Description of Capital Stock of the Company....................................
Description of Capital Stock of the Association................................
Transfer Agent and Registrar...................................................
Experts........................................................................
Legal and Tax Opinions.........................................................
Additional Information.........................................................
Index of Financial Statements..................................................


                        ------------------------------


UNTIL __________, 1998 OR 25 DAYS AFTER COMMENCEMENT OF THE COMMUNITY OFFERING AND/OR SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


================================================================================






                                1,511,617 Shares







                            SECURITY OF PENNSYLVANIA
                                 FINANCIAL CORP.

                          (Proposed Holding Company for
                    Security Savings Association of Hazleton)




                                  COMMON STOCK



                                 --------------

                                   PROSPECTUS
                                 --------------








                               _____________, 1998











                        Sandler O'Neill & Partners, L.P.




===============================================================================

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
         SEC filing(1)......................................................................................................$  5,735
         OTS filing fee.......................................................................................................14,400
         Pennsylvania filing fees..............................................................................................2,052
         NASD filing fee(1)....................................................................................................2,445
         Stock Market listing fee(2)..........................................................................................15,000
         Printing, postage and mailing.......................................................................................150,000
         Legal fees and expenses (including underwriter's
           counsel)..........................................................................................................200,000
         Accounting fees and expenses.........................................................................................65,000
         Appraisers' fees and expenses (including
           business plan).....................................................................................................28,000
         Marketing fees and selling commissions(2)...........................................................................262,500
         Underwriter's expenses...............................................................................................10,000
         Conversion agent fees and expenses...................................................................................20,000
         Transfer agent fees and expenses.....................................................................................10,000
         Certificate printing..................................................................................................5,000
         Telephone, temporary help and other equipment........................................................................10,000
         Miscellaneous....................................................................................................    32,368
                                                                                                                            --------
         TOTAL............................................................................................................  $832,500
                                                                                                                            ========


---------------------------


(1) Unless otherwise noted, based upon the previous registration and issuance of 1,944,075 shares at $10.00 per share.



(2)  Based upon the issuance of 1,511,617 shares at $10.00 per share.


ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.  EXHIBITS.

The exhibits filed as a part of this Registration Statement are as follows:


(a) List of Exhibits (filed herewith unless otherwise noted)
 1.1     Engagement Letter between Security Savings Association of Hazleton and Sandler O'Neill & Partners, L.P.*
 1.2     Draft Form of Agency Agreement
 2.1     Amended Plan of Conversion (including the Stock Articles of Incorporation and Bylaws of Security Savings Association
         of Hazleton)
 3.1     Certificate of Incorporation of Security of Pennsylvania Financial Corp.*
 3.2     Bylaws of Security of Pennsylvania Financial Corp.*
 3.3     Stock Articles of Incorporation and Bylaws of Security Savings Association of Hazleton
         (See Exhibit 2.1 hereto)
 4.0     Draft Stock Certificate of Security of Pennsylvania Financial Corp.*
 5.0     Opinion of Muldoon, Murphy & Faucette re: legality
 5.1     Opinion of Morris, Nichols, Arsht & Tunnell re: legality
 8.0     Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters
 8.1     Opinion of Parente, Randolph, Orlando, Carey & Associates re:  State Tax Matters
10.1     Form of Security Savings Association of Hazleton Trust Agreement*
10.2     Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3     Form of Security Savings Association of Hazleton Employment Agreement*
10.4     Form of Security of Pennsylvania Financial Corp. Employment Agreement*
10.5     Form of Security Savings Association of Hazleton Change in Control Agreement*
10.6     Form of Security Savings Association of Hazleton Supplemental Executive Retirement Plan*
10.7     Form of Security Savings Association of Hazleton Employee Severance Compensation Plan*
23.1     Consent of Parente, Randolph, Orlando, Carey & Associates
23.2     Consent of Muldoon, Murphy & Faucette
23.3     Consent of Morris, Nichols, Arsht & Tunnell*
23.4     Consent and Subscription Rights Opinion of Keller & Company, Inc.*
24.1     Powers of Attorney*
27.0     Financial Data Schedule*
99.1     Appraisal Report of Keller & Company, Inc.(P)
99.2     Amended Form of Security Savings Charitable Foundation Gift Instrument



--------------------

*Previously filed.

(P) Filed pursuant to Rule 202 of Regulation S-T.

ITEM 28.  UNDERTAKINGS.

        The small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                        SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hazleton, Commonwealth of Pennsylvania, on November 2, 1998.


Security of Pennsylvania Financial Corp.


By:      /s/ Richard C. Laubach
         --------------------------
         Richard C. Laubach
         President, Chief Executive Officer and Director

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


      Name                                     Title                                          Date
      ----                                     -----                                          ----

/s/ Richard C. Laubach                         President, Chief Executive               November 2, 1998
------------------------------                 Officer and Director
Richard C. Laubach                             (principal executive
                                               officer)



             *                                 Chief Financial Officer
------------------------------                 and Treasurer
David P. Marchetti, Sr.                        (principal accounting and
                                                financial officer)



              *                                Director
------------------------------
Vincent L. Marusak


              *                                Director
--------------------------------
Frederick L. Barletta


              *                                Director
---------------------------------
Peter B. Deisroth


              *                                Director
-------------------------------
George J. Hayden


              *                                Director
--------------------------------
Joseph E. Lundy


              *                                Director
---------------------------------
John J. Raynock


              *                                Director
--------------------------------
Anthony P. Sidari

*Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration
 Statement on Form SB-2 for Security of Pennsylvania Financial Corp. on September 11, 1998.





/s/ RICHARD C. LAUBACH                  President, Chief Executive              November 2, 1998
-------------------------               Officer and Director
Richard C. Laubach

                                TABLE OF CONTENTS


            LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

The exhibits filed as a part of this Registration Statement are as follows:


(a) List of Exhibits (filed herewith unless otherwise noted)
 1.1     Engagement Letter between Security Savings Association of Hazleton and Sandler O'Neill & Partners, L.P.*
 1.2     Draft Form of Agency Agreement
 2.1     Amended Plan of Conversion (including the Stock Articles of Incorporation and Bylaws of Security Savings
         Association of Hazleton)
 3.1     Certificate of Incorporation of Security of Pennsylvania Financial Corp.*
 3.2     Bylaws of Security of Pennsylvania Financial Corp.*
 3.3     Stock Articles of Incorporation and Bylaws of Security Savings Association of Hazleton
         (See Exhibit 2.1 hereto)
 4.0     Draft Stock Certificate of Security of Pennsylvania Financial Corp.*
 5.0     Opinion of Muldoon, Murphy & Faucette re: legality
 5.1     Opinion of Morris, Nichols, Arsht & Tunnell re: legality
 8.0     Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters
 8.1     Opinion of Parente, Randolph, Orlando, Carey & Associates re:  State Tax Matters
10.1     Form of Security Savings Association of Hazleton Trust Agreement*
10.2     Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3     Form of Security Savings Association of Hazleton Employment Agreement*
10.4     Form of Security of Pennsylvania Financial Corp. Employment Agreement*
10.5     Form of Security Savings Association of Hazleton Change in Control Agreement*
10.6     Form of Security Savings Association of Hazleton Supplemental Executive Retirement Plan*
10.7     Form of Security Savings Association of Hazleton Employee Severance Compensation Plan*
23.1     Consent of Parente, Randolph, Orlando, Carey & Associates
23.2     Consent of Muldoon, Murphy & Faucette
23.3     Consent of Morris, Nichols, Arsht & Tunnell*
23.4     Consent and Subscription Rights Opinion of Keller & Company, Inc.*
24.1     Powers of Attorney*
27.0     Financial Data Schedule*
99.1     Appraisal Report of Keller & Company, Inc.(P)
99.2     Amended Form of Security Savings Charitable Foundation Gift Instrument



------------------

*Previously filed.

(P) Filed pursuant to Rule 202 of Regulation S-T.